     As filed with the Securities and Exchange Commission on January 7, 1999

                    Registration Statement No. 33-__________

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                -------------------------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                -------------------------------------------------

                           FIRST MERCHANTS CORPORATION
             (Exact name of registrant as specified in its charter)

            INDIANA                                         35-1544218
 (State or other jurisdiction                           (I.R.S. Employer
  of incorporation or organization)                    Identification No.)

                                      6712
            (Primary Standard Industrial Classification Code Number)

                             200 East Jackson Street
                              Muncie, Indiana 47305
                                 (765) 747-1500
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                ------------------------------------------------

Larry R. Helms                            With a copy to:
Senior Vice President                            David R. Prechtel, Esq.
First Merchants Corporation                      Bingham Summers Welsh &
200 East Jackson Street                              Spilman
Muncie, Indiana 47305                            2700 Market Tower
(765) 747-1530                                   10 West Market Street
                                                 Indianapolis, Indiana 46204
                                                 (317) 635-8900
(Name, address, including zip code,
and telephone number, including area             John R. Zerkle, Esq.
code, of agent for service)                      Leagre Chandler & Millard
                                                 1400 First Indiana Plaza
                                                 135 North Pennsylvania Street
                                                 Indianapolis, Indiana 46204
                                                 (317) 808-3000

         Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger described in the accompanying Proxy Statement/Prospectus.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


                            CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Title of each class         Amount            Proposed              Proposed           Amount of
of securities               to be          maximum offering     maximum aggregate    registration
to be registered         registered(1)     price per unit(2)    offering price (2)        fee
--------------------------------------------------------------------------------------------------
Common Stock,                Up to
  no par value          810,658 shares        $9.337766             $7,569,735        $2,233.07


(1) This represents the maximum number of shares to be offered to Anderson Community Bank shareholders.

(2) The maximum offering price is based on an estimate solely for the purpose of calculating the registration fee and has been calculated in accordance with Rule 457 (f)(2) on the basis of the book value on November 30, 1998 of the shares of common stock of Anderson Community Bank to be cancelled in connection with the merger.

             -------------------------------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          ANDERSON COMMUNITY BANK
                            19 WEST 10TH STREET
                          ANDERSON, INDIANA 46016

                        NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD
                            _______________, 1999

         Notice is hereby given that, pursuant to the call of the Board of Directors, a Special Meeting of the Shareholders of Anderson Community Bank, will be held on ________________ ___, 1999, at _______ p.m. local time, at the
Anderson Fine Arts Center located at 32 West 10th Street, Anderson, Indiana
46016.

         The purposes of the Special Meeting are:

         1. To consider and vote upon the transactions contemplated by the Agreement of Reorganization and Merger dated October 27, 1998 (the "Agreement"), among First Merchants Corporation, Pendleton Banking Company, and Anderson Community Bank. Pursuant to the Agreement, Anderson Community Bank will be merged into Pendleton Banking Company, a wholly-owned subsidiary of First Merchants Corporation, under the name of "The Madison Community Bank." The merger is more fully described in the accompanying Proxy Statement-Prospectus; and

         2. To transact such other business as may properly be presented at the Special Meeting.

         Shareholders of Anderson Community Bank common stock of record at the close of business on ______________ ___, 1999, will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

         Shareholders of Anderson Community Bank are entitled to assert dissenters' rights in connection with the proposed merger in accordance with Indiana Code Section 28-1-7-21 under The Indiana Financial Institutions Act, a copy of which is attached as Appendix B to the accompanying Proxy Statement-Prospectus.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                             By Order of the Board of Directors


                                             James F. Ault,
                                             Chairman of the Board
__________, 1999
Anderson, Indiana

               PROSPECTUS OF FIRST MERCHANTS CORPORATION FOR UP TO
                         810,658 SHARES OF COMMON STOCK
                                       AND
                   PROXY STATEMENT OF ANDERSON COMMUNITY BANK
        FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ____________, 1999

         The Boards of Directors of First Merchants Corporation ("FIRST MERCHANTS"), Pendleton Banking Company ("PENDLETON") and Anderson Community Bank ("ANDERSON") have agreed to merge Anderson with and into Pendleton under the name of "The Madison Community Bank." This Proxy Statement-Prospectus serves as a Prospectus with respect to a maximum of 810,658 shares of First Merchants common stock being offered to shareholders of Anderson in connection with the proposed merger. This Proxy Statement-Prospectus constitutes the Proxy Statement of Anderson in connection with the Special Meeting of Shareholders to be held on __________________ ___, 1999 for the purpose of voting on the merger.

         If Anderson is merged into Pendleton, each share of Anderson common stock shall be converted into the right to receive 1.38 shares of First Merchants common stock. First Merchants will pay cash for any fractional share interests resulting from the exchange ratio.

         The merger cannot be completed unless the shareholders of Anderson approve it. Anderson will hold a special meeting of its shareholders for that purpose. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and returning the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

         The Special Meeting of the Shareholders of Anderson will be held on ____________ __, 1999 at ___ p.m. local time, at the Anderson Fine Arts Center located at 32 West 10th Street, Anderson, Indiana 46016.

          This document provides you with detailed information about the Special Meeting and the proposed merger. We encourage you to read this entire document carefully. You can also get information about First Merchants from publicly available documents that First Merchants has filed with the Securities and Exchange Commission. Additionally, shares of First Merchants common stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol FRME.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY
STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               PROXY STATEMENT-PROSPECTUS DATED ___________, 1999
           AND FIRST MAILED TO SHAREHOLDERS ON _______________, 1999.

THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FIRST MERCHANTS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THE INFORMATION INCORPORATED BY REFERENCE IS AVAILABLE WITHOUT CHARGE TO EACH ANDERSON SHAREHOLDER UPON WRITTEN OR ORAL REQUEST TO LARRY R. HELMS, SENIOR VICE PRESIDENT AND GENERAL COUNSEL, FIRST MERCHANTS CORPORATION, 200 EAST JACKSON STREET, MUNCIE INDIANA 47305, (765) 747-1530. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST SUCH INFORMATION BY __________, 1999.

                                          TABLE OF CONTENTS
                                                                                             PAGE
SUMMARY.........................................................................................1
         The Companies..........................................................................1
         The Shareholders Meeting...............................................................2
         Record Date; Vote Required.............................................................2
         Reasons for the Merger.................................................................2
         Recommendation to Shareholders.........................................................3
         The Merger.............................................................................3
         Exchange of Shares.....................................................................3
         Opinion of Financial Advisor...........................................................3
         What We Need to Do to Complete the Merger..............................................4
         Termination of the Merger..............................................................4
         Waiver and Amendment...................................................................5
         Accounting Treatment...................................................................5
         Regulatory Approvals...................................................................5
         Restrictions Placed on the Sale of First Merchants Stock Issued to
                  Certain Anderson Shareholders.................................................5
         Comparative Rights of First Merchants Shareholders and Anderson Shareholders...........5
         Stock Options..........................................................................6
         Dissenters' Rights.....................................................................6
         Certain Federal Income Tax Consequences................................................6
         Management and Operations After the Merger.............................................6
         Interests of Directors and Officers in the Merger that are Different
                  From Your Interests...........................................................6
         Pro Forma Comparative Per Share Data...................................................7

SELECTED FINANCIAL DATA.........................................................................9

SPECIAL MEETING (Anderson Shareholders)........................................................16
         General Information...................................................................16
         Matters To Be Considered..............................................................16
         Votes Required........................................................................16
         Proxies...............................................................................16
         Solicitation of Proxies...............................................................17
         Recommendations of the Board of Directors.............................................17


                                       (i)


MERGER.........................................................................................18
         Description of the Merger.............................................................18
         First Merchants' and Pendleton's Reasons for the Merger...............................18
         Background and Anderson's Reasons for the Merger......................................19
         Opinion of Financial Advisor..........................................................20
         Recommendation of the Board of Directors..............................................24
         Exchange of Anderson Common Stock.....................................................24
         Rights of Dissenting Shareholders.....................................................25
         Resale of First Merchants Common Stock by Anderson Affiliates.........................27
         Conditions to Consummation of the Merger..............................................27
         Termination; Waiver; Amendment........................................................28
         Restrictions Affecting Anderson.......................................................29
         Regulatory Approvals..................................................................30
         Effective Date of the Merger..........................................................30
         Management After the Merger...........................................................31
         Interests of Certain Persons in the Merger............................................31
         Stock Options.........................................................................32
         Accounting Treatment..................................................................32
         Registration Statement................................................................33

FEDERAL INCOME TAX CONSEQUENCES................................................................34

COMPARATIVE PER SHARE DATA.....................................................................36
         Nature of Trading Market..............................................................36
         Dividends.............................................................................37

DESCRIPTION OF FIRST MERCHANTS.................................................................38
         Business..............................................................................38
         Acquisition Policy and Pending Transactions...........................................38
         Incorporation of Certain Information by Reference.....................................39

DESCRIPTION OF PENDLETON.......................................................................40
         Business..............................................................................40
         Properties............................................................................40
         Litigation............................................................................40
         Employees.............................................................................40
         Management............................................................................40
         Security Ownership of Management......................................................42
         Certain Relationships and Related Transactions........................................43

DESCRIPTION OF ANDERSON........................................................................44
         Business..............................................................................44
         Properties............................................................................44
         Litigation............................................................................44
         Employees.............................................................................44
         Management............................................................................44
         Security Ownership of Certain Beneficial Owners and Management........................46
         Certain Relationships and Related Transactions........................................48


                                       (ii)


ANDERSON MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................................................49

REGULATION AND SUPERVISION OF FIRST MERCHANTS
AND ITS SUBSIDIARIES AND ANDERSON..............................................................72
         Bank Holding Company Regulation.......................................................72
         Capital Adequacy Guidelines for Bank Holding Companies................................72
         Bank Regulation.......................................................................73
         Bank Capital Requirements.............................................................74
         FDICIA................................................................................74
         Deposit Insurance.....................................................................75
         Brokered Deposits.....................................................................75
         Interstate Banking And Branching......................................................76
         Additional Matters....................................................................76

COMPARISON OF COMMON STOCK.....................................................................77
         Governing Law.........................................................................77
         Authorized But Unissued Shares........................................................77
         Preemptive Rights.....................................................................78
         Dividend Rights.......................................................................78
         Voting Rights.........................................................................79
         Dissenters' Rights....................................................................79
         Liquidation Rights....................................................................80
         Assessment and Redemption.............................................................80
         Anti-Takeover Provisions..............................................................81
         Director Liability....................................................................83

LEGAL OPINIONS.................................................................................83

EXPERTS........................................................................................83

OTHER MATTERS..................................................................................83

WHERE YOU CAN FIND ADDITIONAL INFORMATION......................................................84

FORWARD LOOKING STATEMENTS.....................................................................86

INDEX TO FINANCIAL STATEMENTS.................................................................F-1

APPENDICES
         A.       Agreement of Reorganization and Merger......................................A-1
         B.       Section 28-1-7-21 of The Indiana Financial Institutions Act
                  (Dissenters' Rights)........................................................B-1
         C.       Fairness Opinion of Professional Bank Services, Inc.........................C-1



                                      (iii)

                                     SUMMARY

THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE PROXY
STATEMENT-PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROXY
STATEMENT-PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS TO UNDERSTAND THE MERGER FULLY. SEE "WHERE YOU CAN FIND ADDITIONAL INFORMATION" ON PAGE 84.

THE COMPANIES (PAGES 38, 40 AND 44)

FIRST MERCHANTS CORPORATION
200 East Jackson Street
Muncie, Indiana  47305
(765) 747-1500

First Merchants is a multi-bank holding company organized under the laws of the State of Indiana and headquartered in Muncie, Indiana. First Merchants has five banking subsidiaries, First Merchants Bank, National Association, First United Bank, Pendleton Banking Company, The Union County National Bank of Liberty and The Randolph County Bank. In addition, Pendleton Banking Company owns First Merchants Insurance Services, Inc. See "DESCRIPTION OF FIRST MERCHANTS."

First Merchants has also entered into a definitive agreement to merge Jay Financial Corporation into First Merchants. As a result of the merger, The First National Bank of Portland will become a wholly-owned subsidiary of First Merchants. See "DESCRIPTION OF FIRST MERCHANTS--Acquisition Policy and Pending Transactions."

PENDLETON BANKING COMPANY
100 West State Street
Pendleton, Indiana  46064
(765) 778-2132

Pendleton is a bank organized and existing under the laws of the State of Indiana and a wholly-owned subsidiary of First Merchants. Pendleton also owns and operates a subsidiary, First Merchants Insurance Services, Inc. See "DESCRIPTION OF PENDLETON."

ANDERSON COMMUNITY BANK
19 West 10th Street
Anderson, Indiana  46016
(765) 622-9773

Anderson is a bank organized and existing under the laws of the State of Indiana. See "DESCRIPTION OF ANDERSON."

THE SHAREHOLDERS MEETING (PAGE 16)

The Special Meeting of Shareholders of Anderson will be held on ________ __, 1999, at ____ p.m. local time, at the Anderson Fine Arts Center, 32 West 10th Street, Anderson, Indiana 46016. At the Special Meeting, Anderson will ask its shareholders:

         1.    to approve the merger of Anderson and Pendleton; and

         2. to act on any other items that may be submitted to a vote at the Special Meeting.

RECORD DATE; VOTE REQUIRED (PAGE 16)

You can vote at the Special Meeting of Shareholders if you owned common stock of Anderson at the close of business on _________, 1999. You can cast one vote for each share of stock you owned on that date. To approve the merger, the holders of a majority of the shares of Anderson common stock outstanding must vote in its favor. You can vote your shares by attending the Special Meeting of Shareholders or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the Special Meeting either by sending in a new proxy or by attending the Special Meeting and voting in person.

Anderson's executive officers, directors and their affiliates control in the aggregate, directly and indirectly, 296,332 shares or approximately 48% of the shares of Anderson common stock outstanding. In addition, First Merchants owns 25,000 shares or approximately 4% of the shares of Anderson common stock outstanding. The Anderson Board anticipates that all of these shares will be voted in favor of the merger. If all such shares are voted in favor of the merger, approval of the merger is assured.

REASONS FOR THE MERGER (PAGES 18 AND 19)

FIRST MERCHANTS AND PENDLETON. First Merchants' and Pendleton's Boards of Directors considered a number of financial and nonfinancial factors in making their decision to merge Anderson with Pendleton, including their respect for the ability and integrity of the Anderson Board of Directors, management and staff. The Boards believe that expanding First Merchants' operations in the areas Anderson operates offers long term strategic benefits to First Merchants and Pendleton. As a result, First Merchants, as the sole shareholder of Pendleton, will approve the merger.

ANDERSON. The Anderson Board of Directors considered a number of financial and non-financial factors in reaching its decision to approve the Agreement and merger. These factors included, among other things, the prospects of Anderson as an independent bank in the current and anticipated competitive environment of the financial services industry, the amount and form of the consideration First Merchants offered to the Anderson shareholders, the tax-free nature of the merger, the fairness opinion of Professional Bank Services, Inc. and the analysis underlying that opinion, and the potential effects of the merger on Anderson customers and employees and the communities Anderson serves.

RECOMMENDATION TO SHAREHOLDERS (PAGES 17 AND 24)

The Board of Directors of Anderson believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to adopt the Agreement and approve the merger.

THE MERGER (PAGE 18)

WE HAVE ATTACHED THE AGREEMENT OF REORGANIZATION AND MERGER (THE "AGREEMENT") TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

Anderson will merge with Pendleton under the name of "The Madison Community Bank" and thereafter Anderson will cease to exist. After the merger, the resulting bank under the name of "The Madison Community Bank" will continue to be a wholly-owned subsidiary of First Merchants. We hope to complete this merger in the first quarter of 1999.

EXCHANGE OF SHARES (PAGE 24)

As an Anderson shareholder, each of your shares of Anderson common stock will be converted into the right to receive 1.38 shares of First Merchants common stock. Cash will be paid for fractional shares of First Merchants common stock resulting from the conversion ratio. The exact number of shares of First Merchants common stock that you will receive may be subject to adjustment under certain circumstances described in detail later in this document.

There is currently no established trading market for shares of Anderson common stock. Shares of First Merchants common stock are traded in the over-the-counter market and are reported on the NASDAQ National Market System. The closing price of First Merchants common stock was $27.33 per share on August 19, 1998 (as adjusted to take into account a 3-for-2 stock split of First Merchants common stock effected in October, 1998), the business day before the merger was publicly announced, and was $_______ per share on ________ __, 1999. Based on the conversion ratio of 1.38, the market value of the consideration that Anderson shareholders will receive in the merger for each share of Anderson common stock would be $37.72 based on First Merchants' closing stock price on August 19, 1998 and $_______ based on First Merchants' closing stock price on __________ __, 1999. Of course, the market price of First Merchants' shares will fluctuate prior to the merger, while the conversion ratio is fixed.

OPINION OF FINANCIAL ADVISOR (PAGE 20)

The Board of Directors of Anderson has received the written opinion of Professional Bank Services, Inc. dated October 20, 1998, that the terms of the merger are fair from a financial point of view to the shareholders of Anderson. The opinion was updated as of the date of this Proxy-Statement-Prospectus. We have attached a copy of the opinion and update to this document as Appendix C.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (PAGE 27)

The completion of the merger depends on a number of conditions being met. In addition to our compliance with the Agreement, these conditions include among others:

         1.  approval of the Agreement by Anderson's shareholders;

         2. approval of the Agreement by First Merchants, as the sole shareholder of Pendleton;

         3.  approval of the merger by certain regulatory agencies;

         4. the receipt of a letter from First Merchants' independent public accountants as to its ability to account for the merger as a "pooling of interests"; and

         5. the receipt of an opinion of counsel with respect to certain federal income tax matters.

TERMINATION OF THE MERGER (PAGE 28)

The Agreement may be terminated before the merger becomes effective upon the occurrence of certain events, including among others:

         1.   a material misrepresentation or breach of the Agreement;

         2. a material adverse change in the financial condition of First Merchants or Anderson since June 30, 1998;

         3.   the failure of the merger to qualify as a tax-free reorganization;

         4. the failure of the merger to qualify for "pooling of interests" accounting treatment;

         5.   the merger not having been completed before April 30, 1999;

         6. if First Merchants or any of its subsidiaries (including Pendleton) are acquired by a third party;

         7. if Anderson furnishes information or enters into discussions or negotiations with a third party relating to a proposed acquisition of Anderson, if Anderson fails to give First Merchants written notice of any such intention, or if Anderson's Board of Directors withdraws or modifies its recommendation to Anderson shareholders to vote for the merger following receipt of a proposal for an acquisition from a third party;

         8. if Anderson's Board of Directors terminates the Agreement in the exercise of its fiduciary duties after receipt of an unsolicited acquisition proposal from a third party; or

         9. if either party is unable to satisfy the conditions precedent to the merger (providing such party is not then in material breach of the Agreement).

         If Anderson terminates the Agreement in connection with an acquisition proposal by a third party pursuant to items 7 or 8 above, Anderson has agreed to pay First Merchants the amount of $750,000 in liquidated damages.

WAIVER AND AMENDMENT (PAGE 28)

We can agree to amend the Agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the Agreement, where the law allows. However, we may not do so after the Anderson shareholders approve the merger if the amendment or waiver would have a material adverse effect on the Anderson shareholders.

ACCOUNTING TREATMENT (PAGE 32)

We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company.

REGULATORY APPROVALS (PAGE 30)

The merger must be approved by the Federal Deposit Insurance Corporation ("FDIC") and the Indiana Department of Financial Institutions (the "Indiana Department"). We have filed all of the required applications or notices with the FDIC and the Indiana Department.

RESTRICTIONS PLACED ON THE SALE OF FIRST MERCHANTS STOCK ISSUED TO CERTAIN ANDERSON SHAREHOLDERS (PAGE 27)

Certain resale restrictions apply to the sale or transfer of the shares of First Merchants common stock issued to directors, executive officers and 10% shareholders of Anderson in exchange for their shares of Anderson common stock.

COMPARATIVE RIGHTS OF FIRST MERCHANTS SHAREHOLDERS
AND ANDERSON SHAREHOLDERS (PAGE 77)

The rights of shareholders of First Merchants and Anderson differ in some respects. Upon completion of the merger, Anderson shareholders who receive First Merchants common stock will take such stock subject to its terms and conditions. The Articles of Incorporation of First Merchants contain certain anti-takeover measures which may discourage or render more difficult a subsequent takeover of First Merchants by another corporation. In addition, First Merchants is an Indiana business corporation whereas Anderson is an Indiana bank. Indiana law differs as it relates to shares of a bank and shares of a corporation.

STOCK OPTIONS (PAGE 32)

Pursuant to the terms of the Agreement, the officers, directors and employees of Anderson are required to exercise all of their options to acquire shares of Anderson common stock prior to the consummation of the merger.

DISSENTERS' RIGHTS (PAGE 25)

Indiana law permits you to dissent from the merger and have the value of your stock determined by a court and paid to you in cash. To do this, you must follow certain procedures, including giving Anderson certain notices and NOT VOTING YOUR SHARES IN FAVOR OF THE MERGER. You will not receive any stock in First Merchants if you dissent and follow all of the required procedures. Instead, you will only receive the value of your stock in cash. The relevant sections of Indiana law governing this process are attached to this document as Appendix B.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 34)

In general, no gain or loss, for federal income tax purposes, will be recognized by you upon distribution to you of shares of First Merchants common stock. Gain or loss, for federal income tax purposes, will be recognized, however, with respect to cash payments received by you in lieu of fractional share interests resulting from the conversion ratio. Gain or loss will also be recognized with respect to cash payments received by you if you perfect your dissenters' rights. You are urged to consult with your own tax advisors with respect to the tax consequences of the merger to you.

Our obligation to complete the merger is conditioned on our receipt of a legal opinion about the federal income tax consequences of the merger. The opinion will not however bind the Internal Revenue Service which could take a different view. Determining the actual tax consequences of the merger to you can be complicated.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE 31)

Anderson's existence will cease after the merger. However, the resulting bank from the merger, operating under the name of "The Madison Community Bank," will have its principal office at the main office of Anderson. The current directors and officers of Pendleton and Anderson, if they so choose, will continue to serve as directors and officers of the resulting bank after the effective date of the merger.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 31)

Some of Anderson's directors and officers have interests in the merger that are different from, or in addition to, their interests as shareholders of Anderson. These interests exist because of agreements that the Anderson directors and officers have with First
Merchants, including the following:

When we complete the merger, James F. Ault, current Chairman of the Board of Anderson, will be nominated for election as a director of First Merchants for a three year term at the first annual meeting of First Merchant's shareholders following the merger. The officers and directors of Anderson will remain officers and directors of the resulting bank after the merger. In addition, Michael L. Baker, Bradley K. Condon, and Michael E. Stephens, the President and Chief Executive Officer, Senior Vice President, and Senior Vice President and Cashier, respectively, of Anderson shall be offered employment agreements with the resulting bank after the merger.

The members of the Anderson Board of Directors knew about these additional interests, and considered them, when they approved the Agreement.

PRO FORMA COMPARATIVE PER SHARE DATA

The following tables show information about Anderson's and First Merchants' income per share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that Anderson had been merged with Pendleton throughout those periods.

We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method known as "pooling of interests" accounting). The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the conversion ratio of 1.38. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not attempt to predict or suggest future results.

The information in the following table is based on the historical financial information of Anderson included in this document and historical financial information of First Merchants (including Pendleton) which it has presented in its prior Securities and Exchange Commission filings. The historical financial information of First Merchants has been incorporated into this document by reference. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" on page 84.

                               FIRST MERCHANTS AND ANDERSON HISTORICAL AND
                                         PRO FORMA PER SHARE DATA


                                             NINE MONTHS ENDED                FOR THE YEARS ENDED DECEMBER 31
  FIRST MERCHANTS - HISTORICAL (1)           SEPTEMBER 30, 1998            1997            1996            1995
                                             ------------------            ----            ----            ----
Net income
       Basic                                       $1.15                  $1.44           $1.33           $1.22
       Diluted                                      1.13                   1.43            1.32            1.21
Cash dividends                                       .57                    .69             .59             .51
Book value at period end                           12.88                  12.20           11.38           10.66

  ANDERSON - HISTORICAL
Net income
       Basic                                       $1.30                  $1.08            $.42           $(.28)
       Diluted                                      1.29                   1.08             .42            (.28)
Cash dividends                                      ---                    ---             ---             ---
Book value at period end                           12.42                  11.06            9.93            9.50


                                             NINE MONTHS ENDED                FOR THE YEARS ENDED DECEMBER 31
     FIRST MERCHANTS - PRO FORMA (1)         SEPTEMBER 30, 1998            1997            1996              1995
                                             ------------------            ----            ----              ----
Net income
       Basic                                       $1.13                  $1.39           $1.26             $1.16
       Diluted                                      1.11                   1.38            1.25              1.11
Cash dividends                                       .57                    .69             .59               .51
Book value at period end                           12.59                  12.06           11.08             10.25

  ANDERSON - EQUIVALENT (2)
Net income
       Basic                                       $1.56                  $1.92           $1.74             $1.55
       Diluted                                      1.53                   1.90            1.73              1.53
Cash dividends                                       .79                    .95             .81               .70
Book value at period end                           17.37                  16.64           15.29             14.15


(1) Restated for 3-for-2 stock splits of First Merchants common stock effected in October 1995 and 1998.
(2) Computed by multiplying First Merchants pro forma per share information by the indicated conversion ratio of 1.38.

                            SELECTED FINANCIAL DATA

The following tables show summarized historical financial data for each of Anderson and First Merchants and also show similar pro forma information reflecting the merger. The pro forma information reflects the "pooling of interests" method of accounting.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not take into account these expected expenses or these anticipated financial benefits, or otherwise attempt to predict or suggest future results.

The information in the following tables is based on historical financial information of Anderson included in this document and historical financial information of First Merchants (including Pendleton) that it has presented in its prior Securities and Exchange Commission filings. All of the summary financial information we provide in the following tables should be read in connection with this historical financial information. The historical information of First Merchants has been incorporated into this document by reference. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" on page 84. First Merchants' audited historical financial statements were audited by Olive, LLP, independent certified public accountants, and Anderson's audited historical financial statements were audited by Crowe, Chizek and Company LLP, independent certified public accountants.

                                 FIRST MERCHANTS
             FIVE YEAR SUMMARY OF SELECTED HISTORICAL FINANCIAL DATA
                (Dollars in Thousands, Except per Share Amounts)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30                     FOR THE YEARS ENDED DECEMBER 31
                                            ------------------------  ------------------------------------------------------
                                              1998         1997           1997         1996      1995       1994      1993
                                              ----         ----           ----         ----      ----       ----      ----
          SUMMARY OF OPERATIONS
Interest income - tax equivalent              $60,905     $57,669       $77,864      $71,607   $68,400   $59,738    $58,592
Interest expense                               28,088      26,376        35,725       32,349    31,351    23,829     24,056
                                              -------     -------       -------      -------   -------   -------    -------
Net interest income- tax equivalent            32,817      31,293        42,139       39,258    37,049    35,909     34,536
Tax equivalent adjustment                       1,902       1,763         2,389        2,111     1,952     1,971      2,011
                                              -------     -------       -------      -------   -------   -------    -------
Net interest income                            30,915      29,530        39,750       37,147    35,097    33,938     32,525
Provision for loan losses                       1,268         952         1,297        1,253     1,388     1,202      1,654
Noninterest income                              8,385       6,755         9,229        8,342     7,592     6,919      7,350
Noninterest expense                            20,358      19,104        25,748       24,135    22,992    22,632     22,108
                                              -------     -------       -------      -------   -------   -------    -------
Income before income tax and cumulative
    effect of change in accounting
    principle                                  17,674      16,229        21,934       20,101    18,309    17,023     16,113
Income tax expense                              6,161       5,557         7,561        6,959     6,261     5,660      5,250
                                              -------     -------       -------      -------   -------   -------    -------

Income before cumulative effect of change
    in accounting principle                    11,513      10,672        14,373       13,142    12,048    11,363     10,863
Cumulative effect of change in accounting
    principle                                                                                                           260
                                              -------     -------       -------      -------   -------   -------    -------

NET INCOME                                    $11,513     $10,672       $14,373      $13,142   $12,048   $11,363    $11,123
                                              -------     -------       -------      -------   -------   -------    -------
                                              -------     -------       -------      -------   -------   -------    -------

            PER SHARE DATA (1)
Income before cumulative effect of change
      in accounting principle
         Basic                                 $ 1.15      $ 1.07        $ 1.44       $ 1.33    $ 1.22    $ 1.15     $ 1.09
         Diluted                                 1.13        1.06          1.43         1.32      1.21      1.15       1.09



                                           NINE MONTHS ENDED
                                             SEPTEMBER 30                               FOR THE YEARS ENDED DECEMBER 31
                                     ------------------------------   ------------------------------------------------------------
                                             1998            1997             1997        1996        1995         1994       1993
                                             ----            ----             ----        ----        ----         ----       ----
Net income
        Basic                                $1.15          $1.07            $1.44       $1.33       $1.22        $1.15      $1.12
        Diluted                               1.13           1.06             1.43        1.32        1.21         1.15       1.11
Cash dividends (2)                             .57            .51              .69         .59         .51          .47        .42

         BALANCES END OF PERIOD
Total assets                            $1,113,879     $1,007,711       $1,020,136    $967,993     $942,156    $868,153   $842,681
Total loans                                733,659        699,495          703,784     631,700      553,074     528,641    495,703
Total deposits                             860,588        789,366          843,812     794,451      783,936     720,009    688,644
Securities sold under repurchase
    agreements                              78,302         33,802           15,398      20,054       28,887      19,010     27,319
Federal home loan bank advances             29,704         18,700           20,700       9,150        9,000       8,000      6,000
Stockholders' equity                       129,827        119,714          121,969     112,687      104,967      92,754     89,257

            SELECTED RATIOS
Return on average assets                     1.47%          1.44%            1.45%       1.41%        1.35%       1.33%      1.34%
Return on average equity                    12.23          12.29            12.28       12.16        12.17       12.42      12.89


(1) Restated for 3-for-2 stock splits effected January 1993 and October 1995 and 1998.
(2) Dividends per share are for First Merchants only, not restated for pooling transactions.

                                    ANDERSON
                  SUMMARY OF SELECTED HISTORICAL FINANCIAL DATA
                (Dollars in Thousands, Except Per Share Amounts)


                                                       NINE MONTHS ENDED              FOR THE YEARS ENDED
                                                          SEPTEMBER 30                    DECEMBER 31          MARCH 9,1995
                                            -----------------------------------  -------------------------  (DATE OF INCEPTION)
                                                          1998          1997          1997        1996      TO DECEMBER 31, 1995
                                                          ----          ----          ----        ----      --------------------
      SUMMARY OF OPERATIONS
Interest income - tax equivalent  (1)                     $4,182        $3,060        $4,307      $2,755                  $1,168
Interest expense                                           1,835         1,368         1,877       1,254                     528
                                                           -----         -----         -----       -----                   -----
Net interest income - tax equivalent (1)                   2,347         1,692         2,430       1,501                     640
Tax equivalent adjustment (1)                               (42)          (16)          (27)           -                       -
                                                           -----         -----         -----       -----                   -----
Net interest income                                        2,305         1,676         2,403       1,501                     640
Provision for loan losses                                    103           155           197         256                     210
Noninterest income                                           267           138           200         120                      44
Noninterest expense                                        1,244         1,011         1,406         976                     625
                                                           -----         -----         -----       -----                   -----

Income before income taxes                                 1,225           648         1,000         389                   (151)
Income tax expense                                           462           248           375         157                       -
                                                           -----         -----         -----       -----                   -----

NET INCOME                                                  $763          $400          $625        $232                  $(151)
                                                            ====          ====          ====        ====                  ======

      PER SHARE DATA
Basic earnings per share                                   $1.30         $0.69         $1.08       $0.42                 $(0.28)
Diluted earnings per share                                  1.29          0.69          1.08        0.42                  (0.28)
Shareholders' equity, end of period                        12.42         10.65         11.06        9.93                    9.50

      BALANCES END OF PERIOD
Total assets                                              75,713        54,368        62,837      45,969                  27,262
Total loans                                               59,156        43,776        50,206      35,275                  15,839
Total deposits                                            67,672        47,816        55,894      40,052                  21,918
Noninterest-bearing deposits                              11,319         8,203         8,311       4,989                   4,412
Interest-bearing deposits                                 56,362        39,613        47,583      35,063                  17,506
Shareholders' equity                                       7,327         6,209         6,448       5,537                   5,199



                                       NINE MONTHS ENDED                FOR THE YEARS ENDED
                                         SEPTEMBER 30                       DECEMBER 31             MARCH 9,1995
                                 -------------------------------  -----------------------------  (DATE OF INCEPTION)
                                        1998              1997            1997        1996       TO DECEMBER 31, 1995
                                        ----              ----            ----        ----       --------------------
      SELECTED RATIOS
Return on average assets                1.48%             1.05%           1.19%       0.66%                   (0.96)%
Return on average equity               14.78              9.00           10.36        4.33                    (3.46)


(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles (GAAP), as reflected in the financial statements.

                               FIRST MERCHANTS
                PRO FORMA SUMMARY OF SELECTED FINANCIAL DATA
              (Dollars in Thousands, Except Per Share Amounts)

                                                NINE MONTHS ENDED               FOR THE YEARS ENDED DECEMBER 31
                                                  SEPTEMBER 30                  -------------------------------
                                                      1998                1997                1996              1995
                                                      ----                ----                ----              ----
                  SUMMARY OF OPERATIONS
Interest income - tax equivalent                     $65,087             $82,171             $74,362             $69,568
Interest expense                                      29,923              37,602              33,603              31,879
                                                   ---------           ---------           ---------           ---------
Net interest income - tax equivalent                  35,164              44,569              40,759              37,689
Tax equivalent adjustment                              1,944               2,416               2,111               1,952
                                                   ---------           ---------           ---------           ---------
Net interest income                                   33,220              42,153              38,648              35,737
Provision for loan losses                              1,371               1,494               1,509               1,598
Noninterest income                                     8,652               9,429               8,462               7,636
Noninterest expense                                   21,602              27,154              25,111              23,617
                                                   ---------           ---------           ---------           ---------
Income before income tax                              18,899              22,934              20,490              18,158
Income tax expense                                     6,623               7,936               7,116               6,261
                                                   ---------           ---------           ---------           ---------

NET INCOME                                           $12,276             $14,998             $13,374             $11,897
                                                   ---------           ---------           ---------           ---------
                                                   ---------           ---------           ---------           ---------

                  PER SHARE DATA (1)
Net income
      Basic                                            $1.13               $1.39               $1.26               $1.12
      Diluted                                           1.11                1.38                1.25                1.11
Cash dividends (2)                                       .57                 .69                 .59                 .51

                  BALANCES END OF PERIOD
Total assets                                      $1,189,589          $1,082,970          $1,013,959            $969,415
Total loans                                          792,815             753,990             666,975             537,235
Total deposits                                       928,260             899,706             834,503             805,854
Securities sold under repurchase agreements           78,302              15,398              20,054              28,887
Federal Home Loan Bank advances                       29,704              20,700               9,150               9,000
Stockholders' equity                                 137,151             128,414             118,221             110,163


                                                NINE MONTHS ENDED                 FOR THE YEARS ENDED DECEMBER 31
                                                   SEPTEMBER 30                   -------------------------------
                                                       1998                1997                1996                1995
                                                       ----                ----                ----                ----
                  SELECTED RATIOS
Return on average assets                                1.47%               1.43%               1.38%               1.31%
Return on average equity                               12.55               12.21               11.81               11.44


(1) Restated for 3-for-2 stock splits effected January 1993 and October 1995 and 1998.
(2) Dividends per share are for First Merchants only, not restated for pooling transactions.

                                 SPECIAL MEETING

                       SPECIAL MEETING OF SHAREHOLDERS OF
                             ANDERSON COMMUNITY BANK

GENERAL INFORMATION

         This Proxy Statement-Prospectus is furnished to the shareholders of Anderson Community Bank ("ANDERSON") in connection with the solicitation by the Board of Directors of Anderson of proxies for use at the Special Meeting of Shareholders to be held on ___________________, 1999, at ________ o'clock p.m., local time, at the Anderson Fine Arts Center, 32 West 10th Street, Anderson, Indiana 46016. This Proxy Statement-Prospectus is first being mailed to Anderson shareholders on _______________________ ___, 1999.

MATTERS TO BE CONSIDERED

         The purpose of the Special Meeting is to consider and vote upon an Agreement of Reorganization and Merger (the "AGREEMENT"), dated October 27, 1998, by and among First Merchants Corporation ("FIRST MERCHANTS"), Pendleton Banking Company ("PENDLETON"), and Anderson. Pursuant to the Agreement, Anderson will merge with and into Pendleton, a wholly-owned subsidiary of First Merchants, under the name of "The Madison Community Bank." The resulting bank will be a wholly-owned subsidiary of First Merchants.

VOTES REQUIRED

         Approval of the Agreement requires the affirmative vote of a majority of the outstanding shares of Anderson common stock. Only holders of record of Anderson common stock at the close of business on _____________ ___, 1999, are entitled to notice of, and to vote at, the Special Meeting. Anderson had 589,784 shares of common stock issued and outstanding on the record date, which shares were held of record by approximately 198 shareholders. Each share of Anderson common stock is entitled to one vote.

         Anderson's executive officers, directors and their affiliates control in the aggregate, directly and indirectly, 296,332 shares or approximately 48% of the shares of Anderson common stock outstanding. In addition, First Merchants owns 25,000 shares or approximately 4% of the shares of Anderson common stock outstanding. The Anderson Board anticipates that all of these shares will be voted in favor of the merger. If all such shares are voted in favor of the merger, approval of the merger is assured.

PROXIES

         The shares represented by proxies properly signed and returned will be voted at the Special Meeting. In the absence of specific instructions to the contrary, proxies will be voted FOR approval of the Agreement described in this Proxy Statement-Prospectus and in accordance with the judgment of the persons named as proxies with respect to any other matter which may properly come before the Special Meeting; provided, however, that in no event will a proxy that has been voted against the merger be voted in favor of any motion to adjourn the Special Meeting for the purpose of soliciting additional votes in favor of the merger. Any shareholder giving a proxy has the right to revoke it before it is exercised. Therefore, execution of a proxy will not affect a shareholder's right to vote in person if he or she attends the Special
Meeting. Revocation may be made by a later dated proxy delivered to Anderson;
by written notice sent to the Secretary of Anderson at 19 West 10th Street, Anderson, Indiana 46016; or by personal oral or written request at the Special Meeting. To be effective, any revocation must be received before the proxy is exercised.

         Because approval of the Agreement and the merger of Anderson into Pendleton requires the affirmative vote of a majority of the outstanding shares of Anderson common stock, abstentions and broker non-votes will have the same effect as voting against approval of the Agreement. Accordingly, the Anderson Board urges the Anderson shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by Anderson. In addition to use of the mails, proxies may be solicited personally or by telephone or telecopy by directors, officers and certain employees of Anderson, who will not be specially compensated for such soliciting.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         The Anderson Board has unanimously approved the Agreement and the transactions contemplated thereby. The Board believes that the merger is in the best interests of Anderson and its shareholders. The Board unanimously recommends that the Anderson shareholders vote "FOR" the Agreement and the transactions contemplated thereby. See "MERGER - Anderson's Reasons for the Merger - Recommendation of the Board of Directors."

                                      MERGER

THE FOLLOWING SUMMARY OF CERTAIN ASPECTS OF THE AGREEMENT DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE TERMS OF THE AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AS APPENDIX A AND IS INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE.

DESCRIPTION OF THE MERGER

         Under the terms of the Agreement, Anderson will merge with and into Pendleton, a wholly-owned subsidiary of First Merchants, under the name of "The Madison Community Bank" and thereafter the separate existence of Anderson will cease. After the merger, the resulting bank under the name of "The Madison Community Bank" will continue to be a wholly-owned subsidiary of First Merchants.

FIRST MERCHANTS' AND PENDLETON'S REASONS FOR THE MERGER

         In adopting the Agreement and the merger, the First Merchants and Pendleton Boards considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, the First Merchants and Pendleton Boards considered the following material factors:

                  1. First Merchants' and Pendleton's respect for the ability and integrity of the Anderson Board of Directors, management, and staff, and their affiliates and First Merchants' and Pendletons' belief that expanding their operations in the areas served by Anderson offers important long range strategic benefits to First Merchants and Pendleton;

                  2. a review of (i) the business, operations, earnings, and financial condition including the capital levels and asset quality, of Anderson on a historical, prospective, and pro forma basis in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the market in which Anderson operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on a historical and prospective basis, and (iii) the results of First Merchants' due diligence review of Anderson; and

                  3. a variety of factors affecting and relating to the overall strategic focus of First Merchants, including First Merchants' desire to expand into contiguous markets.

BACKGROUND AND ANDERSON'S REASONS FOR THE MERGER

         In the spring of 1998, representatives of First Merchants and Anderson first discussed informally the possibility of a merger between Anderson and Pendleton. In its April meeting, the Board of Directors of Anderson authorized the Executive Committee to pursue discussions with Pendleton and First Merchants. In late May, the Executive Committee engaged Professional Bank Services, Inc. to perform a valuation of Anderson. Based on this valuation and the ongoing but still preliminary conversations with First Merchants, the Executive Committee decided to proceed with further discussions in order to outline the parameters of a possible affiliation.

         At the Anderson Board of Directors meeting in July, 1998, representatives of First Merchants met with the Board to discuss the possibility of a merger between Pendleton and Anderson. The Board thereafter adopted a resolution authorizing the Executive Committee to work toward a letter of intent. Negotiations continued in July and August, with a letter of intent being executed on August 20, 1998, subject to due diligence, execution of a definitive agreement, approval by the Anderson shareholders, receipt of a fairness opinion, and approval of the appropriate bank regulatory agencies. Thereafter, the Anderson Board retained Professional Bank Services, Inc. to provide a fairness opinion in connection with the execution of a definitive agreement related to the merger.

         The negotiation of the definitive agreement, due diligence, and all related work proceeded throughout September and October, 1998. During that time, because of a decline in the stock price of First Merchants, the original exchange ratio was adjusted from that originally set forth in the letter of intent to provide for a greater number of shares to be issued to the Anderson shareholders. In consideration for this increase in shares, Anderson agreed to a fixed exchange ratio without any requirement that the First Merchants stock price be at a certain point at closing.

         At its meeting in October, 1998, the Board of Directors of Anderson met with legal counsel and representatives of Professional Bank Services, Inc. The Board considered carefully the terms and conditions of the merger proposal as set forth in the proposed definitive agreement. Professional Bank Services, Inc. provided its opinion that the merger was fair to the shareholders of Anderson from a financial point of view. Based on the above and after lengthy discussion, the Board authorized execution of the Agreement and the submission of the Agreement to a vote of the Anderson shareholders and recommended that the shareholders approve the Agreement and merger. First Merchants and Anderson executed the Agreement on October 27, 1998.

         The Anderson Board considered a number of financial and non-financial factors in reaching its decision to approve the Agreement and merger. These factors included, among other things, the prospects of Anderson as an independent bank in the current and anticipated competitive environment of the financial services industry, the amount and form of the consideration First Merchants offered to the Anderson shareholders, the tax-free nature of the merger, the fairness opinion of Professional Bank Services, Inc. and the analyses underlying that opinion, and the potential effects of the merger on Anderson customers and employees and the communities Anderson serves.

         Based upon the foregoing factors, the Board of Directors of Anderson concluded that it was in the best interests of Anderson and its shareholders to affiliate with First Merchants. The importance of the various factors discussed above relative to one another cannot be precisely determined or stated.

OPINION OF FINANCIAL ADVISOR

         Professional Bank Services, Inc. ("PBS") was engaged by Anderson to advise Anderson's Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by First Merchants to the Anderson shareholders as set forth in the Agreement.

         PBS is a bank consulting firm with offices in Louisville, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Anderson or First Merchants. PBS was selected to advise Anderson's Board of Directors based upon it familiarity with Indiana financial institutions and knowledge of the banking industry as a whole.

         PBS performed certain analyses described herein and presented the range of values for Anderson resulting from such analyses to the Board of Directors of Anderson in connection with its advice as to fairness of the consideration to be paid by First Merchants.

         A Fairness Opinion of PBS was delivered to the Board of Directors of Anderson on October 20, 1998, at a meeting of the Board of Directors and has been updated as of the date of this Prospectus/Proxy Statement. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, and the update are attached as Appendix C to this Proxy Statement-Prospectus and should be read in its entirety. The Fairness Opinion was delivered prior to First Merchants' October, 1998 3-for-2 stock split and accordingly references an exchange ratio of 0.92 rather than the actual exchange ratio of 1.38 as provided in the Agreement.

         In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to Anderson and First Merchants. PBS considered certain financial and stock market data of Anderson and First Merchants, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the State of Indiana that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Anderson or First Merchants.

         As part of preparing this Fairness Opinion, PBS performed a due diligence review of First Merchants on August 19, 1998 and updated the review on October 20, 1998. As part of the due diligence, PBS reviewed the following items: minutes of the meetings of the Board of Directors of First Merchants for 1997 and year to date 1998; regulatory reports of examination of First Merchants and First Merchants Bank National Association; December 31, 1995, 1996 and 1997 audited annual reports and supplemental management letters issued by First Merchants' independent external auditors; the June 30, 1998 Consolidated Reports of Condition and Income for each of First Merchants' subsidiary banks; the Consolidated Financial Statements for Bank Holding Companies (FR Y-9C); the Bank Holding Company Performance Report for March 31, 1998; various asset quality related reports; the most recent Allowance for Loan and Lease Loss analysis reports for First Merchants and each affiliate bank; and independent internal audit reports.

         PBS reviewed and analyzed the historical performance of Anderson contained in: audited Annual Reports and financial statements dated December 31, 1996 and 1997 of Anderson; December 31, 1997, March 31, 1998 and June 30, 1998 Consolidated Reports of Condition and Income filed by Anderson with the Federal Deposit Insurance Corporation; December 31, 1997, March 31, 1998 and June 30, 1998 Uniform Bank Performance Reports of Anderson; historical common stock trading activity of Anderson; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

         In connection with rendering the Fairness Opinion and preparing its written and oral presentation to Anderson's Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Anderson's of First Merchants' control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

         ACQUISITION COMPARISON ANALYSIS: In performing this analysis, PBS reviewed all bank acquisition transactions in the State of Indiana since 1990. There were 65 bank acquisition transactions in Indiana announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Indiana bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Anderson. In addition to reviewing recent Indiana bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like Anderson, had an equity-to-asset ratio between 10.00% and 12.00%, had total assets between $50.0 - $100.0 million, had a return on average equity ("ROAE") between 12.00% - 14.00% and bank transactions effected in Indiana since January 1, 1996. In addition, median values for the 65 Indiana acquisitions expressed as multiples of both book value and earnings were 1.70X and 17.87X, respectively. The median multiples of book value and earnings for acquisitions of Indiana banks which, like Anderson, had an equity-to-asset ratio between 10.00% and 12.00% were 1.70X and 21.55X, respectively. For acquisitions of Indiana banks with assets between $50.0 - $100.0 million, the median multiples were 1.69X and 16.42X.
For Indiana acquisitions of banks with a ROAE between 12.00% - 14.00%, the median multiples of book value and earnings were 1.84X and 15.96X, respectively. The median multiples of book value and earnings for acquisitions of Indiana banks since January 1, 1996, were 2.20X and 24.12X, respectively.

         The Agreement provides that, in the proposed transaction, Anderson shareholders will receive 1.38 shares of First Merchants common stock for each Anderson common share outstanding, as further defined in the Agreement. On October 15, 1998, the closing price for First Merchants common stock on the National Association of Securities Dealers Automated Quotation System was $34.00 per share. Such price does not reflect the effect of the 3-for-2 stock split of First Merchants common stock effected later in October, 1998. Using this closing price of $34.00 per share of First Merchants common stock, the proposed consideration to be received represents a value of $31.28 per share of Anderson common stock. The $31.28 per share of Anderson common stock represents a multiple of Anderson's adjusted June 30, 1998 book value and a multiple of Anderson's 1998 budgeted net income of 2.65X and 20.17X, respectively.

         The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Indiana comparable transaction groups. Compared to all Indiana bank transactions, the acquisition value ranked in the 94th percentile as a multiple of book value and in the 62nd percentile as a multiple of earnings. Compared to Indiana bank transactions where the acquired institution had an equity-to-asset ratio between 10.00% and 12.00%, the acquisition value ranked in the 90th percentile as a multiple of book value and the 27th percentile as a multiple of earnings. For Indiana bank acquisitions where the acquired institution had between $50.0 - $100.0 million in assets, the acquisition value ranked in the 100th percentile as a multiple of book value and the 71st percentile as a multiple of earnings. For Indiana bank transactions where the acquired institution had a ROAE between 12.00% and 14.00%, the acquisition value ranked in the 80th percentile as a multiple of book value and the 79th percentile as a multiple of earnings. For Indiana bank transactions effected since January 1, 1996, the acquisition value ranked in the 79th percentile as a multiple of book value and in the 24th percentile as a multiple of earnings.

         ADJUSTED NET ASSET VALUE ANALYSIS: PBS reviewed Anderson's balance sheet data to determine the amount of material adjustments required to the stockholders' equity of Anderson based on differences between the market value of Anderson's assets and their value reflected on Anderson's financial statements. PBS determined that two adjustments were warranted. Equity was decreased $21,000 to reflect the intangible assets of Anderson. PBS also reflected a value of the non-interest bearing demand deposits of approximately $2,257,000. The aggregate adjusted net asset value of Anderson was determined to be $9,469,000 or $15.46 per share of Anderson common stock.

         DISCOUNTED EARNINGS ANALYSIS: A dividend discount analysis was performed by PBS pursuant to which a range of values of Anderson was determined by adding (i) the present value of estimated future dividend streams that Anderson could generate over a five-year period and (ii) the present value of the "terminal value" of Anderson's earnings at the end of the fifth year. The "terminal value" of Anderson's earnings at the end of the five-year period was determined by applying a multiple of 17.87 times the projected terminal year's earnings. The 17.87 multiple represents the median price paid as a multiple of earnings for all Indiana bank transactions since 1990.

         Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Anderson's common stock. The aggregate value of Anderson, determined by adding the present value of the total cash flows, was $18,551,000 or $30.30 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 10.0%, and a return on assets of 1.58% throughout the analysis. Dividends were equal to 30.0% of income in years 1 through 8 and increased to 50% of net income for the remaining periods. This long-term projection resulted in an aggregate value of $18,156,000 or $29.65 per share of Anderson common stock.

         SPECIFIC ACQUISITION ANALYSIS: PBS valued Anderson based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in aggregate $13,150,000, or $21.47 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 6.5% adjusted for taxes, amortization of the acquisition premium over 15 years and a projected December 31, 1998 earnings level of $950,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis, an acquiring institution would pay in aggregate $14,142,000 or $23.09 per share of Anderson common stock.

         PRO FORMA MERGER ANALYSIS: PBS compared the historical performance of Anderson to that of First Merchants and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of Anderson and First Merchants to the income statement and balance sheet of the pro forma combined company was analyzed.

         The effect of the affiliation on the historical and pro forma financial data of Anderson was prepared and analyzed. Anderson's historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share.

         The Fairness Opinion is directed only to the question of whether the consideration to be received by Anderson's shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Anderson shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Anderson.

     Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Anderson's shareholders under the Agreement is fair and equitable from a financial perspective to the shareholders of Anderson.

     PBS will receive fees of approximately $7,500 for all services performed in connection with the rendering of the Fairness Opinion. In addition, Anderson has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of Anderson.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF ANDERSON HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS TO THE ANDERSON SHAREHOLDERS THAT THEY ADOPT AND APPROVE THE AGREEMENT.

EXCHANGE OF ANDERSON COMMON STOCK

     Under the terms of the Agreement, as of the effective date of the merger, each outstanding share of Anderson common stock, other than shares as to which dissenters' rights have been exercised, will be converted into the right to receive 1.38 shares of First Merchants common stock.

     The exact number of shares to be received by each Anderson shareholder may be adjusted if First Merchants issues a stock dividend with respect to its common stock, combines, subdivides or splits up its outstanding shares of common stock or takes any similar recapitalization action. If any of these events happen, the exact number of shares of First Merchants common stock that you will receive will be adjusted so that you will receive such number of First Merchants shares as represents the same percentage of outstanding shares of First Merchants common stock at the time of consummation of the merger as would have been represented by the number of shares you would have received if such event(s) had not occurred.

     No fractional shares of First Merchants common stock will be issued to Anderson shareholders. Each shareholder who otherwise would be entitled to a fractional interest in a First Merchants share as a result of the exchange ratio will, upon surrender of all of the shareholder's certificates, promptly receive cash for the fractional interest. The price of the fractional interest will equal First Merchants' average closing price (as reported by NASDAQ) for the five business days immediately preceding the effective date of the merger.

     After the effective date of the merger, stock certificates previously representing Anderson common stock will represent only the right to receive shares of First Merchants common stock and cash for any fractional shares, or, in the case of dissenters, the right to receive cash. After the effective date of the merger and until holders of Anderson common stock exchange their stock certificates for First Merchants certificates, they will not receive First Merchants' dividends or other distributions. However, any accumulated dividends or other distributions previously declared will be paid, without interest, upon the exchange of Anderson stock certificates for those of First Merchants. On the effective date of the merger, the stock transfer books of Anderson will be closed and no transfer of shares of Anderson common stock will thereafter be made. If, after the effective date, certificates representing shares of Anderson common stock are presented for registration or transfer, they will be cancelled and exchanged for shares of First Merchants' common stock and cash, as applicable.

     Distribution of stock certificates representing shares of First Merchants common stock and cash payments for fractional shares will be made to each former shareholder of Anderson within 10 days of the shareholder's delivery of his or her certificates. Delivery of Anderson shares for conversion will not be taken until after the effective date of the merger. First Merchants Bank, National Association will act as conversion agent in the merger. Instructions as to delivery of stock certificates will be sent to each shareholder shortly after the effective date of the merger.

RIGHTS OF DISSENTING SHAREHOLDERS

     The Indiana Financial Institutions Act ("IFIA") provides shareholders of merging banks with certain dissenters' rights. The dissenters' rights of Anderson shareholders are set forth in Section 28-1-7-21 of the IFIA, a copy of which is attached to this Proxy Statement-Prospectus as Appendix B. Shareholders will not be entitled to dissenters' rights absent strict compliance with the procedures of Indiana law.

     Section 28-1-7-21 of the IFIA provides that Anderson shareholders have the right to demand payment in cash for the value of their shares immediately before the merger becomes effective. To claim this right, a shareholder must first:

          1. deliver to Anderson before the vote is taken, written notice of the shareholder's demand for payment in cash for the shareholder's shares if the merger is effectuated; AND

          2.   not vote in favor of the merger in person or by proxy.

Dissenting shareholders may send their written notice to James F. Ault, Chairman of the Board, Anderson Community Bank, 19 West 10th Street, Anderson, Indiana 46016.

     If the merger is effected and a shareholder has complied with the above conditions, First Merchants shall pay to the shareholder, upon surrender of the stock certificates representing the shareholder's shares, the value of the shareholder's shares as of the day before the date on which the vote was taken approving the merger. Any shareholders failing to comply strictly with the conditions described above will not be entitled to payment of the value of their shares. Immediately after the merger is approved by the Anderson shareholders, shareholders dissenting under this process will only be entitled to payment of the value of their shares, will cease to be Anderson shareholders, and are not entitled to exercise any rights as shareholders.

     Once a shareholder has made a demand for payment as described above, such demand for payment may not be withdrawn unless Anderson consents to the withdrawal. Therefore, shareholders should carefully consider their decision to dissent from the merger before making demands for payment.

     AN ANDERSON SHAREHOLDER WHO DOES NOT STRICTLY COMPLY WITH EACH OF THE CONDITIONS DESCRIBED ABOVE WILL BE CONSIDERED NOT TO BE ENTITLED TO RIGHTS UNDER SECTION 28-1-7-21 OF THE IFIA. SHAREHOLDERS WHO EXECUTE AND RETURN THE ENCLOSED PROXY BUT DO NOT SPECIFY A CHOICE ON THE MERGER PROPOSAL WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE MERGER AND ACCORDINGLY TO HAVE WAIVED THEIR DISSENTERS' RIGHTS, UNLESS THE SHAREHOLDERS REVOKE THE PROXY PRIOR TO ITS BEING VOTED.

     If the merger is effected, First Merchants will, within 10 days after the merger is effected, send a written notice stating the date the merger was effected to those shareholders who have satisfied the above conditions. The notice will also include a written offer to those shareholders to pay for the shareholder's shares at a specified price considered to be the value of the shares as determined by First Merchants.

     Within 20 days after the merger is effected, the dissenting shareholder must submit the stock certificates representing the shareholder's shares to First Merchants for notation on the certificates that a demand for payment has been made by the shareholder. At the option of First Merchants, the failure of a shareholder to do so terminates the shareholder's rights to dissent under the process described herein, unless a court directs otherwise.

     If the value of the shares is agreed upon by the shareholder and First Merchants within 30 days after the date on which the merger was effected, First Merchants shall pay the value of the shares to the shareholder within 90 days after the date on which the merger was effected after the shareholder has surrendered the shareholder's certificates representing the shares.

     If the dissenting shareholder and First Merchants do not agree on the value of the shares within 30 days after the merger is effected, then either the dissenting shareholder or First Merchants may commence an action within 90 days after the merger is effected in the Circuit or Superior Court of Madison County for a judicial determination of the value of the shares. Each dissenter made a party to the action will be entitled to receive an amount equal to the value of each dissenting share multiplied by the number of dissenting shares that any dissenting shareholder owns. The value of the shares is payable by First Merchants only upon endorsement and delivery of the dissenting shareholders' stock certificates to the resulting bank. Any party may appeal from the judgment by the court.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS ADDRESSES ALL MATERIAL FEATURES OF THE APPLICABLE INDIANA DISSENTERS' RIGHTS STATUTE BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISION ATTACHED HERETO AS APPENDIX B.

     A SHAREHOLDER'S FAILURE TO COMPLY WITH THE STATUTORY REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WILL RESULT IN A LOSS OF SUCH RIGHTS AND SHAREHOLDERS WHO MAY WISH TO EXERCISE DISSENTERS' RIGHTS SHOULD CONSIDER SEEKING LEGAL COUNSEL.

RESALE OF FIRST MERCHANTS COMMON STOCK BY ANDERSON AFFILIATES

     Generally, no restrictions on the sale or transfer of the shares of First Merchants common stock issued pursuant to the merger will be imposed solely as a result of the merger. However, certain restrictions will apply to the transfer of First Merchants' shares owned by any shareholder deemed an Anderson "affiliate" under Rule 145 of the Securities Act of 1933, as amended (the "SECURITIES ACT"). Directors, executive officers and 10% shareholders are generally deemed to be affiliates for purposes of Rule 145.

     The Agreement provides that Anderson will provide First Merchants with a list identifying each affiliate of Anderson. The Agreement also requires that each Anderson affiliate deliver to First Merchants, prior to the effective date of the merger, a written transfer restriction agreement. The transfer restriction agreement shall provide that the affiliate will not sell, pledge, transfer or otherwise dispose or reduce such affiliate's market risk with respect to the First Merchants common stock to be received:

          1. during the period 30 days prior to the effective date of the merger;

          2. until such time as financial results covering at least 30 days of combined operations of Anderson and Pendleton have been published; and

          3. unless done pursuant to an effective registration statement under the Securities Act or pursuant to Rule 145 or another exemption from the registration requirements under the Securities Act.

     The certificates representing First Merchants common stock issued to Anderson affiliates in the merger may contain a legend indicating these resale restrictions. IF YOU ARE AN AFFILIATE OF ANDERSON, YOU SHOULD CONFER WITH LEGAL COUNSEL REGARDING THE TRANSFER RESTRICTIONS THAT MAY APPLY.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the merger is conditioned upon, among other things, the satisfaction of each of the following conditions:

          1. the approval of the Agreement by the affirmative vote of the holders of a majority of the outstanding shares of common stock of Anderson;

          2. the approval of the Agreement by First Merchants, as the sole shareholder of Pendleton;

          3. the registration of First Merchants common stock with the Securities and Exchange Commission and the receipt of all state securities and blue sky approvals required for the offer and sale of First
               Merchants common stock to Anderson shareholders;

          4.   the receipt of all regulatory approvals required for the merger;

          5. the receipt of an opinion of counsel with respect to certain federal income tax matters;

          6. the receipt by First Merchants of a letter from its independent public accountants confirming its ability to account for the merger as a "pooling of interests"; and

          7. the receipt by First Merchants of certain undertakings from affiliates of Anderson.

     Consummation of the merger is further conditioned upon both parties receipt of certain officers' certificates and legal opinions, the accuracy of representations and warranties contained in the Agreement and the fulfillment of certain covenants set forth in the Agreement. The conditions to consummation of the merger are requirements not subject to unilateral waiver and may be altered only by the written consent of the parties. See "MERGER - Resale of First Merchants Common Stock by Anderson Affiliates," "MERGER - Opinion of Financial Advisor," "MERGER - Regulatory Approvals," "MERGER - Interests of Certain Persons in the Merger," "FEDERAL INCOME TAX CONSEQUENCES" and Appendix A.

TERMINATION; WAIVER; AMENDMENT

     The Agreement may be terminated before the merger becomes effective under the following conditions:

          1. any of the parties makes a material misrepresentation in or materially breaches the Agreement;

          2. any of the parties reasonably determines that consummation of the merger is inadvisable due to the commencement or threat of material legal proceedings against one of the parties;

          3. a material adverse change has occurred in the financial condition or business of First Merchants or Anderson since June 30, 1998;

          4. the merger will not constitute a tax-free reorganization under the Internal Revenue Code of 1986;

          5.   the merger cannot be accounted for as a "pooling of interests";

          6. certain information provided pursuant to the Agreement by Anderson to First Merchants prior to consummation of the merger has had or may have a material adverse effect on the financial condition or business of Anderson;

          7.   consummation of the merger has not occurred by April 30, 1999;

          8. the occurrence of a merger, consolidation, share exchange, stock transaction, or asset transaction in which First Merchants or any of its subsidiary banks (including Pendleton) are acquired by a third party, or First Merchants enters into an agreement for such a transaction or such a transaction is publicly disclosed;

          9. Anderson furnishes information or enters into discussions or negotiations with a third party relating to a proposed acquisition of Anderson, Anderson fails to give First Merchants written notice of any such intention, or Anderson's Board of Directors withdraws or modifies its recommendation to Anderson shareholders to vote for the merger following receipt of a proposal for an acquisition from a third party;

          10. Anderson's Board of Directors terminates the Agreement in the exercise of its fiduciary duties after receipt of an unsolicited acquisition proposal from a third party; or

          11. any of the conditions to completion of the merger cannot be satisfied by April 30, 1999.

     Upon termination for any of these reasons, the Agreement will be void and of no further force or effect. However, if any party to the Agreement willfully breaches any of the provisions of the Agreement, then the other party to the Agreement shall be entitled to recover appropriate damages for such breach. In addition, in the event First Merchants or Pendleton terminates the Agreement after Anderson takes the action described in item 9 above or Anderson terminates the Agreement in accordance with item 10 above, Anderson is required to pay First Merchants $750,000 as liquidated damages to reimburse First Merchants for the considerable time and expense invested and to be invested by First Merchants in furtherance of the Agreement and the merger.

     The parties can agree to amend the Agreement and can waive their right to require the other party to adhere to the terms and conditions of the Agreement, where the law allows. However, no amendment is permissible after the Anderson shareholders approve the merger if the amendment or waiver would have a material adverse effect on the Anderson shareholders.

RESTRICTIONS AFFECTING ANDERSON

     The Agreement contains certain restrictions regarding the conduct of business of Anderson. Among other items, Anderson may not, without the prior written consent of First Merchants, materially change its capital structure, issue stock, declare or pay any dividends or make any other distribution to its shareholders. Notwithstanding the above, the Agreement requires that certain options be exercised by the officers, directors and employees of Anderson and that the related shares of Anderson common stock be issued before the effective date of the merger to such persons.

REGULATORY APPROVALS

     The merger is subject to the prior approval requirements of the Indiana Financial Institutions Act and the Bank Merger Act, Section 18(c) of the Federal Deposit Insurance Act. Applications thereunder have been filed with the Indiana Department of Financial Institutions ("INDIANA DEPARTMENT") and with the Federal Deposit Insurance Corporation ("FDIC"). In reviewing the Indiana Department application, the Indiana Department considers various factors including:

          1. the managerial and financial resources of First Merchants and Pendleton;

          2. whether First Merchants' subsidiaries, First Merchants Bank, National Association, Pendleton, First United Bank, The Union County National Bank of Liberty and The Randolph County Bank, have met, and propose to continue to meet, the credit needs of their communities; and

          3. whether the interests of depositors, creditors, and the public generally are jeopardized by the transaction.

     In reviewing the FDIC application, the FDIC takes into consideration various factors including applicable capital requirements, the financial and managerial resources and future prospects of Pendleton and Anderson, as well as the competitive effects of the acquisition and the convenience and needs of the communities served by Anderson and Pendleton. The FDIC may not approve a transaction if it finds that the effect of the transaction substantially lessens competition, tends to create a monopoly or results in a restraint of trade, unless the FDIC finds that the anti-competitive effects of the proposed transaction are outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     After the FDIC's approval is received, the merger cannot be consummated for 30 days, during which time the United States Attorney General has the authority to challenge the merger on antitrust grounds. With the approval of the FDIC and the Attorney General, the waiting period can be reduced.

     Any approvals that may be received from the Indiana Department and the FDIC are not to be interpreted as the opinion of those regulatory authorities that the merger is favorable to the shareholders of Anderson from a financial point of view or that those regulatory authorities have considered the adequacy of the terms of the merger. The approvals in no way constitute an endorsement or a recommendation of the merger by the Indiana Department or the FDIC.

EFFECTIVE DATE OF THE MERGER

     The merger will become effective in the month in which the last required approval to consummate the merger is received or, if later, in which any applicable waiting period following an approval expires. First Merchants, Pendleton and Anderson currently anticipate that the effective date of the merger will occur during the first quarter of 1999.

MANAGEMENT AFTER THE MERGER

     Pendleton will be the surviving corporation in the merger and Anderson's separate existence will cease. Accordingly, the directors and officers of Anderson will no longer serve in such capacities after the effective date of the merger. However, the Board of Directors of the resulting bank after the merger shall consist of all of the current members of the Board of Directors of Anderson and the Board of Directors of Pendleton who desire to serve on such Board.

     Anderson's directors serving on the Board of Directors of the resulting bank will become subject to First Merchants' policy of mandatory retirement at age 70; provided, however, the policy of mandatory retirement will not apply to any of Anderson's current directors until 12 months after the merger. Any members of the Board of Directors of the resulting bank subject to such mandatory retirement policy may be designated as directors emeritus to serve in an advisory non-voting capacity. The Chairman of the Board of Directors of Anderson, James F. Ault, will serve as the Chairman of the Board of Directors of the resulting bank. The Chairman of the Board of Directors of Pendleton, George R. Likens, will serve as the Vice-Chairman of the Board of Directors of the resulting bank.

     The officers of Pendleton and Anderson immediately prior to the merger shall continue as officers of the resulting bank in various positions. The current President of Anderson, Michael L. Baker, shall serve as the President and Chief Executive Officer of the resulting bank.

     In accordance with the Agreement, First Merchants shall cause all necessary action to be taken to cause the current Chairman of the Board of Anderson, James F. Ault, to be nominated for election as a member of the First Merchants Board of Directors for a three year term at the first annual meeting of First Merchants' shareholders following the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain of the directors and officers of Anderson have interests in the merger other than their interests as Anderson shareholders, pursuant to certain agreements and understandings. Those agreements and understandings are as follows:

     First Merchants has agreed that it will cause the current Chairman of the Board of Anderson, James F. Ault, to be nominated for election to the First Merchants Board of Directors for a three year term at the first annual meeting of First Merchants' shareholders following the merger.

     The officers and directors of Anderson will remain officers and directors of the resulting bank after the merger. The current President of Anderson, Michael L. Baker, shall serve as the President and Chief Executive Officer of the resulting bank. The current Chairman of the Board of Directors of Anderson, James F. Ault, will serve as the Chairman of the Board of Directors of the resulting bank.

     In connection with the merger, it is anticipated that Michael L. Baker, Bradley K. Condon, and Michael E. Stephens, the President and Chief Executive Officer, Senior Vice

President, and Senior Vice President, respectively, of Anderson will enter into written employment agreements with the resulting bank after the merger.

     In general, such employment agreements for Messrs. Baker, Condon and Stephens shall provide for employment for a period of five (5) years as an officer of First Merchants or as an officer of any of First Merchants' subsidiaries (including the resulting bank) with such title and duties as determined by the Board of Directors of First Merchants or the Board of Directors of any respective subsidiary. As an employee, each such individual shall be entitled to a base salary which is not less than their base salary paid by Anderson at the time of execution of the Agreement and participation in all other employee benefit programs offered by First Merchants to other employees in similar positions. In addition, Messrs. Baker, Condon and Stephens shall be entitled to receive deferred compensation in the amount of $50,000, $37,500, and $37,500, respectively, per year for the first five (5) years of the employment agreement payable at the end of each year if the individual is still employed by First Merchants or any of First Merchants' subsidiaries.

     These employment agreements may be terminated prior to expiration of the five (5) year term upon the death or disability of the employee, by First Merchants or any of First Merchants' subsidiaries employing the employee with or without cause, or by the employee. The employee shall have different rights and obligations depending upon the cause of termination of the employment agreement. Upon the occurrence of certain circumstances set forth in the employment agreement, each such employee shall be prohibited from working in an office or branch of a commercial banking institution located in Madison County, Indiana during the employee's employment by First Merchants or any of First Merchants' subsidiaries and for a period of one (1) year after termination of such employment.

     The members of the Anderson Board of Directors knew about those additional interests, and considered them, when they approved the Agreement.

STOCK OPTIONS

     Pursuant to the terms of the Agreement, the officers, directors and employees of Anderson holding options to purchase Anderson common stock are required to exercise such options prior to consummation of the merger.

ACCOUNTING TREATMENT

     The merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. It is a condition of the merger that First Merchants shall have received a letter from its independent accountants to the effect that, in their opinion, the merger will qualify as a pooling of interests transaction under generally accepted accounting principles. Olive, LLP are the independent accountants for First Merchants.

REGISTRATION STATEMENT

     First Merchants has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission registering under the Securities Act the shares of First Merchants common stock to be issued pursuant to the merger. First Merchants common stock, for so long as it is listed on the NASDAQ National Market System, is exempt from the statutory registration requirements of each state in the United States. Therefore, First Merchants has not taken any steps to register its stock under those statutes.

                       FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN FEDERAL INCOME TAX ASPECTS OF THE MERGER. THE DISCUSSION DOES NOT PURPORT TO COVER ALL FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER AND DOES NOT CONTAIN ANY INFORMATION WITH RESPECT TO STATE, LOCAL OR OTHER TAX LAWS.

     The merger is expected to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). As such, the following is a summary of the federal income tax consequences that will result:

          1. No gain or loss will be recognized by Anderson shareholders who exchange all of their Anderson common stock for First Merchants common stock pursuant to the merger, except to the extent of gain or loss attributable to any cash received in lieu of receipt of a fractional share of First Merchants common stock;

          2. The basis of First Merchants common stock received (including any fractional share interests deemed received) by Anderson shareholders who exchange all of their Anderson common stock for First Merchants common stock will be the same as the basis of the Anderson common stock surrendered in exchange therefor;

          3. The holding period of the First Merchants common stock received (including any fractional share interests deemed received) by Anderson shareholders who exchange all of their Anderson common stock for First Merchants common stock will include the period during which the Anderson common stock was held, provided the Anderson common stock was held as a capital asset on the date of the exchange;

          4. Where a cash payment is received by an Anderson shareholder in lieu of fractional shares of First Merchants common stock, the cash payment will be treated as a distribution in redemption of the deemed fractional share interest, subject to the provisions and limitations of Section 302 of the Code. Where such exchange qualifies under Section 302(a) of the Code, such shareholder will recognize a capital gain or loss provided that the Anderson common stock was held as a capital asset on the date of the merger;

          5. Any Anderson shareholder who perfects dissenter's rights and receives solely cash in exchange for his or her Anderson common stock shall be treated as having received such cash as a distribution in redemption of the Anderson common stock subject to the provisions and limitations of Section 302 of the Code. Where such exchange qualifies under Section 302(a) of the Code, such shareholder will recognize a capital gain or loss provided that the Anderson common stock was held as a capital asset as of the exchange. Under Section 1001 of the Code, gain or loss (subject to any applicable limitations of the Code) will be realized and recognized by such Anderson shareholder in an amount equal to the difference between the redemption price and the adjusted basis of the Anderson common stock surrendered in exchange therefor;

          6. No gain or loss will be recognized by Anderson, Pendleton or First Merchants in connection with the transaction; and

          7. The basis of the assets of Anderson acquired by Pendleton in the merger will be the same as the basis of such assets in the hands of Anderson immediately prior to the merger.

          8. First Merchants' basis in Pendleton stock will be equal to its prior basis in Pendleton stock plus the net basis of the assets of Anderson acquired in the merger.

     Receipt of an opinion of tax counsel with respect to the above is a condition precedent to consummation of the merger. The tax opinion will be based upon representations made by the management of First Merchants, Pendleton and Anderson. The opinion will not however be binding on the Internal Revenue Service which could take a different view. No ruling has been sought from the Internal Revenue Service regarding the tax-free nature of the merger.

     THE FOREGOING IS ONLY A GENERAL DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR ANDERSON SHAREHOLDER. EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF EXISTING AND PROPOSED FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                           COMPARATIVE PER SHARE DATA

NATURE OF TRADING MARKET

     Shares of First Merchants common stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol FRME. On August 19, 1998, the business day immediately preceding the public announcement of the merger, the closing price of First Merchants common stock was $27.33 per share (as adjusted to take into account a 3-for-2 stock split of First Merchants common stock effected in October, 1998). On ____________, 1999, the closing price of First Merchants common stock was $______ per share. The following table sets forth, for the periods indicated, First Merchants' high and low closing prices per share. Prices reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent the actual transaction. All prices have been adjusted to give effect to stock dividends and stock splits.

1996                       HIGH            LOW
----                       ----            ---
First Quarter              $18.33          $16.67
Second  Quarter            $18.33          $16.33
Third Quarter              $17.33          $15.50
Fourth Quarter             $17.83          $16.04

1997
----
First Quarter              $20.00          $16.83
Second Quarter             $20.50          $18.50
Third Quarter              $21.59          $20.00
Fourth Quarter             $25.33          $21.42

1998
----
First Quarter              $27.67          $23.83
Second Quarter             $31.17          $26.17
Third Quarter              $30.83          $21.67

     There is no established public trading market for shares of Anderson common stock. Most trades are isolated and occur after private negotiations, with the result that management of Anderson is not directly informed of trades or prices. The best information available to Anderson's management indicates that in 1996, 1997 and 1998, the following number of shares of Anderson common stock were traded in the number of transactions and for prices to be within the ranges set forth below:

                                      Number of                             Sales Price
                                       Shares         Number of             -----------
          Year                         Traded         Transactions     High                Low
          ----                         ------         -------------    ----                ---
          1996                              0               0          $ 0.00             $ 0.00
          1997                          2,000               3           10.50              10.50
          1998                         15,727              16           13.25              12.00
(through September 30, 1998)

     Management of Anderson has not verified the accuracy of the above prices. Further, the prices may not be a reliable indicator of the price at which more than a limited number of shares of Anderson common stock would trade and there may have been additional shares of Anderson common stock traded at higher or lower prices of which Anderson's management is unaware. The last trade of Anderson common stock, of which Anderson's management is aware, occurred on or about April 10, 1998 and involved the sale of 127 shares at a price which, to the best of Anderson management's knowledge, was approximately $13.25 per share.

     As of ________________, 199__, there were approximately ____ holders of First Merchants common stock and approximately 198 holders of Anderson common stock, not including individual participants in security position listings.

DIVIDENDS

     The following table sets forth the per share cash dividends declared on shares of First Merchants common stock and Anderson common stock since January 1, 1996. All dividends have been adjusted to give effect to stock dividends and stock splits.

                               First Merchants             Anderson
1996                           Common Stock (1)         Common Stock (2)
----                           ----------------         ----------------
First Quarter                        $0.13                    $0.00
Second  Quarter                      $0.13                    $0.00
Third Quarter                        $0.16                    $0.00
Fourth Quarter                       $0.16                    $0.00

1997
----
First Quarter                        $0.16                    $0.00
Second Quarter                       $0.16                    $0.00
Third Quarter                        $0.19                    $0.00
Fourth Quarter                       $0.19                    $0.00

1998
----
First Quarter                        $0.19                    $0.00
Second Quarter                       $0.19                    $0.00
Third Quarter                        $0.20                    $0.00

(1) There can be no assurance as to the amount of future dividends that may be declared or paid on shares of First Merchants common stock since dividend policies are subject to the discretion of the Board of Directors of First Merchants, general business conditions and dividends paid to First Merchants by its affiliate banks. For certain restrictions on the payment of dividends on shares of First Merchants common stock, see "COMPARISON OF COMMON STOCK--Dividend Rights."

(2) Anderson has never declared and paid dividends to its shareholders. Furthermore, in accordance with the terms of the Agreement, Anderson may not declare, distribute or pay any dividends on its shares of common stock from the date of the Agreement through the date of consummation of the merger without the approval of First Merchants.

                        DESCRIPTION OF FIRST MERCHANTS

BUSINESS

     First Merchants was incorporated under Indiana law on September 20, 1982 as the bank holding company for First Merchants Bank, National Association, a national banking association incorporated on February 6, 1893. On November 30, 1988, First Merchants acquired Pendleton, a state chartered commercial bank organized in 1872. On July 31, 1991, First Merchants acquired First United Bank, a state chartered commercial bank organized in 1882. On August 1, 1996, First Merchants acquired The Union County National Bank of Liberty, a national banking association organized in 1872. On October 2, 1996, First Merchants acquired The Randolph County Bank, a state chartered commercial bank organized in 1865.

     First Merchants is headquartered in Muncie, Indiana and is presently conducting commercial banking business through the 26 offices of its five bank subsidiaries. These commercial banking activities include accepting demand, savings and time deposits; making agricultural, commercial, industrial, consumer and real estate loans; installment credit lending; collections, safe deposit operations, performing fiduciary and trust services; and providing other services relating to the general banking business.

     First Merchants' bank subsidiaries make and service both secured and unsecured loans to individuals, firms and corporations. Their installment loan departments make direct loans to individuals and purchase installment obligations from retailers without recourse. In addition, First Merchants' subsidiaries make a variety of residential, industrial, commercial and agricultural loans.

     First Merchants is also conducting an insurance agency business through First Merchants Insurance Services, Inc., a wholly-owned subsidiary of Pendleton. First Merchants Insurance Services, Inc. commenced operations in 1998.

ACQUISITION POLICY AND PENDING TRANSACTIONS

     First Merchants anticipates that it will continue its policy of geographic expansion through acquisitions of additional financial institutions. First Merchants' management periodically reviews and analyzes potential acquisitions. As of the date of this Proxy Statement-Prospectus, First Merchants is a party to a definitive agreement pursuant to which Jay Financial Corporation will merge into First Merchants. As a result of the merger, The First National Bank of Portland will become a wholly-owned subsidiary of First Merchants. Jay Financial Corporation's and The First National Bank of Portland's principal executive offices are located in Portland, Indiana. As of September 30, 1998, Jay Financial Corporation had assets of approximately $108.6 million, deposits of approximately $88.9 million, shareholders' equity of approximately $14.7 million and net income for the nine month period then ended of approximately $1 million.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Additional information concerning First Merchants is included in the First Merchants documents incorporated by reference in this Proxy
Statement-Prospectus. Shareholders desiring copies of such documents may contact First Merchants at its address or telephone number indicated under "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                          DESCRIPTION OF PENDLETON

BUSINESS

     Pendleton is a state chartered commercial bank organized in 1872. Pendleton's principal office is located in Pendleton, Indiana. Pendleton provides various commercial and consumer banking services to its customers located primarily in Madison County, Indiana. These services include accepting demand, savings and time deposits; making commercial, consumer and real estate loans; administering trusts and estates; and providing other services relating to the general banking business, such as, for example, safe deposit facilities.

     Pendleton is also conducting an insurance agency business through First Merchants Insurance Services, Inc., a wholly-owned subsidiary of Pendleton. First Merchants Insurance Services, Inc. commenced operations in 1998.

PROPERTIES

     The main office of Pendleton is located at 100 West State Street, Pendleton, Indiana. Pendleton also operates five branches with a branch located in each of Pendleton, Indiana, Anderson, Indiana, Ingalls, Indiana, Lapel, Indiana, and Markleville, Indiana. The main office and all of the branches are owned by Pendleton. First Merchants Insurance Services, Inc., the wholly-owned subsidiary of Pendleton, has its main office at 200 East Jackson Street, Muncie, Indiana at the offices of First Merchants.

LITIGATION

     There is no pending litigation of a material nature in which Pendleton is a party or in which any of its property is subject, other than ordinary routine litigation incidental to the normal business of Pendleton. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or associate of any such director, executive officer, principal shareholder or affiliate is a party or has a material interest adverse to Pendleton. None of the ordinary routine litigation in which Pendleton is involved is expected to have a material adverse impact upon the financial condition or results of operation of Pendleton.

EMPLOYEES

     As of September 30, 1998, Pendleton had 42 full-time equivalent employees to whom it provides a variety of benefits. Management of Pendleton considers its relations with its employees to be good.

MANAGEMENT

     The following table contains certain information about each director and executive officer of Pendleton as of the date of this Proxy
Statement-Prospectus:

DIRECTORS:

                                            PRINCIPAL OCCUPATION FOR                     SERVED AS DIRECTOR
     NAME                     AGE                  LAST 5 YEARS                           CONTINUOUSLY SINCE
     ----                     ---                  ------------                           ------------------
George R. Likens              56        Farmer                                                   1985

Larry R. Helms                58        Senior Vice President,  Secretary and General            1989
                                        Counsel of First  Merchants  and Senior  Vice
                                        President of First Merchants Bank, N.A.

                                        Attorney  at  Law  and  Partner  at  Baker  &
John S. Keeler                49        Daniels                                                  1976

                                        Attorney at Law
Joseph Kilmer                 53                                                                 1989
                                        President of Pendleton
Norman Locke                  57                                                                 1991
                                        Attorney  at Law  and  President  of  Madison
G. Douglass Owens             65        County Abstract and Title Corporation                    1963

Curtis L. Stephenson          38        Owner of Pendleton Insurance Co., Inc.                   1995


EXECUTIVE OFFICERS:

         NAME                        AGE                               OFFICE
         ----                        ---                               ------
George R. Likens                     56        Chairman of the Board of Directors of Pendleton since 1993

Norman Locke                         57        President of Pendleton since 1993

Ed Armantrout                        43        Vice President of Pendleton since 1993

     All of Pendleton's directors and executive officers hold office for a term of one year or until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the directors or executive officers and any other persons according to which any of Pendleton's directors or executive officers have been selected for their respective positions.

SECURITY OWNERSHIP OF MANAGEMENT

     The following is a summary of the amount and percent of First Merchants common stock beneficially owned on October 31, 1998, by each director of Pendleton, by each executive officer of Pendleton, and by all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.


                                         AMOUNT AND NATURE
         BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP (1)                  PERCENT OF CLASS
         ----------------              -----------------------                      ----------------
Ed Armantrout                                       184                                    *

Larry R. Helms                                   32,783 (2)                                *

John S. Keeler                                   33,024                                    *

Joseph Kilmer                                   13,126 (3)                                 *

George R. Likens                                26,983                                     *

Norman Locke                                    19,239 (4)                                 *

G. Douglass Owens                               32,252 (5)                                 *

Curtis L. Stephenson                                33                                     *

Directors  and  Executive  Officers            157,624                                    1.56%
as a Group (8 Individuals)

(1) The information contained in this column is based upon information furnished to Pendleton by the persons and entities named above and shareholder records of First Merchants. The shares shown include the following shares which may be acquired within the 60 day period following October 31, 1998 under a stock option plan by the executive officers of First Merchants and Pendleton named above: Mr. Helms, 17,924 shares; and Mr. Locke, 14,737 shares. The shares shown for directors and executive officers as a group include 32,661 shares which may be acquired within the 60 day period following October 31, 1998 under a stock option plan.

(2)      Includes 14,859 shares held jointly with Mr. Helms' spouse.

(3) Includes 1,903 shares held in the name of Mr. Kilmer's wife. Mr. Kilmer also owns 1,900 shares of common stock of Anderson.

(4)      Includes 4,180 shares held jointly with Mr. Locke's spouse.

(5) Includes 16,771 shares held in the estate of Mr. Owens' wife for which Mr. Owens is the personal representative, 15,253 shares held in Mr. Owens' wife's trust, 60 shares held in the name of Jonathan D. Owens with Mr. Owens as custodian, 52 shares held in the name of Katrina H. Owens with Mr. Owens as custodian, and 7 shares held in the name of Zayda D. Owens with Mr. Owens as custodian. Mr. Owens also owns 1,000 shares of common stock of Anderson.

* Percentage beneficially owned is less than 1% of the outstanding shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of Pendleton are customers of and have had transactions with Pendleton from time to time in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

                           DESCRIPTION OF ANDERSON

BUSINESS

     Anderson is a state chartered commercial bank organized in 1995. Anderson's principal office is located in Anderson, Indiana. Anderson provides various commercial and consumer banking services to its customers located primarily in Madison County, Indiana. These services include accepting demand, savings and time deposits; making commercial, consumer and real estate loans; administering trusts and estates; and providing other services relating to the general banking business, such as, for example, safe deposit facilities.

PROPERTIES

     The main office of Anderson is located at 19 West 10th Street, Anderson, Indiana. Anderson also operates three branches located in Anderson, Indiana. The main office and one branch of Anderson are leased; the other two branches of Anderson are owned by Anderson.

LITIGATION

     There is no pending litigation of a material nature in which Anderson is a party or in which any of its property is subject, other than ordinary routine litigation incidental to the normal business of Anderson. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or associate of any such director, executive officer, principal shareholder or affiliate is a party or has a material interest adverse to Anderson. None of the ordinary routine litigation in which Anderson is involved is expected to have a material adverse impact upon the financial condition or results of operation of Anderson.

EMPLOYEES

     As of September 30, 1998, Anderson had 26 full-time equivalent employees to whom it provides a variety of benefits. Management of Anderson considers its relations with its employees to be good.

MANAGEMENT

     The following table contains certain information about each director and executive officer of Anderson as of the date of this Proxy
Statement-Prospectus:

DIRECTORS:

                                                           PRINCIPAL OCCUPATION FOR                      SERVED AS DIRECTOR
            NAME               AGE                               LAST 5 YEARS                            CONTINUOUSLY SINCE
            ----               ---                               ------------                            ------------------
James F. Ault                  63             Chairman  of the Board of  Directors  of  Anderson,               1995
                                              Retired executive of General Motors Corporation

Michael L. Baker               38             President and Chief Executive Officer of Anderson                 1995


R. Glenn Falls                 77             Investment Counselor at Anderson University

Edward L. Foggs                64             Executive  Director  of  Leadership  Council of the               1995
                                              Church  of  God,  Inc.  and  Trustee  of  Community
                                              Hospital of Madison County

William H. Hardacre            67             Self-employed real estate developer                               1995

Jeffrey A. Jenness             43             Executive Secretary,  Treasurer and Chief Executive               1995
                                              Operator  of Board of  Pensions  of the  Church  of
                                              God, Inc.

C. David Kleinhenn             47             Chief Executive Officer of Kleinhenn Company,  Inc.               1995
                                              and President and Chief  Executive  Operator of Duo
                                              Company, Inc.



Herbert G. Likens              54             Farmer and Owner of Likens Farm, Inc.                             1996

Robert J. Pensec               56             President of Carbide Grinding Co., Inc.                           1995

Eric R. Retrum                 48             Physician with Madison County Imaging, P.C.                       1995

Kurt Retrum                    45             Physician with Madison County Imaging, P.C.                       1995

Stephen D. Skaggs              46             Vice President of Perfecto Tool & Engineering  Co.,               1995
                                              Inc.

Leland R. Symonds              99             Retired from Emge Packing Co., Inc.                               1995

EXECUTIVE OFFICERS:


               NAME                  AGE                                    OFFICE
               ----                  ---                                    -------
James F. Ault                        63        Chairman of the Board of Directors of Anderson since 1995

Jeffrey A. Jenness                   42        Vice  Chairman of the Board of Directors  of Anderson  since 1995 and
                                               Executive  Secretary,  Treasurer,  and Chief  Executive  Operator  of
                                               Board of Pensions of the Church of God, Inc. since 1994

Michael L. Baker                     38        President and Chief Executive Officer of Anderson since 1995

Bradley K. Condon                    34        Senior Vice President of Anderson since 1995

Michael E. Stephens                  45        Senior Vice President and Cashier of Anderson since 1995


     All of Anderson's directors and executive officers hold office for a term of one year or until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the directors or executive officers and any other persons according to which any of Anderson's directors or executive officers have been selected for their respective positions.

     For a discussion concerning interests which certain officers and directors of Anderson have in the merger other than their interests as Anderson shareholders, see "MERGER - Interests of Certain Persons in the Merger."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following is a summary of the amount and percent of Anderson's common stock beneficially owned on October 31, 1998, by each beneficial owner of more than five percent of Anderson's common stock, by each director of Anderson, by each executive officer of Anderson, and by all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.

                                              AMOUNT AND NATURE
         BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP (1)                  PERCENT OF CLASS
         ----------------              -----------------------                      ----------------
James F. Ault                                      13,997 (2)                             2.29%

Michael L. Baker                                   12,162 (3)                             1.99%

Bradley K. Condon                                   3,000 (4)                               *

R. Glenn Falls                                      8,437 (5)                             1.38%

Edward L. Foggs                                     2,760 (6)                               *

William H. Hardacre                                 8,410 (7)                             1.37%

Jeffrey A. Jenness                                 14,860 (8)                             2.43%

C. David Kleinhenn                                 11,207                                 1.83%

Herbert G. Likens                                     360                                   *

Robert J. Pensec                                   70,776                                11.56%

Eric R. Retrum                                     46,189 (9)                             7.54%

Kurt Retrum                                        33,436 (10)                            5.46%

Stephen D. Skaggs                                   7,738 (11)                            1.26%

Michael E. Stephens                                 6,675 (12)                            1.09%

Leland R. Symonds                                  56,325                                 9.20%

Directors  and  Executive  Officers               296,332                                48.39%
as a Group (15 Individuals)

(1) The information contained in this column is based upon information furnished to Anderson by the persons and entities named above and shareholder records of Anderson. All numbers and percentages are presented fully diluted to include unexercised options to purchase in the aggregate of 22,650 shares of Anderson's common stock.

(2)      Includes 9,000 shares held jointly with Mr. Ault's spouse.

(3) Includes 750 shares held jointly with by Mr. Baker's spouse and 5,262 shares held by Mr. Baker in his self-directed IRA. Also includes options to purchase 5,650 shares.

(4) Includes 1,250 shares held jointly with Mr. Condon's spouse, and options to purchase 750 shares.

(5)      Includes options to purchase 660 shares.

(6) Includes 2,000 shares held by Dr. Foggs in his self-directed IRA and options to purchase 660 shares.

(7)      Includes options to purchase 2,410 shares.

(8) Includes 6,000 shares held by Mr. Jenness in his self-directed IRA, and options to purchase 7,860 shares.

(9) Includes 8,000 shares for which Dr. Eric Retrum is acting as custodian for his four children.

(10) Includes 10,000 shares for which Dr. Kurt Retrum is acting as custodian for his four children.

(11)     All 7,738 shares are held jointly with Mr. Skaggs' spouse.

(12) Includes 500 shares held jointly with Mr. Stephens' spouse and 3,675 shares owned by Mr. Stephens in his self-directed IRA. Also includes options to purchase 2,500 shares.

  * Percentage beneficially owned is less than 1% of the outstanding shares.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of Anderson are customers of and have had transactions with Anderson from time to time in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

                ANDERSON MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Dollar
                amounts in thousands, except per share data)

THE FOLLOWING DISCUSSION AND ANALYSIS REVIEWS THE OPERATING RESULTS AND FINANCIAL CONDITION OF ANDERSON. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS, NOTES THERETO AND OTHER FINANCIAL INFORMATION PRESENTED THEREIN WHICH ARE INCLUDED IN THIS PROXY
STATEMENT-PROSPECTUS.

CERTAIN STATEMENTS IN THIS SECTION CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF ANDERSON TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

Anderson conducts business from four offices in Anderson, Indiana in Madison County, Indiana. Anderson provides a range of commercial and personal banking activities, including accepting individual and commercial deposits and making commercial, mortgage and consumer loans.


FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

RESULTS OF OPERATIONS

NET INCOME

Anderson earned $625, or $1.08 per share, for 1997 compared to $232, or $.42 per share, for 1996. This increase was driven by increased net interest income which more than offset higher operating expenses during 1997.

Return on average assets (ROA) was 1.19% and .66% for 1997 and 1996, while return on average equity (ROE) was 10.36% and 4.33% for those same periods.

NET INTEREST INCOME

Net interest income is the most significant component of Anderson's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans, securities and short-term investments and interest paid on deposits. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and interest rates. For 1997, net interest income was $2,403, representing a $902, or 60.1% increase over 1996 net interest income of $1,501. The increase in net interest income for 1997 resulted from the continued growth of Anderson.

Total interest income for 1997 was $1,525, or 55.4%, greater than in 1996. Interest and fees on loans increased $1,421, or 60.4%, to $3,774 for 1997, compared to $2,353 for 1996. Significant growth in Anderson's loan portfolio accounted for the increase in total interest income, as average loan balances were $15,589, or 59.8% higher in 1997 than in 1996. The average balances of all categories of loans increased during the year. The average yield on total loans increased modestly to 9.06% for 1997 from 9.02% in 1996. Interest income on securities and short-term investments, on a tax equivalent basis, increased to $533 for 1997 from $402 in 1996 due to a $924 increase in average balance, and an increase in average yield to 6.11% for 1997 from 5.16% in 1996. Prior to 1997, Anderson's only interest earning investments, other than loans, were federal funds sold and securities purchased under agreements to resell, essentially short-term money market investments. During 1997, Anderson began acquiring securities, primarily taxable issuances of US Government agencies and municipal bonds, in an effort to increase the yield on the investment portfolio.

Total interest expense for 1997 increased $623, or 49.7%, compared to 1996. The increase was primarily attributable to increased volume, as average deposits, in all categories, increased $13,275, or 52.0% during 1997. The average cost of deposits declined slightly to 4.84% for 1997 from 4.92% in 1996. This decline resulted primarily from a slight shift in deposit composition as higher cost interest bearing time deposits declined to 61.0% of average deposits in 1997 from 64.6% in 1996.

See Tables 2 and 3 for an analysis of Anderson's net interest income (on a tax-equivalent basis) for 1997 and 1996.

Net interest income, on a tax equivalent basis, for 1997 was $929, or 61.9% higher than for 1996. The net interest margin, on a tax equivalent basis, for 1997 and 1996 was 4.82% and 4.43%. The net interest margin increased due to continued strong loan growth, changes made in the investment portfolio to increase yield and controlling the interest cost of deposit funds.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed by management to be sufficient to absorb losses inherent in the credit portfolio. Management conducts, on a quarterly basis, a detailed evaluation of the adequacy of the allowance.

See Table 4 for a summary of the activity in and the composition of the allowance for loan losses. The provision for loan losses was $197 for 1997 and $256 for 1996. A lower provision was recorded in 1997 due to a slight slowdown in loan growth. Charge-offs have been negligible since the formation of Anderson and asset quality has been good. Management maintains the reserve at a level believed appropriate based on their ongoing analysis of the risk in the portfolio. Individual loans identified as possible problems are analyzed and portions of the allowance allocated to those loans, if needed, and portions of the allowance are allocated to "good" loans based upon industry averages, adjusted by management in consideration of growth, the local economy and other factors. The allowance for loan losses at year end 1997 was $658, or 1.31% of total loans, compared to $466, or 1.32% of total loans, at year end 1996.

Nonperforming loans include nonaccrual loans, restructured loans, and loans delinquent 90 days or more. Loans are classified as nonaccrual when management believes that collection of interest is doubtful, typically when payments are past due 90 days, unless the loans are well secured and in the process of collection.

See Table 5 for a summary of nonperforming loans. Nonperforming loans were nominal in 1997 and 1996 and were $0 at year end.

Impaired loans are those loans for which full payment in accordance with the contractual terms is not expected. No loans were designated as impaired during 1997 or 1996.

Management designates certain loans for internal monitoring purposes on a watch list. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition or the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreement; however, management may have a significant degree of concern about the borrowers' ability to continue to perform according to the terms of the loan. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan. Also, watch list loans may include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower.

At December 31, 1997, Anderson had one loan with a balance of $493 graded substandard and included on its watch list. The loan was not considered impaired and was performing as agreed.

NONINTEREST INCOME AND EXPENSE

See Table 6 for an analysis of changes in noninterest income and expense.

Noninterest income increased $80, or 66.7%, to $200 for 1997 compared to $120 in 1996. This increase was volume driven as the number of accounts, particularly demand deposits, increased. Other income increased $27 due primarily to an arrangement, begun in mid-1997 whereby Anderson receives finders fees for taking mortgage loan applications for a mortgage company. The loans are closed by the mortgage company and Anderson incurs no interest rate risk. Noninterest expense for 1997 was $1,406, up $430 (44.1%). The increases are due to increased staffing (up $233 or 47.1%), premises and equipment (up $61 or 37.0%) and data processing (up $33 or 49.3%) costs incurred as Anderson grows. The financial results for 1997 reflect a full year's operations for a branch opened in mid-1996. Data processing costs are tied to volume and the number of accounts.

INCOME TAXES

The provision for income taxes, as a percent of income before income taxes, was 37.5% for 1997 and 40.4% for 1996. Further tax information regarding Anderson can be found in Notes 1 and 7 to Anderson's financial statements included in this Proxy Statement-Prospectus (the "Financial Statements").

FINANCIAL CONDITION

Total assets were $62,837 at year end 1997 compared to $45,969 at year end 1996, an increase of $16,868 or 36.7%. Increased loan totals were funded by increased deposits and, as discussed above, short-term investments were reduced and replaced with available for sale securities.

SECURITIES

See Note 2 to the Financial Statements and Table 7 for information about Anderson's securities. Prior to 1997, Anderson invested available funds in federal funds sold and securities purchased under agreements to resell. The repurchase agreements were, essentially, loans to another financial institution, secured by securities with a fair value greater than the loan amount. They were for short terms, generally less than one month. During 1997, to increase investment yield and generate tax exempt income, Anderson acquired U.S. Government and Agency securities and securities of states and political subdivisions. Anderson classifies all securities as available for sale, but did not sell securities during 1997.

Other than securities of the U.S. Government and its agencies, Anderson has no security concentrations greater than 10% of shareholders' equity at December 31, 1997.

LOANS

See Note 3 to the Financial Statements and Table 8 for information about Anderson's loan portfolio. Total loans increased $14,931 or 42.3% from year end 1997 to year end 1996. This growth occurred in all categories with the largest percentage increase, but smallest dollar increase, being a $1,464, or 82.2%, increase in consumer loans. Since its founding, Anderson has realized strong loan growth and focuses on small commercial business and commercial real estate lending. Commercial real estate loans comprise $20,636, or 41.1% of total loans, at December 31, 1997. The percent is down slightly from 46.8% of total loans at the prior year end. Commercial loans increased to $11,899, or 23.7% of the portfolio, at December 31, 1997 from $6,464, or 18.3%, at year end 1996. The percentage of consumer loans to total loans increased slightly while the percentage of residential real estate loans to total loans has decreased slightly.

DEPOSITS

See Note 6 to the Financial Statements and Tables 2 and 9 for more information about Anderson's deposits. Average deposits increased to $46,172 for 1997 from $29,559 for 1996, an increase of $16,613, or 56.2%. Average noninterest-bearing deposits increased to $7,398 for

1997 from $4,060 in 1996. Anderson seeks commercial deposit relationships and offers sweep products, account analysis and other features to attract them. Year end total deposits increased $15,842, or 39.6%, from 1996 to 1997. Noninterest-bearing deposits increased to $8,311 from $4,989. At December 31, 1997, $14,391, or 48.2%, of Anderson's time deposits had balances of greater than $100. For 1997, average time deposits issued in amounts greater than $100 totaled $10,214 or 43.2% of average total time deposits. Anderson has historically had significant balances of large denomination time deposits. The majority of these funds are from public entities with whom Anderson has had an ongoing relationship. Management believes these deposit sources to be stable.

CAPITAL

Anderson is subject to various regulatory capital guidelines as required by federal banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

Tier 1 capital consists of shareholders' equity excluding unrealized gains and losses on securities available for sale, as defined by Anderson regulators. The definition of Tier 2 capital includes the amount of allowance for loan losses which does not exceed 1.25% of gross risk weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

The minimum requirements under the capital guidelines are generally at least a 4.00% leverage ratio (Tier 1 capital divided by average assets excluding unrealized gains/losses), a 4.00% Tier 1 risk-based capital ratio (Tier 1 capital divided by risk-weighted assets), and a 8.00% total capital ratio (Tier 1 capital plus Tier 2 capital divided by risk-weighted assets).

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires federal regulatory agencies to define capital tiers. These are: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, a total capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on Anderson's financial statements. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion is limited, in addition to the institution being required to submit a capital restoration plan.

Management believes Anderson met all the capital requirements as of December 31, 1997, and was well-capitalized under the guidelines established by banking regulators. To be well-capitalized, Anderson must maintain the prompt corrective action capital guidelines described above.

At December 31, 1997, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on Anderson's consolidated liquidity, capital resources or operations.

Anderson's actual capital amounts and ratios are presented in Note 10 to the Financial Statements.

LIQUIDITY AND RATE SENSITIVITY

Liquidity refers to the availability of funds to meet deposit withdrawals and borrowing repayments, fund loan commitments and pay expenses. Anderson has many sources of liquid funds, including cash and cash equivalents, payments and maturities of loans and securities, growth in deposits, and net income. In addition, Anderson has the ability to sell securities available for sale, and Anderson may borrow from the Federal Reserve and the Federal Home Loan Bank.

The statement of cash flows and Table 10 illustrate the sources and uses of Anderson's cash and cash equivalents. Management believes Anderson has sufficient liquidity to meet reasonable borrower, depositor, and creditor needs in the present economic environment. Anderson has not received any recommendations from regulatory authorities which would materially affect liquidity, capital resources or operations.

Anderson's interest rate sensitivity position is influenced by the timing of the maturity or repricing of interest earning assets and interest-bearing liabilities. One method of gauging sensitivity is by a static gap analysis, as presented in Table 11. Rate sensitivity gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. Rising interest rates are likely to increase net interest income in a positive gap position, while declining rates are likely to be beneficial in a negative gap position.

As seen in Table 11, Anderson has a negative cumulative gap position for the 1 to 90 day and the 91 to 365 day time periods. This suggests that Anderson may earn more net interest income if rates fall, or less net interest income if rates rise. However, a limitation of the traditional static gap analysis is that it does not consider the timing or magnitude of noncontractual repricing. In addition, the static gap analysis treats demand and savings deposits as repriceable within the earliest time category due to the lack of contractual maturity; however, experience suggests that these deposits are actually somewhat resistant to rate sensitivity. As a practical matter, Anderson has the ability to adjust rates on deposit accounts in an effort to achieve a neutral interest rate sensitivity position.

INFLATION

The effects of price changes and inflation on a financial institution vary considerably from an industrial organization. Changes in interest rates, rather than changes in the prices of goods and services, is the primary determinant of profitability of a financial institution. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither the timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates. During periods of high inflation, there are normally corresponding increases in the money supply. During such times, financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses. Over the past few years, the rate of inflation has been relatively low, and its impact on the growth in the balance sheets and increased levels of income and expense has been nominal.

YEAR 2000

Anderson's Board of Directors and management is aware of the possible consequences the Year 2000 may pose with regard to the computer systems utilized to conduct business on a daily basis. A "Year 2000 Committee" prepared a detailed plan to address this issue. Prior to the pending merger, replacement and testing of specific system applications and hardware was scheduled to be completed by the end of 1998. However, due to the pending merger, Anderson now plans to convert its mission critical systems to First Merchants' systems, which is expected to occur early in the second quarter of 1999. Anderson's contingency plan in the event the merger does not occur is to proceed with the previously planned system upgrade with the current system vendor. Certain other systems that are not dependent upon the merger are expected to be Year 2000 compliant by year end 1998. Anderson has communicated with customers to promote awareness of the Year 2000 issue, and a risk assessment process has also been implemented to evaluate the Year 2000 preparedness of certain significant commercial borrowers of Anderson.

Management does not believe the remaining necessary steps involved to resolve this issue will significantly impair the organization's ability to operate and conduct business in a normal fashion, and Anderson does not expect the total cost to address this issue to be significant to operations.


FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

RESULTS OF OPERATIONS

NET INCOME

Anderson earned $280, or $.47 per share for the third quarter of 1998 compared to $168, or $.29 per share for the third quarter of 1997. Net income increased $363, or 90.7% to $763 for the nine month period ending September 30, 1998 compared to the same period in 1997. Diluted earnings per share were $1.29 and $.69 for the nine month periods ended September 30, 1998 and 1997, respectively. As in 1997, increased net interest income drove the increase for the period and more than offset higher operating costs.

Annualized return on average assets (ROA) was 1.48% and 1.05% for the periods ending September 30, 1998 and 1997, respectively, while annualized return on average equity (ROE) was 14.78% and 9.00% for those same periods.

NET INTEREST INCOME

For the nine months ended September 30, 1998 and 1997, net interest income was $2,305 and $1,676, respectively. This represents a $629, or 37.5% increase over the prior year. Net interest income for the third quarter of 1998 was $206, or 33.1% higher than for the same 1997 period. The increase in net interest income during 1998 is attributable to the continued growth of Anderson and both loans and securities have increased since December 31, 1997.

Total interest income increased $1,096, or 36.0%, for the nine month period ending September 30, 1998, and $372, or 33.4%, for the third quarter of 1998. Interest and fees on loans increased $984, or 37.1%, to $3,634 for the first nine months of 1998, compared to $2,650 for the first nine months of 1997. For the third quarter of 1998, interest and fees on loans increased $316, or 32.3%, compared to the third quarter of 1997. Growth in Anderson's loan portfolio accounted for the majority of the increase in total interest income, as average loan balances were $14,526, or 36.6% higher for the nine months ended September 1998 than the same period in 1997. The annualized average yield on loans increased 8.94% for 1998 from 8.91% in 1997. Interest income on securities and short-term investments increased $112 during the first nine months of 1998, due primarily to a $2,420 increase in average outstanding balance.

Total interest expense increased $467, or 34.1% for the nine month period ending September 30, 1998, and $166, or 33.9% for the third quarter of 1998. The increase was attributable to a $13,580, or 36.1% increase in average deposit balances in 1998, as compared to 1997. The average cost of deposits declined nominally.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

See Table 4 for a summary of the activity in and composition of the allowance for loan losses, and see Table 5 for a summary of nonperforming assets. The provision for loan losses was $103 for the first nine months of 1998 and $155 for the same period in 1997. The reduction in provision results from a slight slowdown in loan growth as asset quality remains good. The allowance for loan losses at September 30, 1998 was $761, or 1.29% of total loans compared to $658, or 1.31% of total loans at December 31, 1997. Nonperforming loans were $492 at September 30, 1998. This was one loan that management believes to be well secured and in the process of resolution.

NONINTEREST INCOME AND EXPENSE

Noninterest income totaled $267 for the first nine months of 1998, compared to $138 for the same period of 1997, an increase of $129, or 93.5%. Noninterest income for the third quarter increased $52, or 106.1% to $101 compared to the prior year. The increases come from deposit account service charges and fees, driven by the continued growth in deposits, and fees earned from mortgage loan finders fees.

Noninterest expense totaled $1,244 for the first nine months of 1998, compared to $1,011 for that same period of 1997, an increase of $233, or 23.0%. Noninterest expense for the third quarter of 1998 was $104, or 30.3% higher than the prior year.

These increases are primarily growth driven. Anderson opened a new branch in March, 1998, and increased volume result in higher data processing fees. Factors increasing other noninterest expense include increased advertising costs, higher attorneys' fees and a $10 expense related to the settlement of a lawsuit related to a dispute about a letter of credit.

INCOME TAXES

The effective income tax rates for the first nine months of 1998 and 1997 were 37.7% and 38.3%. The decrease in effective tax rate was primarily attributable to increased income on non-taxable securities.


FINANCIAL CONDITION

Total assets were $75,713 at September 30, 1998 compared to $62,837 at December 31, 1997, an increase of $12,876, or 20.5%. An $11,778 (21.1%)
increase in deposits was used to fund increases in loans of $8,950 (17.8%) and securities of $3,185 (47.9%).

CAPITAL

Management believes Anderson met all the capital requirements as of September 30, 1998, and was well-capitalized under the guidelines established by the banking regulators.

At September 30, 1998, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on Anderson's consolidated liquidity, capital resources or operations.

Anderson's actual capital amounts and ratios are presented in the following table.

                                                                                               Minimum Required
                                                                                                  To Be Well
                                                                     Minimum Required            Capitalized
                                                                       For Capital         Under Prompt Corrective
                                                   Actual            Adequacy Purposes        Action Regulations
                                                   ------            -----------------        ------------------
September 30, 1998                           Amount       Ratio       Amount      Ratio         Amount     Ratio
------------------                          --------      -----     --------      -----       --------     -----
Total capital (to risk weighted assets)     $ 7,963        13.8%    $ 4,627        8.0%       $ 5,783      10.0%
Tier 1 capital (to risk weighted assets)      7,240        12.5       2,313        4.0          3,470       6.0
Tier 1 capital (to average assets)            7,240         9.7       2,988        4.0          3,735       5.0

LIQUIDITY

Liquidity refers to the availability of funds to meet deposit withdrawals and borrowing repayments, fund loan commitments and pay expenses. Anderson has many sources of liquid funds, including cash and cash equivalents, payments and maturities of loans and securities, growth in deposits, and net income. In addition, Anderson has the ability to sell securities available for sale, and Anderson may borrow from the Federal Reserve and the Federal Home Loan Bank.

Management believes Anderson has sufficient liquidity to meet reasonable borrower, depositor, and creditor needs in the present economic environment. Anderson has not received any recommendations from regulatory authorities which would materially affect liquidity, capital resources or operations.

-----------------------------------------------------------------------------------------------------------------------------------
                                           TABLE 1 - ANDERSON FINANCIAL SUMMARY
                                  (Dollar amounts in thousands, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       FOR THE YEARS ENDED             MARCH 9,1995
                                                NINE MONTHS ENDED SEPTEMBER 30,             DECEMBER 31,        (DATE OF INCEPTION)
                                                       1998        1997                  1997        1996      TO DECEMBER 31, 1995
                                                       ----        ----                  ----        ----      --------------------
SUMMARY OF OPERATIONS
Interest income - tax equivalent (1)               $  4,182       3,060                  $4,307   $   2,755             $1,168
Interest expense                                      1,835       1,368                   1,877       1,254                528
                                                   --------     -------                --------   ---------             ------
Net interest income - tax equivalent (1)              2,347       1,692                   2,430       1,501                640
Tax equivalent adjustment (1)                           (42)        (16)                    (27)         --                 --
                                                   --------     -------                --------   ---------             ------
Net interest income                                   2,305       1,676                   2,403       1,501                640
Provision for loan losses                               103         155                     197         256                210
Noninterest income                                      267         138                     200         120                 44
Noninterest expense                                   1,244       1,011                   1,406         976                625
                                                   --------     -------                --------   ---------             ------
Income before income taxes                            1,225         648                   1,000         389               (151)
Income tax expense                                      462         248                     375         157                 --
                                                   --------     -------                --------   ---------             ------

NET INCOME                                         $    763     $   400                $    625    $    232             $ (151)
                                                   ========     =======                ========    ========             ======
PER SHARE DATA
Basic earnings per share                           $   1.30     $  0.69                  $ 1.08   $    0.42             $(0.28)
Diluted earnings per share                             1.29        0.69                    1.08        0.42              (0.28)
Shareholders' equity, end of period                   12.42       10.65                   11.06        9.93               9.50

SELECTED ACTUAL PERIOD-END BALANCES
Total assets                                         75,713      54,368                  62,837      45,969             27,262
Earning assets                                       72,438      50,645                  56,989      43,084             25,788
Securities available-for-sale                         9,830       6,633                   6,645          --                 --
Loans                                                59,156      43,776                  50,206      35,275             15,839
Allowance for loan losses                              (761)       (616)                   (658)       (466)              (210)
Total deposits                                       67,672      47,816                  55,894      40,052             21,918
Noninterest-bearing deposits                         11,310       8,203                   8,311       4,989              4,412
Interest-bearing deposits                            56,362      39,613                  47,583      35,063             17,506
Shareholders' equity                                  7,327       6,209                   6,448       5,537              5,199



                                      59



SELECTED RATIOS
Loans to deposits                                    87.42%      91.55%                  89.82%      88.07%             72.26%
Return on average assets                              1.48%       1.05%                   1.19%       0.66%             -0.96%
Return on average equity                             14.78%       9.00%                  10.36%       4.33%             -3.46%
Leverage capital ratio                                9.69%      11.08%                  10.92%      12.81%             18.87%
Efficiency ratio (2)                                 47.59%      55.25%                  53.46%      60.21%             91.37%

OTHER DATA
Number of employees                                      26          26                      25          21                 12
Shares outstanding at period end                    589,784     583,144                 583,144     557,744            547,044
Shares used to compute basic earnings per share     588,257     579,407                 580,409     553,497            547,044
Shares used to compute diluted earnings per share   591,313     580,393                 581,325     553,497            547,044


(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles (GAAP), as reflected in the financial statements.

(2) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a fully tax equivalent basis, and noninterest income.

---------------------------------------------------------------------------------------------------------------------------------
                                 TABLE 2 - ANDERSON AVERAGE BALANCE SHEETS AND INTEREST RATES
                                                (Dollar amounts in thousands)
---------------------------------------------------------------------------------------------------------------------------------
                                                                              YEARS ENDED DECEMBER 31,
                                                                      1997                                  1996
                                                       --------------------------------------------------------------------------
                                                         AVERAGE                  AVERAGE     AVERAGE                  AVERAGE
                                                         BALANCE     INTEREST     RATE         BALANCE    INTEREST      RATE
                                                       --------------------------------------------------------------------------
ASSETS
INTEREST EARNING ASSETS
  Securities
    Taxable                                            $  3,995     $    266       6.66%       $     --     $    --       0.00%
    Non-taxable (1)                                       1,104           79       7.14%             --          --       0.00%
    Federal funds sold and repurchase agreements          3,623          188       5.19%          7,791         402       5.16%
    Unrealized loss on AFS securities                        (7)          --       0.00%             --          --       0.00%
                                                       --------     --------      ------       --------     -------       -----
      Total securities                                    8,715          533       6.11%          7,791         402       5.16%
  Loans (1)(2)
    Commercial                                           26,379        2,459       9.32%         17,472       1,616       9.25%
    Real estate                                          11,778          977       8.30%          6,504         540       8.30%
    Installment and other consumer                        3,509          338       9.63%          2,101         197       9.38%
                                                       --------     --------      ------       --------     -------       -----
      Total loans                                        41,666        3,774       9.06%         26,077       2,353       9.02%
                                                       --------     --------      ------       --------     -------       -----

  TOTAL EARNING ASSETS                                   50,381        4,307       8.55%         33,868       2,755       8.13%
                                                       --------     --------      ------       --------     -------       -----

NONINTEREST EARNING ASSETS
  Allowance for loan losses                                (556)                                   (326)
  Premises and equipment                                    639                                     527
  Cash and due from banks                                 1,668                                     846
  Accrued interest and other assets                         458                                     299
                                                       --------                                --------
  TOTAL ASSETS                                         $ 52,590                                 $35,214
                                                       ========                                ========


LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
  Deposits
    Interest-bearing demand deposits                   $  6,297          163       2.59%        $ 3,480          87        2.50%
    Savings deposits                                      8,829          400       4.53%          5,550         258        4.65%
    Time deposits                                        23,648        1,314       5.56%         16,469         909        5.52%
                                                       --------     --------      ------       --------     -------       ------
      Total interest-bearing deposits                    38,774        1,877       4.84%         25,499       1,254        4.92%


                                      61

  Borrowed funds
    Short-term borrowings                                  --           --         0.00%             --          --        0.00%
    Long-term debt                                         --           --         0.00%             --          --        0.00%
                                                       --------     --------      ------       --------     -------       ------
      Total borrowed funds                                 --           --         0.00%             --          --        0.00%
                                                       --------     --------      ------       --------     -------       ------
   TOTAL INTEREST-BEARING LIABILITIES                    38,774        1,877       4.84%         25,499       1,254        4.92%
                                                       --------     --------      ------       --------     -------       ------
NONINTEREST-BEARING LIABILITIES
  Noninterest-bearing demand deposits                     7,398                                   4,060
  Accrued interest and other liabilities                    386                                     292
  Shareholders' equity                                    6,032                                   5,363
                                                       --------                                --------
  TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY           $ 52,590                                $ 35,214
                                                       --------                                --------
                                                       --------                                --------

INTEREST MARGIN RECAP
  NET INTEREST INCOME AND
    INTEREST RATE SPREAD                                            $  2,430       3.71%                   $  1,501        3.22%
  NET INTEREST INCOME MARGIN                                        ========       4.82%                   ========        4.43%

(1) Interest income on tax-exempt securities have been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years.

(2) Nonaccrual loans are included in average loan balance and loan fees are included in interest income.

-------------------------------------------------------------------------------
                     TABLE 3 - ANDERSON VOLUME/RATE ANALYSIS
                          (Dollar amounts in thousands)
-------------------------------------------------------------------------------

                                                                         1997-1996
                                                       ------------------------------------------------
                                                                           Change          Change
                                                            Total          Due To          Due To
                                                            Change          Volume          Rate
                                                       ------------------------------------------------
INTEREST INCOME

Loans                                                          $1,421       $1,412           $ 9
Securities
  Taxable                                                         266          266             -
  Tax-exempt                                                       79           79             -
Short-term investments                                           (214)        (216)            2
                                                                ------      ------            --


TOTAL INTEREST INCOME
                                                                1,552        1,541            11
                                                                ------      ------            --


INTEREST EXPENSE

Interest-bearing DDA                                                76          73             3
Savings deposits                                                   142         149            (7)
Time deposits                                                      405         399             6
Short-term borrowings                                                -           -             -
Long-term borrowings                                                 -           -             -
                                                                 -----      ------             --
TOTAL INTEREST EXPENSE                                             623         621             2
                                                                 -----      ------             --

NET INTEREST INCOME                                             $  929      $  920             $9
                                                                ======      ======             ==

--------------------------------------------------------------------------------
           TABLE 4 - ANDERSON ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                        (Dollar amounts in thousands)
--------------------------------------------------------------------------------

                                             SEPTEMBER 30,                          DECEMBER 31,
                                       1998                1997                 1997            1996
                                       ----                ----                 ----            ----
BALANCE AT BEGINNING OF PERIOD         $658                $466                 $466            $210

LOANS CHARGED-OFF
  Commercial                              0                   0                    0               0
  Real estate-residential                 0                   0                    0               0
  Consumer                                0                  (5)                  (5)              0
                                      -----               -----                -----            ----
        TOTAL CHARGE-OFFS                 0                  (5)                  (5)              0
                                      -----               -----                -----            ----

CHARGE-OFFS RECOVERED
  Commercial                              0                   0                    0               0
  Real estate-residential                 0                   0                    0               0
  Consumer                                0                   0                    0               0
                                      -----               -----                -----            ----
      TOTAL RECOVERIES                    0                   0                    0               0
                                      -----               -----                -----            ----

Net loans charged-off                     0                  (5)                  (5)              0
Current year provision                  103                 155                  197             256
                                      -----               -----                -----            ----

BALANCE AT END OF PERIOD               $761                $616                 $658            $466
                                      =====               =====                =====           =====


Loans at period end                 $59,156             $43,776              $50,206         $35,275

Ratio of allowance to loans
  at period end                        1.29%               1.41%                1.31%           1.32%

Average loans                       $54,245             $39,690              $41,666         $26,077

Ratio of net loans charged-off
  to average loans                     0.00%               0.01%                0.01%           0.00%


                                                 Allocation of Allowance for Loan Losses

                                             SEPTEMBER 30,                          DECEMBER 31,
                                       1998                 1997                1997            1996
                                      -----                -----               -----           -----
Commercial                             $529                 $436                $468            $317
Real estate-residential                 126                  106                 118              80
Consumer                                 95                   65                  72              48
Unallocated                              11                    9                   -              21
                                      -----                -----               -----           -----
Total                                  $761                 $616                $658            $466
                                      =====                =====               =====           =====

--------------------------------------------------------------------------------
                      TABLE 5 - ANDERSON NONPERFORMING ASSETS
                           (Dollar amounts in thousands)
--------------------------------------------------------------------------------

                                   SEPTEMBER 30,             DECEMBER 31,
                                           1998           1997          1996
                                           ----           ----          ----
PRINCIPAL BALANCE
  Nonaccrual                                 $0             $0            $0
  90 days or more past due                  492              0             0
                                           ----           ----          ----
    TOTAL NONPERFORMING LOANS              $492             $0            $0
                                           ====           ====          ====

Nonperforming loans as a percent
   of loans                                0.83%          0.00%         0.00%

Other real estate owned                      $0             $0            $0

OREO as a percent of loans                 0.00%          0.00%         0.00%

Allowance as a percent of
  nonperforming loans                    154.67%           N/A           N/A


--------------------------------------------------------------------------------
                TABLE 6 - ANDERSON NONINTEREST INCOME & EXPENSE
                         (Dollar amounts in thousands)
--------------------------------------------------------------------------------

                                                                       % CHANGE
                                                        1997           FROM '96            1996
                                                        ----           --------            ----
NONINTEREST INCOME
Service charges on deposit accounts               $       153            53.00%      $      100
Other                                                      47           135.00%              20
                                                  -----------          -------       ----------
     TOTAL NONINTEREST INCOME                     $       200            66.67%      $      120
                                                  ===========          =======       ==========


                                                                       % CHANGE
                                                         1997          FROM '96            1996
                                                         ----          --------            ----
NONINTEREST EXPENSE
Salaries and employee benefits                    $       728            47.07%      $      495
Occupancy and equipment                                   226            36.97%             165
Data Processing                                           100            49.25%              67
Other                                                     352            41.37%             249
                                                  -----------          -------       ----------
     TOTAL NONINTEREST EXPENSE                    $     1,406            44.06%      $      976
                                                  ===========          =======       ==========

--------------------------------------------------------------------------------
                TABLE 7 - ANDERSON SECURITIES MATURITY SCHEDULE
                         (Dollar amounts in thousands)
--------------------------------------------------------------------------------

                                                AT DECEMBER 31, 1997
                                                --------------------

                                       1 Year and Less      1 to 5 Years        5 to 10 Years      Over 10 Years
                                     ------------------- ------------------- ---------------------------------------   Total
AVAILABLE-FOR-SALE                    Balance    Rate     Balance    Rate     Balance    Rate     Balance    Rate     Balance
------------------                   --------- --------- --------- --------- --------- --------- --------- --------- ---------
U.S. Government & agencies              $1,008     6.30%    $3,896     6.50%    $    -        -          -         -    $4,904
States and political subdivisions(1)        55     8.98%       605     9.47%     1,081    10.03%         -         -     1,741
                                        ------              ------              ------              ------              ------

     TOTAL AVAILABLE-FOR-SALE           $1,063              $4,501              $1,081                                  $6,645
                                        ======              ======              ======              ======              ======

(1) Average rates were calculated on a tax equivalent basis using a marginal federal income tax rate of 34%.

--------------------------------------------------------------------------------
              TABLE 8 - ANDERSON LOAN COMPOSITION AND LIQUIDITY
                        (Dollar amounts in thousands)
--------------------------------------------------------------------------------

                                               DECEMBER 31, 1997                         DECEMBER 31, 1996
LOAN PORTFOLIO COMPOSITION                BALANCE                   %               BALANCE                    %
                                          -------                  --               -------                   --
Residential real estate                   $14,425               28.7%               $10,504                29.8%
Commercial real estate                     20,636               41.1%                16,525                46.8%
Commercial                                 11,899               23.7%                 6,464                18.3%
Consumer                                    3,246                6.5%                 1,782                 5.1%
                                          -------              ------               -------               ------

                                          $50,206              100.0%               $35,275               100.0%
                                          =======              ======               =======               ======

The following tables present the contractual maturities of loans and, by maturity bucket, the breakdown between fixed and variable rate loans.

                                               CONTRACTUAL LOAN MATURITIES AT DECEMBER 31, 1997
                               ---------------------------------------------------------------------------------
                                           1 Year               1 - 5                Over 5
      LOANS DUE IN:                      and Less               Years                 Years                Total
                                         --------               -----                 -----                -----
         BALANCE                          $25,179             $23,753                $1,274              $50,206
                                          =======             =======                ======              =======


SENSITIVITY TO CHANGES IN
INTEREST RATES

  Fixed rates                              $8,011              $4,481                  $375              $12,867
  Variable rates                           17,168              19,272                   899               37,339
                                          -------             -------                ------              -------
           TOTAL                          $25,179             $23,753                $1,274              $50,206
                                          =======             =======                ======              =======

--------------------------------------------------------------------------------
              TABLE 9 - ANDERSON MATURITY RANGES OF TIME DEPOSITS
                WITH BALANCES OF $100,000 OR MORE AT DECEMBER 31
                        (Dollar amounts in thousands)
--------------------------------------------------------------------------------

                                                    1997
                                                    ----
3 months or less                              $    6,644
3 through 6 months                                 4,329
6 through 12 months                                2,762
Over 12 months                                       656
                                              ----------
              TOTAL                           $   14,391
                                              ==========

--------------------------------------------------------------------------------
                  TABLE 10 - ANDERSON FUNDING USES AND SOURCES
                          (Dollar amounts in thousands)
--------------------------------------------------------------------------------

                                                                1997                             1996
                                           ----------------------------------------------  ----------------
                                                                    Increase/(decrease)
                                                   Average          --------------------          Average
                                                   Balance          Amount       Percent          Balance
                                           ----------------------------------------------  ----------------
FUNDING USES
  Loans, total                                     $41,666          $15,589       59.78%           $26,077
  Taxable securities                                 3,995            3,995          N/A                 -
  Tax-exempt securities                              1,104            1,104          N/A                 -
  Short-term investments                             3,623           (4,168)      -53.50%            7,791
                                                   -------          -------                        -------

     TOTAL USES                                    $50,388          $16,520        48.78%          $33,868
                                                   =======          =======                        =======
FUNDING SOURCES
  Noninterest-bearing deposits                      $7,398           $3,338        82.22%           $4,060
  Interest-bearing demand                            6,297            2,817        80.95%            3,480
  Savings deposits                                   8,829            3,279        59.08%            5,550
  Time deposits                                     23,648            7,179        43.59%           16,469
                                                   -------          -------                        -------
      TOTAL SOURCES                                $46,172          $16,613        56.20%          $29,559
                                                   =======          =======                        =======

--------------------------------------------------------------------------------
         TABLE 11 - ANDERSON LIQUIDITY AND INTEREST RATE SENSITIVITY
                       (Dollar amounts in thousands)
--------------------------------------------------------------------------------

                                                                      AT DECEMBER 31, 1997

                                          1 - 90            91 - 365             1 - 5
                                           Days               Days               Years          Over 5 Years          Total
                                     -----------------  -----------------  -----------------  -----------------  -----------------
INTEREST EARNING ASSETS
  Loans                                   $     19,550         $    8,375        $    21,905        $       376       $     50,206

  Securities available-for-sale
    Taxable                                          0              1,008              3,896                  0              4,904
    Tax-exempt                                      55                  0                605              1,081              1,741
                                          ------------         ----------        -----------        -----------       ------------
      Total Securities                              55              1,008              4,501              1,081              6,645

  Restricted stock                                   0                  0                  0                138                138
                                          ------------         ----------        -----------        -----------       ------------
TOTAL EARNING ASSETS                      $     19,605         $    9,383        $    26,406        $     1,595       $     56,989
                                          ============         ==========        ===========        ===========       ============

INTEREST BEARING LIABILITIES

  Interest-bearing demand deposits        $      7,282         $        -        $         -        $         -       $      7,282
  Savings deposits                              10,478                 12                  0                  0             10,490
  Time Deposits                                  8,902             16,626              4,270                 13             29,811
  Short-term borrowings                              0                  0                  0                  0                  -
  Long-term borrowings                               0                  0                  0                  0                  -
                                          ------------         ----------        -----------        -----------       ------------
                                                                                                                         -
TOTAL INTEREST BEARING LIABILITIES        $     26,662         $   16,638        $     4,270        $        13       $     47,583
                                          ============         ==========        ===========        ===========       ============


Rate sensitive gap                        $     (7,057)        $   (7,255)       $    22,136        $     1,582      $      9,406
Rate sensitive cumulative gap             $     (7,057)        $  (14,312)       $     7,824        $     9,406
Cumulative gap as a percentage of
  earning assets                                (12.38)%           (25.11)%            13.73%             16.50%


                           REGULATION AND SUPERVISION
              OF FIRST MERCHANTS AND ITS SUBSIDIARIES AND ANDERSON


BANK HOLDING COMPANY REGULATION

         First Merchants is registered as bank holding company and is subject to the regulations of the Federal Reserve Board ("FEDERAL RESERVE") under the Bank Holding Company Act of 1956, as amended (the "BHC ACT"). Bank holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve. The Federal Reserve has issued regulations under the BHC Act requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. Thus, it is the policy of the Federal Reserve that, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee the compliance of any subsidiary bank that may become "undercapitalized" (as defined in the FDICIA) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHC Act, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the determination that such activity constitutes a serious risk to the financial stability of any bank subsidiary.

         The BHC Act prohibits First Merchants from doing any of the following without the prior approval of the Federal Reserve:

         1. Acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or savings association.

         2.       Merging or consolidating with another bank holding company.

         3. Engaging in or acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be closely related to banking.

The BHC Act does not place territorial restrictions on such nonbanking-related activities.

CAPITAL ADEQUACY GUIDELINES FOR BANK HOLDING COMPANIES

         Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines. These guidelines require a minimum ratio of capital to risk-weighted assets of

8% (including certain off-balance sheet activities such as standby letters of credit). At least half of the total required capital must be "Tier 1 capital," consisting principally of common shareholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder may consist of a limited amount of subordinate debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, and a limited amount of the general loan loss allowance.

         In addition to the risk-based capital guidelines, the Federal Reserve has adopted a Tier 1 (leverage) capital ratio under which the bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets. The ratio is 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 1% to 2% above the stated minimum.

         The following are First Merchants' regulatory capital ratios as of September 30, 1998:

                                                     First Merchants
                                                     ---------------
                  Tier 1 Capital:                         16.30%

                  Total Capital:                          17.24

                  Leverage Ratio:                         11.94

BANK REGULATION

         First Merchants Bank and The Union County National Bank are national banks and are supervised, regulated and examined by the Office of the Comptroller of the Currency (the "OCC"). First United Bank, Pendleton, The Randolph County Bank and Anderson are state banks chartered in Indiana and are supervised, regulated and examined by the Indiana Department. In addition, three of First Merchants' subsidiaries, Pendleton Banking Company, First United Bank and The Randolph County Bank, as well as Anderson are supervised and regulated by the FDIC. Each regulator has the authority to issue cease-and-desist orders if it determines that activities of the bank regularly represent an unsafe and unsound banking practice or a violation of law.

         Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

         Insured state-chartered banks are prohibited under FDICIA from engaging as the principal in activities that are not permitted for national banks, unless
(i) the FDIC determines
that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

BANK CAPITAL REQUIREMENTS

         The FDIC and the OCC have adopted risk-based capital ratio guidelines to which state-chartered banks and national banks are subject. The guidelines establish a framework that makes regulatory capital requirements more sensitive to differences in risk profiles. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

         Like the capital guidelines established by the Federal Reserve, these guidelines divide a bank's capital into tiers. Banks are required to maintain a total risk-based capital ratio of 8%. The FDIC or OCC may, however, set higher capital requirements when a bank's particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

         In addition, the FDIC and the OCC established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for banks that meet specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier 1 leverage ratio of 3% plus an additional 100 to 200 basis points.

         All of First Merchants' affiliate banks as well as Anderson exceed the risk-based capital guidelines of the FDIC and/or the OCC as of September 30, 1998.

         The Federal Reserve, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

FDICIA

         FDICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks which do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA.

         "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by the bank's parent holding company. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks are subject to one or more restrictions, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks, and restrictions on compensation of executive officers. "Critically undercapitalized" institutions may not, beginning 60 days after become "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

         As of September 30, 1998, each bank subsidiary of First Merchants as well as Anderson was "well capitalized" based on the "prompt corrective action" ratios and deadlines described above. It should be noted, however, that a bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's) "prompt corrective action" regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

DEPOSIT INSURANCE

         First Merchants' affiliated banks and Anderson are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (the "BIF") and the Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (i) the bank's capitalization, and (ii) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

         Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

         The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1997 at $0.013 per $100 annually for BIF-assessable deposits and $0.0648 per $100 annually for SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations.

BROKERED DEPOSITS

         Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (i) is well capitalized, or (ii) is adequately capitalized and received a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from (a) paying an interest rate on deposits in excess of 76 basis points over certain prevailing market rates or (b) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

INTERSTATE BANKING AND BRANCHING

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("RIEGLE-NEAL") subject to certain concentration limits, required regulatory approvals and other requirements, (i) bank holding companies such as First Merchants are permitted to acquire banks and bank holding companies located in any state; (ii) any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and (iii) banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states.

ADDITIONAL MATTERS

         In addition to the matters discussed above, First Merchants' affiliate banks and Anderson are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting their lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

         The earnings of financial institutions are also affected by general economic conditions and prevailing interest rates, both domestic and foreign, and by the monetary and fiscal policies of the United States Government and its various agencies, particularly the Federal Reserve.

         Additional legislation and administrative actions affecting the banking industry may be considered by the United States Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation or administrative action will be enacted or the extent to which the banking industry in general or First Merchants and its affiliate banks or Anderson in particular would be affected thereby.

                        COMPARISON OF COMMON STOCK

THE FOLLOWING SUMMARY COMPARISON OF FIRST MERCHANTS COMMON STOCK AND ANDERSON COMMON STOCK INCLUDES ALL MATERIAL FEATURES OF SUCH STOCKS BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO FIRST MERCHANTS' ARTICLES OF INCORPORATION AND BY-LAWS AND ANDERSON'S ARTICLES OF INCORPORATION AND BY-LAWS.

GOVERNING LAW

         The rights of holders of Anderson common stock who receive First Merchants common stock in the merger will be governed by the Indiana Business Corporation Law (the "IBCL"), the state in which First Merchants is incorporated, and by First Merchants' Articles of Incorporation ("FIRST MERCHANTS' ARTICLES") and By-Laws. The rights of Anderson shareholders are governed by the Indiana banking statutes, the state in which Anderson is incorporated, and by Anderson's Articles of Incorporation ("ANDERSON'S ARTICLES") and By-Laws. The rights of Anderson shareholders differ in certain respects from the rights they would have as First Merchants shareholders as First Merchants is an Indiana corporation and Anderson is an Indiana bank. Several ways in which the rights of Anderson shareholders will differ from their rights as First Merchants shareholders include certain anti-takeover measures, the vote percentage required for the amendment of certain significant provisions of the articles of incorporation and for the approval of certain significant corporate transactions.

AUTHORIZED BUT UNISSUED SHARES

         First Merchants' Articles authorize the issuance of 20,000,000 shares of common stock, of which 10,079,540 shares were outstanding as of November 30, 1998. The remaining authorized but unissued shares of common stock may be issued upon authorization of the Board of Directors of First Merchants without prior shareholder approval. First Merchants has 500,000 shares of preferred stock authorized. These shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by the Board of Directors of First Merchants. No shares of preferred stock have currently been issued.

         As of November 30, 1998, First Merchants had 162,977 shares of its common stock reserved and remaining available for issuance under its Employee Stock Purchase Plan and 34,829 shares of its common stock reserved and remaining available for issuance under its Stock Options Plan.

         The issuance of additional shares of First Merchants common stock or the issuance of First Merchants preferred stock may adversely affect the interests of First Merchants shareholders.

         Anderson's Articles authorize the issuance of 2,000,000 shares of common stock. Each outstanding share of stock is entitled to one vote on all matters to which shareholders are entitled to vote. There are 589,784 shares of stock issued and outstanding as of the date hereof and there will be 612,434 shares of stock issued and outstanding after the exercise of all options for Anderson stock by the officers, directors and employees of Anderson.

PREEMPTIVE RIGHTS

         As permitted by Indiana law, neither First Merchants' Articles nor Anderson's Articles provide for preemptive rights to subscribe for any new or additional First Merchants or Anderson shares of common stock. Preemptive rights may be granted to First Merchants or Anderson shareholders if First Merchants' or Anderson's Articles are amended accordingly.

DIVIDEND RIGHTS

         The holders of common stock of First Merchants and Anderson are entitled to dividends and other distributions when, as and if declared by their respective Board of Directors. With respect to First Merchants, a dividend generally MAY NOT be paid if:

     1. The corporation would not be able to pay its debts as they become due in the usual course of business; or

     2. The corporation's total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution.

     Anderson may declare a dividend of so much of its undivided profits as is considered expedient by the Anderson Board. With respect to Anderson, a dividend generally MAY NOT be paid:

     1.  If payment of the dividend would impair Anderson's capital stock; or

     2. In an amount greater than the remainder of undivided profits of Anderson on hand after deducting losses, bad debts, depreciation and all other expenses.

     Anderson must also obtain the approval of the Indiana Department for the payment of a dividend if the total of all dividends declared during a year would exceed the sum of the retained net income for the year to date combined with Anderson's retained net income for the previous two years.

         The amount of dividends, if any, that may be declared by First Merchants in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since First Merchants is primarily dependent upon dividends paid by its subsidiaries for revenues), the discretion of First Merchants' Board of Directors and other factors that may be appropriate in determining dividend policies.

         Similar to Anderson, First Merchants' national bank subsidiaries and its Indiana-chartered affiliate banks may pay dividends to First Merchants in cash on their common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

         Dividends paid by First Merchants' affiliate banks will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. See "REGULATION AND SUPERVISION OF FIRST MERCHANTS AND ITS SUBSIDIARIES AND ANDERSON." If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited. First Merchants' present affiliate banks are not subject to such a restriction.

VOTING RIGHTS

         The holders of the outstanding shares of First Merchants common stock are entitled to one vote per share on all matters presented for shareholder vote. Anderson shares may vote on all matters presented for shareholder approval. Neither First Merchants shareholders nor Anderson shareholders have cumulative voting rights in the election of directors.

         Indiana law with respect to corporations and banks generally requires that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of an entity be approved by a shareholder vote of a majority of votes entitled to be cast at the shareholders meeting, subject to provision in the articles of incorporation requiring a higher percentage vote. First Merchants' Articles provide that certain business combinations may, under certain circumstances, require approval of more than a majority of the outstanding voting shares of First Merchants common stock. See "COMPARISON OF COMMON STOCK--Anti-Takeover Provisions." Anderson's Articles do not contain any similar provisions.

         Indiana law with respect to corporations and banks requires shareholder approval for most amendments to a corporation's or bank's articles of incorporation by a majority of a quorum at a shareholder's meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). Indiana law permits a corporation or bank in its articles of incorporation to prescribe a higher shareholder vote requirement for certain amendments. First Merchants' Articles require a super-majority shareholder vote of seventy-five percent of the outstanding shares of common stock for the amendment of certain significant provisions. Anderson's Articles require a majority vote to amend any provision.

DISSENTERS' RIGHTS

         Anderson shareholders possess dissenters' rights in connection with certain mergers and acquisitions. Under Indiana law, a bank's shareholder is entitled to dissent from and obtain payment of the value of the shareholder's shares in the following events:

         1. Consummation of a plan of merger or consolidation to which the bank is a party, if the shareholder is entitled to vote thereon and the surviving entity is organized under the laws of the State of Indiana;

         2. Consummation of a plan of exchange for formation of a bank holding company for the bank pursuant to which the bank's shares will be acquired, if the shareholder is entitled to vote thereon; and

         3. Any action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board of directors provides that shareholders are entitled to dissent and obtain payment for their shares.

         First Merchants shareholders do not have dissenters' rights because its shares are traded on the NASDAQ National Market System. With respect to dissenters' rights of Anderson shareholders in connection with the merger, see the discussion under "MERGER -- Rights of Dissenting Shareholders" and also Appendix B.

LIQUIDATION RIGHTS

         In the event of any liquidation or dissolution of First Merchants, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of First Merchants' liabilities and any rights of creditors and holders of shares of First Merchants preferred stock then outstanding. In the event of any liquidation or dissolution of Anderson, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of Anderson's liabilities and any rights of creditors.

ASSESSMENT AND REDEMPTION

         Under Indiana law, neither the shares of First Merchants common stock nor of Anderson common stock are liable to further assessment.

         Under Indiana law, First Merchants may redeem or acquire shares of its common stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. First Merchants may not redeem or acquire its shares of common stock if, after such redemption it would not be able to pay its debts as they become due. Additionally, First Merchants may not redeem its shares if its total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution. First Merchants must give prior notice to the Federal Reserve if the consideration to be paid by it for any redemption or acquisition of its shares, when aggregated with the consideration paid for all redemption or acquisitions for the preceding 12 months, equal or exceeds 10% of the consolidated net worth of First Merchants.

         Anderson has similar redemption rights as First Merchants, but must follow a different procedure and obtain certain approvals. To redeem its stock, the Board of Directors of Anderson must pass a resolution approving the redemption of its shares. Furthermore, prior to such redemption, the adopted resolution of the Anderson Board of Directors must be submitted to and approved by the Indiana Department. If the resolution of the Anderson Board of Directors prohibits the reissue of such acquired shares, the number of authorized shares must be reduced by an amendment to Anderson's Articles. Amendments to Anderson's Articles must be approved by the Indiana Department and delivered to the Indiana Secretary of State. Reacquired shares may also be cancelled by a resolution of the Anderson Board of Directors and the Indiana Department.

         Redemption of shares may not be made when First Merchants or Anderson is insolvent or would be rendered insolvent by the redemption.

ANTI-TAKEOVER PROVISIONS

         The anti-takeover measures applicable to First Merchants and Anderson, as described below, may have the effect of discouraging a person or other entity to acquire control of either company. These measures may have the effect of discouraging certain tender offers for shares of either company's common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

         FIRST MERCHANTS AND INDIANA LAW. Under the business combinations provisions of the IBCL which are applicable to First Merchants, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934 or which has specifically adopted this provision in the corporation's articles of incorporation, is prohibited for a period of five years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors approved either the acquisition of such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law.

         An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election. The constitutional validity of the business combinations provisions of Indiana law has been upheld by the United States Supreme Court. First Merchants is covered by the business combinations provisions of the IBCL. Such provisions are not applicable to Anderson as an Indiana bank.

         In addition to the business combinations provision, the IBCL also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision, however, also may have the effect of discouraging premium bids for outstanding shares. The IBCL provides that, unless otherwise provided in the corporation's articles of incorporation or by-laws, certain acquisitions of shares of the corporation's common stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. Upon disapproval of the resolution, the shares held by the acquiror shall be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision.

         This provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. First Merchants is subject to the control share acquisition provision. Again, such provisions are not applicable to Anderson as an Indiana bank.

         FIRST MERCHANTS' ARTICLES. In addition to the protection afforded by the IBCL, First Merchants' Articles provide that the directors of First Merchants shall be divided into three classes, each serving three year terms with one class to be elected at each annual meeting of shareholders. First Merchants' Articles provide that directors may be removed with or without cause by a 2/3rds vote of the shares entitled to vote; provided, however, that if the Board by 2/3rds vote recommends removal of a director, that director may be removed by a majority of the shares entitled to vote.

         First Merchants' Articles also require the approval of the holders of 3/4ths of the voting stock as a condition of certain business combinations involving any shareholder holding more than 10% of the voting stock. "Business combinations" include, but are not limited to, mergers, consolidations, sales, leases, liquidations, dissolutions, certain reorganizations, and agreements relating to the foregoing. An exception exists if the transaction is approved by a 2/3rds vote of the Board or the shareholders are to receive fair consideration for their shares. "Fair consideration" generally means, an amount per share equal to the higher of
(a) the highest per share price paid for the stock in the two years preceding the business combination, and (b) the per share book value for the stock. In the event 2/3rds Board approval is obtained or fair consideration is to be paid, then approval of the business combination would only require the approval of the holders of 2/3rds of the voting stock.

         The above referred to provision of First Merchants' Articles can be amended only with the approval of 3/4ths of the voting stock.

         The existence of authorized but unissued common and preferred stock of First Merchants may have an anti-takeover effect as the issuance of additional First Merchants shares with sufficient voting power could have a dilutive effect on its stock and may result in the defeat of an attempt to acquire control of First Merchants. The Board may issue shares of common stock and/or preferred stock at any time without shareholder approval. The relative rights, preferences, limitations and restrictions attendant with the ownership of the preferred stock would be determined by the Board prior to the issuance thereof. The Board would determine whether any voting rights would attach to the preferred stock. The Board has no present plans to issue any preferred stock or common stock other than in connection with the merger. The issuance of preferred or common stock in the future could result in the dilution of ownership and control of First Merchants by common shareholders. There is no guarantee that current shareholders would have an opportunity to purchase any of the preferred or common stock when and if it is issued since they do not have preemptive rights.

         ANDERSON'S ARTICLES. The existence of authorized but unissued shares of Anderson common stock may have an anti-takeover effect as the issuance of additional Anderson shares with sufficient voting power could have a dilutive effect on Anderson's stock and may result in the defeat of an attempt to acquire control of the bank. The Board of Directors of Anderson may issue shares of common stock at any time without shareholder approval. The Agreement prohibits the issuance by Anderson of additional shares of common stock.

DIRECTOR LIABILITY

         Under the IBCL, a director of First Merchants will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless:

         1. The director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation; and

         2. Such breach or failure to perform constitutes willful misconduct or recklessness.

         Similar provisions are applicable to the liability of a director of Anderson under Indiana banking statutes.


                                 LEGAL OPINIONS

         Certain legal matters in connection with the Agreement will be passed upon for First Merchants by the law firm of Bingham Summers Welsh & Spilman, 2700 Market Tower, 10 West Market Street, Indianapolis, Indiana 46204 and for Anderson by the law firm of Leagre Chandler & Millard, 1400 First Indiana Plaza, 135 North Pennsylvania, Indianapolis, Indiana 46204. Frank A. Bracken is of counsel with Bingham Summers Welsh & Spilman and a director of First Merchants.


                                     EXPERTS

         The financial statements of First Merchants, incorporated by reference in this Proxy Statement-Prospectus, have been audited by Olive, LLP, independent public accountants, to the extent and for the periods indicated in their report thereon, and have been so incorporated by reference in this Proxy Statement-Prospectus in reliance upon such report of Olive, LLP given on the authority of such firm as experts in auditing and accounting.

         The financial statements of Anderson included in this Proxy Statement -Prospectus have been audited by Crowe, Chizek and Company LLP, independent public accountants, to the extent and for the periods indicated in their report thereon, and have been so included in this Proxy Statement-Prospectus in reliance upon such report of Crowe, Chizek and Company LLP given on the authority of such firm as experts in auditing and accounting.


                                  OTHER MATTERS

         The Special Meeting of Shareholders is called for the purposes set forth in the Notice. The Board of Directors of Anderson knows of no other matter for action by shareholders at such Special Meeting other than the matters described in the Notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing thereof and which may properly come before the Special Meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of management of Anderson.

                 WHERE YOU CAN FIND ADDITIONAL INFORMATION

         First Merchants has filed with the Securities and Exchange Commission (the "COMMISSION") a Registration Statement under the Securities Act that registers the distribution to Anderson shareholders of the shares of First Merchants common stock to be issued in connection with the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Anderson and First Merchants common stock. The rules and regulations of the Commission allow First Merchants to omit certain information included in the Registration Statement from this Proxy Statement-Prospectus.

         In addition, First Merchants files reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read this information at the following locations of the
Commission:

    Public Reference Room        New York Regional Office      Chicago Regional Office
    450 Fifth Street, N.W.        7 World Trade Center             Citicorp Center
         Room 1024                     Suite 1300              500 West Madison Street
    Washington, D.C. 20549         New York, NY 10048                Suite 1400
                                                             Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

         The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like First Merchants, who file electronically with the Commission. The address of that site is http://www.sec.gov.

         The Commission allows First Merchants to "incorporate by reference" information into this Proxy Statement-Prospectus. This means that it can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Proxy Statement-Prospectus, except for any information that other information included directly in this document supersedes.

         This Proxy Statement-Prospectus incorporates by reference the documents listed below that First Merchants has previously filed with the Commission. They contain important information about First Merchants and its financial condition.

First Merchants SEC Filings                                   Period
---------------------------                                   ------
Annual Report on Form 10-K................................    Year ended December 31, 1997

Quarterly Report on Form 10-Q.............................    Quarter ended March 31, 1998

Quarterly Report on Form 10-Q.............................    Quarter ended June 30, 1998

Quarterly Report on Form 10-Q.............................    Quarter ended September 30, 1998

Current Report on Form 8-K................................    Dated August 11, 1998

The description of First Merchants common stock set forth in the registration statement filed by First Merchants pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the Commission for the purpose of updating such description.

         First Merchants incorporates by reference additional documents that it may file with the Commission between the date of this Proxy Statement-Prospectus and the date of the Anderson Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

              First Merchants has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to First Merchants and Pendleton, as well as all pro forma financial information, and Anderson has supplied all such information relating to Anderson.

              You can obtain any of the documents incorporated by reference in this document through First Merchants, or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from First Merchants without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement-Prospectus. You can obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from:

                        FIRST MERCHANTS CORPORATION
                              Larry R. Helms
                 Senior Vice President and General Counsel
                          200 East Jackson Street
                           Muncie, Indiana 47305
                              (765) 747-1530

         If you would like to request documents, please do so by ___________, 1999 to insure timely delivery before the Special Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we received your request.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.


                           FORWARD LOOKING STATEMENTS

         This Proxy Statement-Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, and business of First Merchants, Pendleton and Anderson and of First Merchants and Pendleton following the consummation of the merger, including statements relating to the cost savings and revenue enhancements that are expected to be realized from the merger and the expected impact of the merger on First Merchants' financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the merger cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the merger is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of First Merchants, Pendleton and Anderson are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and inflation; (ix) changes occur in the securities markets; and (x) disruptions of the operations of First Merchants, Pendleton, Anderson or any of their subsidiaries, or any other governmental or private entity as a result of the "Year 2000 Problem." The forward-looking earnings estimates included in this Proxy Statement-Prospectus have not been examined or compiled by the independent public accountants of First Merchants and Anderson, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of First Merchants and Pendleton after the merger is included in the Commission filings incorporated by reference herein. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                       INDEX TO FINANCIAL STATEMENTS
ANDERSON COMMUNITY BANK

         Balance Sheets as of September 30, 1998 and 1997 (unaudited).......................F-2

         Statements of Income and Comprehensive Income for the
              Three Months Ended September 30, 1998 and 1997 (unaudited)....................F-3

         Statements of Income and Comprehensive Income for the
                 Nine Months Ended September 30, 1998 and 1997 (unaudited)..................F-4

         Statements of Cash Flows for the Nine Months Ended
              September 30, 1998 and 1997 (unaudited).......................................F-5

         Notes to Financial Statements......................................................F-6

         Report of Independent Auditors.....................................................F-8

         Balance Sheets as of December 31, 1997 and 1996....................................F-9

         Statements of Income for the Years Ended
              December 31, 1997 (audited) and 1996 (unaudited)..............................F-10

         Statements of Changes in Shareholders' Equity
              for the Years Ended December 31, 1997 (audited) and 1996 (unaudited)..........F-11

         Statements of Cash Flows for the Years Ended
              December 31, 1997 (audited) and 1996 (unaudited)..............................F-12

         Notes to Financial Statements......................................................F-13

                          ANDERSON COMMUNITY BANK
                              BALANCE SHEETS
           (Dollar amounts in thousands, except per share data)
                               (Unaudited)

----------------------------------------------------------------------------------------------------
                                                                      September 30,     December 31,
                                                                          1998              1997
                                                                          ----              ----
ASSETS
Cash and due from banks                                                $     2,333      $     5,297
Federal funds sold and securities purchased under
  agreement to resell                                                        3,071                -
                                                                       -----------      -----------
    Total cash and cash equivalents                                          5,404            5,297

Securities available for sale                                                9,830            6,645

Loans                                                                       59,156           50,206
  Less: Allowance for loan losses                                             (761)            (658)
                                                                       ------------     ------------
    Loans, net                                                              58,395           49,548

Premises, equipment and improvements, net                                    1,058              620
Accrued interest receivable and other assets                                 1,026              727
                                                                       -----------      -----------

                                                                       $    75,713      $    62,837
                                                                       ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Deposits
    Noninterest-bearing deposits                                       $    11,310      $     8,311
    Interest-bearing demand and savings deposits                            23,485           17,772
    Interest-bearing time deposits                                          32,877           29,811
                                                                       -----------      -----------
                                                                            67,672           55,894
  Accrued interest payable and other liabilities                               714              495
                                                                       -----------      -----------
    Total liabilities                                                       68,386           56,389
                                                                       -----------      -----------

Shareholders' equity
  Common stock, $1 par value, 2,000,000 shares authorized,
   589,784 and 583,144 shares outstanding                                      590              583
  Surplus                                                                    5,200            5,128
  Undivided profits                                                          1,468              705
  Net unrealized gain on securities available for sale                          69               32
                                                                       -----------      -----------
    Total shareholders' equity                                               7,327            6,448
                                                                       -----------      -----------

                                                                       $    75,713      $    62,837
                                                                       ===========      ===========

                             See accompanying notes.

                             ANDERSON COMMUNITY BANK
                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
             For the three months ended September 30, 1998 and 1997
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)

---------------------------------------------------------------------------------------

                                                             1998            1997
                                                             ----            ----
INTEREST INCOME
  Loans, including fees                                 $      1,293     $        977
  Federal funds sold                                              52               39
  Securities
    Taxable                                                      109               81
    Tax exempt                                                    31               16
                                                        ------------     ------------
                                                               1,485            1,113

INTEREST EXPENSE
  Deposits                                                       656              490
                                                        ------------     ------------

NET INTEREST INCOME                                              829              623

Provision for loan losses                                         33               60
                                                        ------------     ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              796              563

NONINTEREST INCOME
  Service charges on deposit accounts                             50               39
  Other                                                           51               10
                                                        ------------     ------------
                                                                 101               49

NONINTEREST EXPENSES
  Salaries and employee benefits                                 236              191
  Occupancy and equipment                                         64               56
  Data processing                                                 33               24
  Other                                                          114               72
                                                        ------------     ------------
                                                                 447              343
                                                        ------------     ------------

INCOME BEFORE INCOME TAXES                                       450              269

Income taxes                                                     170              101
                                                        ------------     ------------

NET INCOME                                                       280              168

Other comprehensive income, net of tax:
  Change in unrealized gains/losses on securities                 57               15
                                                        ------------     ------------

COMPREHENSIVE INCOME                                    $        337     $        183
                                                        ============     ============

Basic earnings per share                                $        .47     $        .29
                                                        ============     ============
Diluted earnings per share                             $         .47     $        .29
                                                       =============     ============

                             See accompanying notes.

                          ANDERSON COMMUNITY BANK
                STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
        For the nine months ended September 30, 1998 and 1997 (Dollar amounts in thousands, except per share data)
                                 (Unaudited)

-------------------------------------------------------------------------------------------------------

                                                                              1998            1997
                                                                              ----            ----
INTEREST INCOME
  Loans, including fees                                                  $      3,634     $      2,650
  Federal funds sold                                                              132               90
  Securities
    Taxable                                                                       293              272
    Tax exempt                                                                     81               32
                                                                         ------------     ------------
                                                                                4,140            3,044

INTEREST EXPENSE
  Deposits                                                                      1,835            1,368
                                                                         ------------     ------------

NET INTEREST INCOME                                                             2,305            1,676

Provision for loan losses                                                         103              155
                                                                         ------------     ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                             2,202            1,521

NONINTEREST INCOME
  Service charges on deposit accounts                                             138              112
  Other                                                                           129               26
                                                                         ------------     ------------
                                                                                  267              138

NONINTEREST EXPENSES
  Salaries and employee benefits                                                  655              545
  Occupancy and equipment                                                         198              174
  Data processing                                                                  95               72
  Other                                                                           296              220
                                                                         ------------     ------------
                                                                                1,244            1,011
                                                                         ------------     ------------

INCOME BEFORE INCOME TAXES                                                      1,225              648

Provision for income taxes                                                        462              248
                                                                         ------------     ------------

NET INCOME                                                                        763              400

Other comprehensive income, net of tax:
  Change in unrealized gains/losses on securities                                  37               18
                                                                         ------------     ------------

COMPREHENSIVE INCOME                                                     $        800     $        418
                                                                         ============     ============

Basic earnings per share                                                 $       1.30     $        .69
                                                                         ============     ============
Diluted earnings per share                                              $        1.29     $        .69
                                                                        =============     ============

                             See accompanying notes.

                           ANDERSON COMMUNITY BANK
                          STATEMENTS OF CASH FLOWS
            For the nine months ended September 30, 1998 and 1997
                        (Dollar amounts in thousands)
                                 (Unaudited)

-------------------------------------------------------------------------------------------------------------------

                                                                                           1998            1997
                                                                                           ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                          $        763     $        400
  Adjustments to reconcile net income to net cash from
    operating activities
     Depreciation                                                                              110               79
     Stock awards expense                                                                       10                9
     Provision for loan losses                                                                 103              155
     Changes in assets and liabilities:
       Accrued interest receivable and other assets                                           (299)            (999)
       Accrued interest payable and other liabilities                                          200              (46)
                                                                                      ------------     -------------
         Net cash from operating activities                                                    887             (402)

CASH FLOWS FROM INVESTING ACTIVITIES
  Loans made to customers and payments received                                             (8,950)          (8,506)
  Purchase of securities available for sale                                                 (3,629)          (6,607)
  Proceeds from principal payments and maturities
    of securities available for sale                                                           500                -
  Purchases of premises and equipment, net                                                    (548)             (92)
                                                                                      -------------    -------------
     Net cash from investing activities                                                    (12,627)         (15,205)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposit accounts                                                            11,778            7,764
  Issuance of stock                                                                             69              245
                                                                                      ------------     ------------
       Net cash from financing activities                                                   11,847            8,009
                                                                                      ------------     ------------

Net change in cash and cash equivalents                                                        107           (7,598)

Cash and cash equivalents at beginning of period                                             5,297           10,225
                                                                                      ------------     ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                            $      5,404     $      2,627
                                                                                      ============     ============





                             See accompanying notes.

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 1998
                                   (Unaudited)

-------------------------------------------------------------------------------


NOTE 1 - BASIS OF PRESENTATION

The significant accounting policies followed by Anderson Community Bank (the "Company") for interim financial reporting are consistent with the accounting policies followed for annual financial reporting. The consolidated interim financial statements have been prepared in accordance with Generally Accepted Accounting Principles and in accordance with instructions to Form 10-QSB and may not include all information and footnotes normally disclosed for full annual financial statements. All adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods reported have been included in the accompanying unaudited financial statements and all such adjustments are of a normal recurring nature.

Under a new accounting standard, comprehensive income is now reported for all periods. Comprehensive income includes both net income and other comprehensive income. Other comprehensive income includes the changes in unrealized gains and losses on securities available-for-sale, net of tax.

NOTE 2 - EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income by the weighted average shares outstanding during the period. Diluted earnings per share further assume the effect of potentially dilutive common stock equivalents. The following table presents the number of shares used to compute per share data:

                                                               Nine months ended            Three months ended
                                                                 September 30,                   September 30,
                                                             1998           1997             1998           1997
                                                             ----           ----             ----           ----
Weighted average shares outstanding used
   to compute basic earnings per share                     588,257        579,407         589,784         583,144

Effect of stock options                                      3,056            986           2,717             791
                                                           -------        -------         -------         -------

Weighted average shares used
   to compute diluted earnings per share                   591,313        580,393         592,501         583,935
                                                           =======        =======         =======         =======

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 1998
                                   (Unaudited)

-------------------------------------------------------------------------------


NOTE 3 - PENDING BUSINESS COMBINATION

On October 27, 1998, the Company agreed to merge with Pendleton Banking Company (Pendleton), a wholly-owned subsidiary of First Merchants Corporation (First Merchants). First Merchants is a bank holding company located in Muncie, Indiana. Under the terms of the agreement, each outstanding common share of the Company will be converted into 1.38 common shares of First Merchants. The proposed transaction requires approval by regulatory authorities and both the shareholders of the Company and Pendleton. The proposed transaction is expected to be consummated in the first quarter of 1999.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Anderson Community Bank
Anderson, Indiana

We have audited the accompanying balance sheets of Anderson Community Bank as of December 31, 1997 and 1996 and the related statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anderson Community Bank as of December 31, 1997 and 1996 and the results of its operations and cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                       Crowe, Chizek and Company LLP

Indianapolis, Indiana
December 9, 1998

                             ANDERSON COMMUNITY BANK
                                 BALANCE SHEETS
                           December 31, 1997 and 1996
              (Dollar amounts in thousands, except per share data)

----------------------------------------------------------------------------------------
                                                                 1997            1996
                                                                 ----            ----
ASSETS
Cash and due from banks                                       $    5,297      $    2,416
Federal funds sold and securities purchased under
  agreement to resell                                                  -           7,809
                                                              -----------     -----------
    Total cash and cash equivalents                                5,297          10,225

Securities available for sale                                      6,645               -

Loans                                                             50,206          35,275
Less:  Allowance for loan losses                                    (658)           (466)
                                                              -----------     -----------
    Loans, net                                                    49,548          34,809

Premises, equipment and improvements, net                            620             606
Accrued interest receivable and other assets                         727             329
                                                              -----------     -----------
                                                              $   62,837      $   45,969
                                                              ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits
       Noninterest-bearing deposits                           $    8,311      $    4,989
       Interest-bearing demand and savings deposits               17,772          10,251
       Interest-bearing time deposits                             29,811          24,812
                                                              -----------     -----------
                                                                  55,894          40,052
    Accrued interest payable and other liabilities                   495             380
                                                              -----------     -----------
       Total liabilities                                          56,389          40,432

Shareholders' equity
    Common stock, $1 par value, 2,000,000 shares authorized,
      583,144 and 557,744 shares outstanding                         583             558
    Surplus                                                        5,128           4,899
    Undivided profits                                                705              80
    Net unrealized gain on securities available for sale              32               -
                                                              -----------      ----------
       Total shareholders' equity                                  6,448           5,537
                                                              -----------     -----------
                                                              $   62,837      $   45,969
                                                              ===========     ===========

                            See accompanying notes.

                           ANDERSON COMMUNITY BANK
                             STATEMENTS OF INCOME
                     Years ended December 31, 1997 and 1996
              (Dollar amounts in thousands, except per share data)

--------------------------------------------------------------------------------
                                                                     (UNAUDITED)
                                                        1997            1996
                                                        ----            ----
INTEREST INCOME
    Loans, including fees                            $    3,774     $    2,353
    Federal funds sold and short term
       money market investments                             188            402
    Securities
       Taxable                                              266              -
       Tax Exempt                                            52              -
                                                    ------------    ----------
                                                          4,280          2,755
INTEREST EXPENSE
    Deposits                                              1,877          1,254
                                                     ----------     ----------

NET INTEREST INCOME                                       2,403          1,501

Provision for loan losses                                   197            256
                                                     ----------     ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       2,206          1,245

Noninterest income
    Service charges on deposit accounts                     153            100
    Other                                                    47             20
                                                     ----------     ----------
                                                            200            120
Noninterest expense
    Salaries and employee benefits                          728            495
    Occupancy and equipment                                 226            165
    Data processing                                         100             67
    Other                                                   352            249
                                                     ----------     ----------
                                                          1,406            976
                                                     ----------     ----------
INCOME BEFORE INCOME TAXES                                1,000            389

Income taxes                                                375            157
                                                     ----------     ----------
NET INCOME                                           $      625     $      232
                                                     ==========     ==========
PER SHARE DATA
    Basic earnings per share                         $     1.08     $      .42
    Diluted earnings per share                       $     1.08     $      .42

                            See accompanying notes.

                             ANDERSON COMMUNITY BANK
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     Years ended December 31, 1997 and 1996
                                   (Unaudited)
                          (Dollar amounts in thousands)

--------------------------------------------------------------------------------------------------
                                                                           Net          Total
                                     Common               Undivided    Unrealized    Shareholders'
                                      Stock     Surplus    Profits        Gain         Equity
                                      -----     -------    -------        ----         ------
BALANCE AT JANUARY 1, 1996          $   547    $  4,803    $  (152)    $        -     $  5,198

Net income for 1996                                            232                         232

Issuance of 10,700 shares
  of common stock                        11          96                                    107
                                    -------    --------    --------    ----------     --------

BALANCE AT DECEMBER 31, 1996            558       4,899         80              -        5,537

Net income for 1997                                            625                         625

Issuance of 25,400 shares
  of common stock                        25         229                                    254

Change in net unrealized
  gain on securities available
  for sale                                                                     32           32
                                    -------    --------    --------    ----------     --------

BALANCE AT DECEMBER 31, 1997        $   583    $  5,128    $   705     $       32     $  6,448
                                    =======    ========    ========    ==========     ========

                             See accompanying notes.

                             ANDERSON COMMUNITY BANK
                            STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1997 and 1996
                          (Dollar amounts in thousands)

-------------------------------------------------------------------------------------
                                                                          (UNAUDITED)
                                                               1997          1996
                                                               ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                               $    625     $    232
    Adjustments to reconcile net income to net cash from
      operating activities
       Depreciation                                                98           70
       Stock awards expense                                         9            5
       Provision for loan losses                                  197          256
       Changes in assets and liabilities:
          Accrued interest receivable and other assets           (398)         (99)
          Accrued interest payable and other liabilities           99          258
                                                             ---------    ---------
              Net cash from operating activities                  630          722

CASH FLOWS FROM INVESTING ACTIVITIES
    Loans made to customers, net of payments collected        (14,936)     (19,436)
    Purchase of securities available for sale                  (6,596)           -
    Net premises and equipment purchases                         (112)        (320)
                                                             ---------     --------
       Net cash from investing activities                     (21,644)     (19,756)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net change in deposit accounts                             15,842       18,097
    Issuance of stock                                             244          102
                                                             ---------     --------
       Net cash from financing activities                      16,086       18,199
                                                             ---------     --------

Net change in cash and cash equivalents                        (4,928)        (835)

Cash and cash equivalents at beginning of year                 10,225       11,060
                                                             ---------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                     $  5,297      $10,225
                                                             =========     ========

Supplemental disclosures of cash flow information
    Cash paid during the year for:
       Interest                                              $  1,839        1,168
       Income taxes                                               422           16

                             See accompanying notes.

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS: Anderson Community Bank is a de-novo bank, which was formed March 9, 1995. The Bank is engaged in the business of commercial and retail banking, with operations conducted through its main office and three branches located in Madison County, Indiana. The majority of the Bank's income is derived from commercial and retail business lending activities and short-term investments. The Bank generates commercial, mortgage and installment loans, and receives deposits from customers primarily in the Madison County, Indiana area. The majority of the Bank's loans are secured by specific items of collateral including business assets, real property and consumer assets.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The estimate for allowance for loan losses is particularly subject to change.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax. Securities are written down to fair value when a decline in fair value is not temporary. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings.

LOANS: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, the allowance for loan losses, and charge-offs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgement, should be charged-off.

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ALLOWANCE FOR LOAN LOSSES: (Continued) Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

PREMISES, EQUIPMENT AND IMPROVEMENTS: Premises, equipment and improvements are stated at cost less accumulated depreciation and are depreciated over estimated useful lives using straight-line and accelerated methods.

EMPLOYEE BENEFITS: In 1997 the Bank implemented a 401(k) profit sharing plan covering substantially all employees. Employee contributions are voluntary and employer contributions include both matching and discretionary contributions. The Bank's matching contribution to the plan for 1997 totaled $6.

INCOME TAXES: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgement regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

DIVIDEND RESTRICTION: Banking regulations require the maintenance of certain capital levels which may limit the amount of dividends available to be paid to shareholders.

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

LONG-TERM ASSETS: These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows.

EARNINGS PER SHARE: Basic earnings per share is based on weighted-average common shares outstanding. Diluted earnings per share further assumes issue of any dilutive potential common shares. The accounting standard for computing earnings per share was revised for 1997, and all earnings per share previously reported are recalculated to follow the new standard.

CASH FLOWS: Cash and cash equivalents include cash on hand, demand deposits with other financial institutions and federal funds sold. Cash flows are reported net for customer loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

FINANCIAL STATEMENT PRESENTATION: Certain items in the 1996 financial statements have been reclassified to correspond with the 1997 presentation.

FUTURE ACCOUNTING CHANGES: New accounting standards have been issued which will require future reporting of comprehensive income (net income plus changes in holding gains and loses on securities available for sale) and may require redetermination of industry segment financial information.

NOTE 2 - SECURITIES

The amortized cost and fair value of securities available for sale at year-end 1997 are as follows.

                                   Amortized    Unrealized    Unrealized     Fair
                                     Cost          Gains        Losses       Value
                                     ----          -----        ------       -----
     U.S. Treasury                $      499    $        4    $       -    $     503
     U.S. Government
       agencies                        4,379            22            -        4,401
     States and
       political subdivisions          1,719            23           (1)       1,741
                                  ----------    ----------    ---------    ---------
                                  $    6,597    $       49    $      (1)   $   6,645
                                  ==========    ==========    =========    =========

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

The amortized cost and fair value of debt securities available for sale at year-end 1997, by contractual maturity, are shown below.

                                               Amortized         Fair
                                                  Cost           Value
                                                  ----           -----
     Due in one year or less                   $    1,061     $    1,063
     Due after one year through five years          4,470          4,501
     Due after five years through ten years         1,066          1,081
     Due after ten years                                -              -
                                               ----------     ----------
                                               $    6,597     $    6,645
                                               ==========     ==========

No securities were sold in 1997.

Securities with amortized cost of $1,012 at year-end 1997 were pledged to secure public deposits and securities sold under agreements to repurchase.

Securities purchased under agreements to resell at December 31, 1996 totaled $6,809. The advances earn interest from 5.00% to 5.07% and mature at various dates during the month of January 1997. All repurchase agreements were with one institution. These agreements are secured by U.S. government agency bonds with fair market values greater than or equal to the amount of the advance. Securities purchased under agreements to resell averaged approximately $6,336 during 1996, and the maximum amounts outstanding at any month-end during 1996 was $8,635.

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 3 - LOANS

Year-end loans are as follows:

                                           1997          1996
                                           ----          ----
     Residential real estate           $   14,425    $   10,504
     Commercial real estate                20,636        16,525
     Commercial                            11,899         6,464
     Consumer                               3,246         1,782
                                       ----------    ----------

                                       $   50,206    $   35,275
                                       ==========    ==========

Certain of the Bank's directors, executive officers or principal shareholders, including their immediate families and companies in which they are principal owners, were loan customers of the Bank. Loans to these individuals totaled $933 and $572 at year-end 1997 and 1996.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

                                                      1997         1996
                                                      ----         ----
     Balance, January 1                             $    466      $    210

     Provision for loan losses                           197           256
     Loans charged off                                    (5)            -
     Recoveries on loans previously charged off            -             -
                                                    ---------     --------

     Balance, December 31                           $    658      $    466
                                                    =========     ========

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 5 - PREMISES, EQUIPMENT AND IMPROVEMENTS

Year-end premises, equipment and improvements are as follows:

                                            1997        1996
                                            ----        ----
     Building premises                   $     213    $     183
     Land                                       12           12
     Leasehold improvements                    170          165
     Furniture and equipment                   435          358
                                         ----------   ----------
       Total                                   830          718
     Accumulated depreciation                 (210)        (112)
                                         ----------   ----------

                                         $     620    $     606
                                         ==========   ==========

Some facilities are leased under operating leases. Rental expense was $49 and $25 in 1997 and 1996 respectively. The Bank currently has one operating lease which expires in 1998 and requires future minimum lease payments of $5.

NOTE 6 - INTEREST-BEARING DEPOSITS

Time deposits issued in denominations of $100 or more or greater totaled $14,391 and $12,489 at year-end 1997 and 1996.

At year-end, 1997, scheduled maturities of time deposits are as follows:

                1998                         $    25,528
                1999                               3,914
                2000                                 109
                2001                                 143
                2002                                 104
                Thereafter                            13
                                             -----------
                                             $    29,811
                                             ===========

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES

The provision for income taxes consists of:

                                            1997         1996
                                            ----         ----
     Current federal                     $    293     $    196
     Current state                             89           55
     Deferred federal                          (4)         (74)
     Deferred state                            (3)         (20)
                                         ---------    ---------
                                         $    375     $    157
                                         =========    =========

The effective tax rate differs from the statutory federal income tax rate as follows:

                                            1997         1996
                                            ----         ----
     Statutory rates                     $    340     $    132
     Effect of:
       Tax exempt income                      (15)           -
       State tax expense, net                  57           23
       Other, net                              (7)           2
                                         ---------    --------
                                         $    375     $    157
                                         =========    ========

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES (Continued)

The year end composition of deferred tax assets and liabilities was as follows:

                                              1997         1996
                                              ----         ----
Deferred tax assets
         Bad debt provision                $    168     $    121
         Other                                   11           14
                                           ---------    ---------
                                                179          135
Deferred tax liabilities
         Accrual to cash basis                  (37)          (7)
         Depreciation                           (24)         (16)
         Deferred loan fees                     (23)         (10)
         Unrealized gain on securities          (16)           -
                                           ---------    ---------
                                               (100)         (33)
Less: valuation allowance                         -            -
                                           ---------    ---------
      Net deferred tax asset               $     79     $    102
                                           =========    =========

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 8 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Some financial instruments are used to meet customer financing needs and to reduce exposure to interest rate changes These financial instruments include commitments to extend credit and standby letters of credit. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the balance sheets.

Commitments at year-end are as follows.

     Unused open end revolving lines of credit       $   7,697    $   3,572
     Standby letters of credit                             135           90

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments and letters of credit generally have fixed expiration dates of no more than one year or are variable rate. Standby letters of credit are conditional commitments to guarantee a customer's performance to a third party. Exposure to credit loss if the other party does not perform is represented by the contractual amount of these items. Collateral or other security is normally not obtained for these financial instruments prior to their use, and many of the commitments are expected to expire without being used.

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 9 - STOCK OPTION AND AWARD PLANS

Pursuant to a stock award plan, key employees are granted stock each year based on the Bank's profitability. During 1997 and 1996, 900 and 500 shares were awarded under the stock award plan.

The Bank's stock option plan reserved 21,000 shares of common stock for the purpose of grants to officers and other employees under an incentive stock option plan and 50,000 shares of common stock for grants to directors under a non-qualified plan. Options are granted at the fair value of stock at the date of the grant. All options granted have 10 year terms, vest immediately and are fully exercisable upon grant.

A summary of stock option activity and related per share information is as follows:

                                           1997                     1996
                                           ----                     ----
                                                Weighted                  Weighted
                                                Average                   Average
                                                Exercise                  Exercise
                                    Options      Price       Options       Price
                                    -------    ---------     --------     ---------
Outstanding beginning of year        38,500    $  10.00       16,150     $  10.00

Granted                               2,500       10.00       32,450        10.00

Exercised                           (24,500)     (10.00)     (10,100)      (10.00)

Forfeited                                 -                        -
                                    --------                 --------
Outstanding - end of year            16,500    $  10.00       38,500     $  10.00
                                    ========   =========     ========    =========
Exercisable at end of year           16,500    $  10.00       38,500     $  10.00
                                    ========   =========     ========    =========
Weighted average fair value per
  option granted during the year    $  1.50                  $   .58

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 9 - STOCK OPTION AND AWARD PLANS (Continued)

The fair value of options granted are estimated using the following weighted-average information: risk-free interest rate of 5.18% (1997) and 5.81% (1996), expected life of 1 year, dividend rate of 0% and expected volatility of stock price of .001.

At year-end, options outstanding were as follows:

                                                          1997       1996
                                                          ----       ----
     Number of options                                   16,500     38,500
     Range of exercise price per option share               $10        $10
     Weighted-average exercise price per option             $10        $10
     Weighted-average remaining option life (years)        8.10       9.21
     For options now exercisable:
       Number                                            16,500     38,500
       Weighted-average exercise price per share            $10        $10

Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1997 and 1996.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period, which in this case is immediate. The Company's pro forma information follows.

                                                          1997        1996
                                                          ----        ----
     Pro forma net income                               $    621     $   214
     Pro forma earnings per share                       $   1.07     $   .39

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 10 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative and qualitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

As a newly chartered bank, the Bank is required to maintain through March 31, 1998, a Tier 1 capital to average assets of 8% based upon the FDIC's statement of policy. At year end, the capital requirements were met and the Bank was designated as "well capitalized." Actual capital levels and minimum required levels were:

                                                                                   Minimum Required
                                                                                      To Be Well
                                                       Minimum Required               Capitalized
                                                          For Capital           Under Prompt Corrective
                                  Actual               Adequacy Purposes           Action Regulations
                                  ------               -----------------           ------------------
                            Amount       Ratio        Amount       Ratio            Amount      Ratio
                            ------       -----        ------       -----            ------      -----
1997
----
Total capital (to Risk
  Weighted Assets)        $    6,985    14.65%        $    3,814     8%          $    4,767      10%

Tier I Capital (to Risk
  Weighted Assets)        $    6,388    13.40%        $    1,907     4%          $    2,860       6%

Tier 1 Capital (to
  Average Assets)         $    6,388    10.92%        $    2,339     4%          $    2,924       5%

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows:

                                           ---------1997---------       ---------1996---------
                                            Carrying       Fair          Carrying       Fair
                                              Value        Value           Value        Value
                                              -----        -----           -----        -----
Financial assets
     Cash and cash equivalents             $  5,297     $  5,297         $10,225       $10,225
     Securities available-for-sale            6,645        6,645            -             -
     Loans, net                              49,548       49,479          34,809        34,753
     Accrued interest receivable                442          442             253           253

Financial liabilities
     Deposits                                55,894       56,117          40,052        40,204
     Accrued interest payable                   188          188             150           150

Estimated fair value approximates carrying value for all items except those described. The fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The fair value for loans is based on estimates of the difference in interest rates that the Bank would charge the borrowers for similar such loans with similar maturities made at December 31, applied for an estimated time period until the loan is assumed to reprice or be paid. The fair value for certificates of deposit is based on estimates of the rates that the Company would pay on such maturity. The estimated fair value for off-balance-sheet loan commitments are considered nominal.

                             ANDERSON COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1996
              (Dollars amounts in thousands, except per share data)
               (Amounts related to the 1996 Statements of Income,
         Changes in Shareholders' Equity and Cash Flows are Unaudited)
--------------------------------------------------------------------------------

NOTE 12 - PER SHARE DATA

The following table presents the number of shares used to compute basic and diluted earnings per share:

                                                          1997          1996
                                                          ----          ----
      Weighted average shares
         outstanding during the year                       580,409       553,497

      Dilutive effect of stock options                         916             -
                                                        ----------     ---------
      Weighted average shares used to
         compute diluted earnings
         per share                                         581,325       553,497
                                                        ==========     =========

NOTE 13 - PENDING BUSINESS COMBINATION

On October 27, 1998, the Company agreed to merge with Pendleton Banking Company (Pendleton), a wholly-owned subsidiary of First Merchants Corporation (First Merchants). First Merchants is a bank holding company located in Muncie, Indiana. Under the terms of the agreement, each outstanding common share of the Company will be converted into 1.38 common shares of First Merchants. The proposed transaction requires approval by regulatory authorities and both the shareholders of the Company and Pendleton. The proposed transaction is expected to be consummated in the first quarter of 1999.

                                  APPENDIX A

                    AGREEMENT OF REORGANIZATION AND MERGER

                                     AMONG

                         FIRST MERCHANTS CORPORATION,

                           PENDLETON BANKING COMPANY

                                      AND

                            ANDERSON COMMUNITY BANK


         THIS AGREEMENT OF REORGANIZATION AND MERGER (the "Agreement"), is entered this 27th day of October, 1998, by and among FIRST MERCHANTS CORPORATION ("First Merchants"), PENDLETON BANKING COMPANY ("Pendleton"), and ANDERSON COMMUNITY BANK ("Anderson").

                             W I T N E S S E T H:

         WHEREAS, First Merchants is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana;

         WHEREAS, Pendleton is a state bank duly organized and existing under the laws of the State of Indiana and a wholly-owned subsidiary of First Merchants with its principal banking office in Pendleton, Madison County, Indiana;

         WHEREAS, Anderson is a state bank duly organized and existing under the laws of the State of Indiana with its principal banking office in Anderson, Madison County, Indiana;

         WHEREAS, it is the desire of First Merchants, Pendleton and Anderson to effect a statutory merger of Anderson with and into Pendleton under the name of "The Madison Community Bank"; and

         WHEREAS, a majority of the entire Board of Directors of First Merchants and Pendleton and a majority of the entire Board of Directors of Anderson have approved this

Agreement, designated it as a plan of reorganization within the provisions of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and authorized its execution.

         NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants, Pendleton, and Anderson hereby make this Agreement and prescribe the terms and conditions of the merger of Anderson with and into Pendleton and the mode of carrying the transaction into effect as follows:

                                    SECTION 1
                                   THE MERGER

         1.01. MERGER. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Anderson shall be merged with and into Pendleton, under the Articles of Incorporation of Pendleton, and Pendleton shall be the "Continuing Bank" which shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Financial Institutions Act and particularly Indiana Code Chapter 28-1-7 (the "Merger").

         1.02. RIGHT TO REVISE MERGER. First Merchants and Pendleton may, at any time, change the method of effecting the Merger if and to the extent First Merchants and Pendleton deem such change to be desirable; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Anderson specified in Section 3 hereof as a result of the Merger, (ii) adversely affect the tax treatment to the shareholders of Anderson, or (iii) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

                                    SECTION 2
                              EFFECT OF THE MERGER

         Upon the Merger becoming effective:

         2.01. GENERAL DESCRIPTION. The separate existence of Anderson shall cease and the Continuing Bank shall possess all of the assets of Anderson including all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties and liabilities of Anderson.

         2.02. NAME AND OFFICES. Subject to regulatory approval, the name of the Continuing Bank shall be changed to be "The Madison Community Bank," with 19 West 10th Street being the principal office of the Continuing Bank. After the Effective Date, all offices of Pendleton and Anderson shall be operated as branches of the Continuing Bank except for the principal office of the Continuing Bank.

         2.03. DIRECTORS OF THE CONTINUING BANK. The Board of Directors of the Continuing Bank, until such time as their successors are elected and qualified, shall consist of all of the current members of the Board of Directors of Anderson and the Board of Directors of Pendleton who desire to serve on the Board of Directors of the Continuing Bank; provided, however, that all such directors of the Continuing Bank shall be subject to First Merchants' policy of mandatory retirement at age seventy (70); provided, further, that the policy of mandatory retirement shall not apply to any of Anderson's current directors until twelve (12) months after the Effective Date. Any members of the Board of Directors of the Continuing Bank subject to such mandatory retirement policy may be designated by the Continuing Bank's Board of Directors as directors emeritus to serve in an advisory non-voting capacity and to attend meetings of the Continuing Bank's Board of Directors. The Chairman of the Board of Directors of Anderson shall serve as the Chairman of the Board of Directors of the Continuing Bank and the Chairman of the Board of Directors of Pendleton shall serve as the Vice-Chairman of the Board of Directors of the Continuing Bank, until such time as their successors are elected and qualified.

         2.04. OFFICERS OF THE CONTINUING BANK. The officers of Pendleton and Anderson immediately prior to the Effective Date shall continue as officers of the Continuing Bank until such time as their successors are elected and qualified; provided, however, that the current President of Anderson, Michael
L. Baker, shall serve as the President and Chief Executive Officer of the Continuing Bank until such time as his successor is elected and qualified.

         2.05 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of the Continuing Bank shall be those of Pendleton immediately prior to the Effective Date until the same shall be further amended as provided by law. The Bylaws of Pendleton in effect immediately prior to the Effective Date shall be amended as of the Effective Date (i) to increase the size of the Board of Directors consistent with Section 2.03, (ii) to provide for directors emeritus consistent with Section 2.03, and (iii) to change the name of the Continuing Bank pursuant to Section 2.02.

         2.06. ASSETS AND LIABILITIES. The title to all assets, real estate and other property owned by Pendleton and Anderson shall vest in the Continuing Bank without reversion or impairment. All liabilities of Pendleton and Anderson shall be assumed by the Continuing Bank.

         2.07. ADDITIONAL ACTIONS. If, at any time after the Effective Date, the Continuing Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Bank its right, title or interest in, to or under any of the rights, properties or assets of Anderson, or (b) otherwise carry out the purposes of this Agreement, Anderson and its officers and directors shall be deemed to have granted to the Continuing Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Bank, and the officers and directors of the Continuing Bank are authorized in the name of Anderson or otherwise to take any and all such action.

                                    SECTION 3
                               CONSIDERATION TO BE
                     DISTRIBUTED TO SHAREHOLDERS OF ANDERSON

         3.01. CONSIDERATION. Upon and by reason of the Merger becoming effective, the shareholders of Anderson of record on the Effective Date who have not dissented to the Merger in accordance with Indiana Code
Section 28-1-7-21, as amended, shall be entitled to receive 1.38 shares of First Merchants common stock for each share of Anderson common stock held (the "Conversion Ratio").

         3.02. NO FRACTIONAL FIRST MERCHANTS COMMON SHARES. Certificates for fractional shares of common stock of First Merchants shall not be issued in respect of fractional interests arising from the Conversion Ratio. Each Anderson shareholder who would otherwise have been entitled to a fraction of a First Merchants share, upon surrender of all of his/her certificates representing Anderson common shares, shall be paid in cash (without interest) in an amount equal to the fraction of the average of the closing price of First Merchants common stock as quoted by the NASDAQ National Market System for the five (5) business days preceding the Effective Date. No such shareholder of Anderson shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         3.03. RECAPITALIZATION. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the number of shares of First Merchants common stock into which each outstanding Anderson share will be converted under Section 3.01 hereof shall be adjusted so that each Anderson shareholder shall receive such number of First Merchants shares as represents the same percentage of outstanding shares of First Merchants common stock at the Effective Date as would have been represented by the number of shares such shareholder would have received if the recapitalization had not occurred.

         3.04.  DISTRIBUTION OF FIRST MERCHANTS COMMON STOCK AND CASH.

                  (a) Each share of common stock of Pendleton outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger, except that such shares shall be converted into shares of the Continuing Bank.

                  (b) Following the Effective Date, distribution of stock certificates representing First Merchants common stock and cash payments for fractional shares shall be made by First Merchants to each former shareholder of Anderson within ten (10) days of such shareholder's delivery of his/her certificates representing common stock of Anderson to the conversion agent, First Merchants Bank (the "Conversion Agent"). Certificates surrendered for exchange by a person who is deemed to be an "affiliate" (as defined in Section 7.06 hereof) of Anderson shall not be exchanged until First Merchants has received a written agreement from such affiliate as required pursuant to Section
         7.06 hereof. Interest shall not accrue or be payable with respect to any cash payments.

                  (c) Following the Effective Date, stock certificates representing Anderson common stock shall be deemed to evidence only the right to receive ownership of First Merchants common stock (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on stock of First Merchants shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered his/her certificates for Anderson common stock to the Conversion Agent in exchange for certificates representing First Merchants common stock and cash. Upon surrender, there shall be paid to the recordholder of the new certificate(s) evidencing shares of First Merchants common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

                  (d) At or after the Effective Date, there shall be no transfers on the stock transfer books of Anderson of any shares of the common stock of Anderson. If, after the Effective Date, certificates are presented for transfer to Anderson, such certificates shall be cancelled and exchanged for the consideration set forth in Section 3.01 hereof, as adjusted pursuant to the terms of this Agreement.

                  (e) First Merchants shall be entitled to rely upon the stock transfer books of Anderson to establish the persons entitled to receive cash and shares of common stock of First Merchants, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

                  (f) With respect to any certificate for shares of Anderson common stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue common stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Anderson shareholder with all procedures historically required by Anderson in connection with lost, stolen, or destroyed certificates.

                                    SECTION 4
                             DISSENTING SHAREHOLDERS

         If any holders of Anderson common stock perfect their dissenters' rights in accordance with Indiana Code Section 28-1-7-21, as amended, any issued and outstanding shares of Anderson common stock held by such dissenting holders shall not be converted as described in Section 3 but shall from and after the Effective Date represent the right to receive such consideration as may be accorded to dissenting shareholders under Indiana Code Section 28-1-7-21, as amended.


                                    SECTION 5
                               REPRESENTATIONS AND
                             WARRANTIES OF ANDERSON

         Anderson represents and warrants to First Merchants and Pendleton as follows: (For the purposes of this Section, a "Disclosure Letter" is defined as a letter referencing Section 5 of this Agreement which shall be prepared and executed by an authorized executive officer of Anderson and delivered to and initialed by an authorized executive officer of each of First Merchants and Pendleton contemporaneous with the execution of this Agreement.)

         5.01. ORGANIZATION AND AUTHORITY. Anderson is a state bank duly organized and validly existing under the laws of the State of Indiana. Anderson has the power and authority (corporate and other) to conduct its business in the manner and by the means utilized as of the date hereof. Anderson has no subsidiaries. Anderson is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation.

         5.02.  AUTHORIZATION.

                  (a) Anderson has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Anderson, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

                  (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under Anderson's Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment, to which Anderson is subject or bound, the result of which would materially affect the business or financial condition of Anderson; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Anderson; (iv) terminate or give any person, corporation or entity, the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment to which Anderson is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Anderson is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment.

                  (c) Other than in connection or in compliance with the provisions of applicable federal and state securities laws and applicable Indiana and federal banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Anderson of the transactions contemplated by this Agreement.

         5.03.  CAPITALIZATION.

                  (a) As of June 30, 1998, Anderson had 2,000,000 shares of common stock authorized, $1.00 par value per share, 589,784 shares of which were issued and outstanding. Such issued and outstanding shares of Anderson common stock have been duly and validly authorized by all necessary corporate action of Anderson, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Except as disclosed pursuant to
         Section 5.03(b) below, Anderson has no intention or obligation to authorize or issue additional shares of its common stock. Anderson has not authorized the issuance of any other class of stock. As of June 30, 1998, Anderson had total capital of $6,988,299, which consisted of common stock of $589,784, additional capital of $5,199,554, retained earnings of $1,186,990 and unrealized gain on securities of $11,901.

                  (b) Except as set forth in the Disclosure Letter, there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Anderson by which Anderson is or may become bound. Anderson has no outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

                  (c) Except as set forth in the Disclosure Letter, no person or entity beneficially owns 5% or more of Anderson's outstanding shares of common stock.

                  (d) Anderson has not taken or agreed to take any action nor has any knowledge of any fact or circumstance and Anderson will not take any action that would prevent the Merger from qualifying for pooling-of-interests accounting treatment.

         5.04. ORGANIZATIONAL DOCUMENTS. The Articles of Incorporation and By-Laws of Anderson have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Anderson in effect as of the date of this Agreement.

         5.05. COMPLIANCE WITH LAW. Anderson has not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Anderson could result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially affect the business, prospects, condition (financial or otherwise) or results of operations of Anderson. Anderson possesses all licenses, franchises, permits and other authorizations necessary for the continued conduct of its business without material interference or interruption and such licenses, franchises, permits and authorizations shall be transferred to the Continuing Bank on the Effective Date without any restrictions or limitations thereon or the need to obtain any consents of third parties. All agreements and understandings with, and all orders and directives of, all regulatory agencies or government authorities with respect to the business or operations of Anderson, including all correspondence, communications and commitments related thereto, are set forth in the Disclosure Letter. Anderson has received no inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder.

         5.06. ACCURACY OF STATEMENTS. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Anderson to First Merchants in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by Anderson with respect to its business, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         5.07. LITIGATION AND PENDING PROCEEDINGS. Except as set forth in the Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of Anderson threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Anderson have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) against, by or materially adversely affecting Anderson or its business, prospects, conditions (financial or otherwise), results of operations or assets, or which would prevent the performance of this Agreement or declare the same unlawful or cause the rescission hereof. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Anderson as a result of an examination by any regulatory agency or body.

         5.08.  FINANCIAL STATEMENTS.

                  (a) Anderson's balance sheets as of the end of the two fiscal years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and the related statements of income, shareholders' equity and cash flows for the years or period then ended (hereinafter collectively referred to as the "Financial Information") present fairly the financial condition or position of Anderson as of the respective dates thereof and the results of operations of Anderson for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

                  (b) All loans reflected in the Financial Information and which have been made, extended or acquired since June 30, 1998, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are genuine and what they purport to be; and (iv) to the extent that Anderson has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming Anderson as the secured party or mortgagee.

         5.09. ABSENCE OF CERTAIN CHANGES. Except for events and conditions relating to the business environment in general or as set forth in the Disclosure Letter, since June 30, 1998, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or, to the knowledge of Anderson, can reasonably be expected to occur, which materially adversely affect Anderson's business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, Anderson's business to be conducted in a materially less profitable manner than prior to June 30, 1998.

         5.10. ABSENCE OF UNDISCLOSED LIABILITIES. Anderson is not a party to any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually exceeds $10,000 per year or which may not be terminated within one year from the date of this Agreement, except as set forth in the Disclosure Letter and except for unfunded loan commitments made in the ordinary course of Anderson's business consistent with past practices, nor to the knowledge of Anderson does there exist any circumstances resulting from transactions effected or to be effected or events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in any such agreement, contract, obligation, commitment, arrangement, liability, lease or license.

         5.11.  TITLE TO ASSETS.

                  (a) Except as set forth in the Disclosure Letter, Anderson has good and marketable title to all personal property reflected in the June 30, 1998 Financial Information, good and marketable title to all other properties and assets which Anderson purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Anderson's business, and good and marketable title to all property and assets acquired since June 30, 1998, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature.

                  (b) All furniture, fixtures, machinery, equipment, computer software and hardware, and all other tangible personal property owned or used by Anderson, including any such items leased as a lessee, are in good working order and free of known defects, subject only to normal wear and tear. The operation by Anderson of such properties and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority having jurisdiction over such use.

         5.12.  LOANS AND INVESTMENTS.

                  (a) Except as set forth in the Disclosure Letter, there is no loan of Anderson in excess of $10,000 that has been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of Anderson in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. Anderson's loan watch list and all loans in excess of $10,000 that Anderson's management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Disclosure Letter.

                  (b) Each of the reserves and allowances for possible loan losses and the carrying value for real estate owned which are shown on the Financial Information is, in the opinion of Anderson, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such Financial Information.

                  (c) Except as set forth in the Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Anderson since June 30, 1998 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Anderson to dispose freely of such investment at any time. Except as set forth in the Disclosure Letter, Anderson is not a party to any repurchase agreements with respect to securities.

         5.13.  EMPLOYEE BENEFIT PLANS.

                  (a) The Disclosure Letter contains a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by Anderson and covers any employee, director or former employee or director of Anderson under which Anderson has any liability. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports prepared in connection with any such plan and the current summary plan descriptions. Such plans are hereinafter referred to individually as an "Employee Plan" and collectively as the "Employee Plans." The Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified in the list referred to above.

                  (b) The Employee Plans comply with and have been operated in accordance with all applicable laws, regulations, rulings and other requirements the breach or violation of which could materially affect Anderson or an Employee Plan. Each Employee Plan has been administered in substantial conformance with such requirements and all reports and information required with respect to each Employee Plan has been timely given.

                  (c) To the knowledge of Anderson, no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no "reportable event," as defined in Section 4043(b) of ERISA, has occurred with respect to any Employee Plan. To the knowledge of Anderson, Anderson has no liability to the Pension Benefit Guaranty Corporation ("PBGC"), to the Internal Revenue Service ("IRS"), to the Department of Labor ("DOL") or to an employee or Employee Plan beneficiary under Section 502 of ERISA.

                  (d) To the knowledge of Anderson, no "fiduciary," as defined in Section (3)(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA.

                  (e) Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been amended to comply in all material respects with the applicable requirements of the Code, including the Tax Reform Act of 1986, the Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Revenue Reconciliation Act of 1990, the Tax Extension Act of 1991, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and the Retirement Protection Act of 1994 and any rules, regulations or other requirements promulgated thereunder (the "Acts"). In addition, each such Employee Plan has been and is being operated in substantial conformance with the applicable provisions of ERISA and the Code, as amended by the Acts and as amended by the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997, even though such Employee Plans are not yet required to be amended for such legislation. Except as set forth in the Disclosure Letter, Anderson sought and received favorable determination letters from the IRS within the applicable remedial amendment periods under Code Section 401(b), and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan.

                  (f)  No Employee Plan owns any security of Anderson.

                  (g) No Employee Plan has incurred an "accumulated funding deficiency," as determined under Code Section 412 and ERISA
         Section 302.

                  (h) No Employee Plan has been terminated or incurred a partial termination (either voluntarily or involuntarily).

                  (i) No claims against an Employee Plan or Anderson, with respect to an Employee Plan, (other than normal benefit claims) have been asserted or, to the knowledge of Anderson, threatened.

                  (j) There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Anderson that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

                  (k) No event has occurred that would cause the imposition of the tax described in Code Section 4980B. All requirements of ERISA
         Section 601 have been met.

                  (l) The Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Anderson and (iii) covers any employee, director or former employee or director of Anderson. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the "Benefit Arrangements." Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

                  (m) Anderson has no present and knows of no future liability in respect of post-retirement health and medical benefits for former employees or directors of Anderson.

                  (n) Except as set forth in the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Anderson relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1997.

                  (o) For purposes of this Section 5.13, references to Anderson are deemed to include (i) all predecessors of Anderson, (ii) any subsidiary of Anderson, (iii) all members of any controlled group (as determined under Code Section 414(b) or (c)) that includes Anderson, and (iv) all members of any affiliated service group (as determined under Code Section 414(m) or (n)) that includes Anderson.

         5.14 OBLIGATIONS TO EMPLOYEES. Except as set forth in the Disclosure Letter, all accrued obligations and liabilities of Anderson, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Anderson for its current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Anderson in accordance with generally accepted accounting and actuarial principles. All obligations and liabilities of Anderson, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to its current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with generally accepted accounting principles. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Anderson.

         5.15. TAXES, RETURNS AND REPORTS. Anderson has (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid in all materials respects all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Anderson's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 1998. Anderson has no or will not have any liability for taxes of any nature for or with respect to the operation of its business, including the assets of any subsidiary, from June 30, 1998 up to and including the Effective Date, except to the extent reflected on the Financial Information or on financial statements of Anderson subsequent to such date and as set forth in the Disclosure Letter. Anderson is not currently under audit by any state or federal taxing authority. Except as set forth in the Disclosure Letter, neither the federal, state, or local tax returns of Anderson have been audited by any taxing authority during the past five (5) years.

         5.16. DEPOSIT INSURANCE. The deposits of Anderson are insured by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the Federal Deposit Insurance Act, and Anderson has paid all premiums and assessments due with respect to such deposit insurance.

         5.17. REPORTS. Since January 1, 1995, Anderson has timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Indiana Department of Financial Institutions, (ii) the FDIC, and (iii) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the "Regulatory Authorities"), having jurisdiction over the affairs of Anderson. All such reports filed by Anderson complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete and were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis. There is no unresolved violation, criticism or exception by any of the Regulatory Authorities with respect to any report or statement filed by, or any examinations of, Anderson.

         5.18. ABSENCE OF DEFAULTS. Anderson is not in violation of its charter documents or By-Laws or in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

         5.19. YEAR 2000 COMPLIANCE. To the best knowledge of Anderson, all computer software and hardware utilized by Anderson is Year 2000 compliant, which, for purposes of this Agreement, shall mean that the data outside the range 1990-1999 will be correctly processed in any level of computer hardware or software, including, but not limited to, microcode, firmware, applications programs, files and databases. All computer software used by Anderson is designed to be used prior to, during and after the calendar year 2000 A.D., and that such software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references difference centuries or more than one century.

         5.20. TAX AND REGULATORY MATTERS. Anderson has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

         5.21. REAL PROPERTY.

                  (a) The legal description of each parcel of real property owned by Anderson (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Anderson for disposition as required by law) is set forth in the Disclosure Letter under the heading of "Owned Real Property" (such real property being herein referred to as the "Owned Real Property"). The legal description of each parcel of real property leased by Anderson is also set forth in the Disclosure Letter under the heading of "Leased Real Property" (such real property being herein referred to as the "Leased Real Property"). Anderson shall update the Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the "Real Property."

                  (b) There is no pending action involving Anderson as to the title of or the right to use any of the Real Property.

                  (c) Anderson has no interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

                  (d) None of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

                  (e) None of the buildings, structures or improvements located on the Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Anderson, threatened, with respect to any such building, structure or improvement. The Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities. The Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

                  (f) Except as may be reflected in the Financial Information or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the Owned Real Property,

         Anderson has, and at the Closing Date will have, good and marketable title to the Owned Real Property.

                  (g) Anderson has not caused or allowed the generation, treatment, storage, disposal or release at any Real Property of any Toxic Substance, except in accordance with all applicable federal, state and local laws and regulations. "Toxic Substance" means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

                  (h) Except as disclosed in the Disclosure Letter, there are no underground storage tanks located on, in or under any Owned Real Property. Anderson does not own or operate any underground storage tank at any Leased Real Property.

                  (i) The Real Property is not "property" within the definition of Indiana Code 13-11-2-174. Anderson is not required to provide a "disclosure document" to First Merchants and Pendleton as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C. Section 13-25-3-1 ET SEQ.).

                  (j) There are no mechanic's or materialman's liens against the Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Real Property in respect of which liens may or could be filed against the Real Property.

         5.22. BROKER'S OR FINDER'S FEES. Except as set forth in the Disclosure Letter, no agent, broker or other person acting on behalf of Anderson or under any authority of Anderson is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto, other than attorneys' or accountants' fees, in connection with any of the transactions contemplated by this Agreement.

         5.23. BRING DOWN OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Anderson contained in this Section 5 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

         5.24. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Anderson and all directors, officers and employees of Anderson shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally caused either by action or inaction.

                                    SECTION 6
                               REPRESENTATIONS AND
                          WARRANTIES OF FIRST MERCHANTS

         First Merchants represents and warrants to Anderson with respect to itself and Pendleton as follows:

         6.01. ORGANIZATION AND QUALIFICATION. First Merchants is a corporation organized and existing under the laws of the State of Indiana, and Pendleton is a state bank duly organized and validly existing under the laws of the State of Indiana. First Merchants and Pendleton have the power and authority (corporate and other) to conduct their respective businesses in the manner and by the means utilized as of the date hereof.

         6.02. AUTHORIZATION.

                  (a) First Merchants and Pendleton have the corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder subject to certain required regulatory approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and Pendleton, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor's rights.

                  (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under First Merchant's or Pendleton's Articles of Incorporation or By-laws;
         (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which First Merchants or Pendleton is subject or bound, the result of which would materially affect the business or financial condition of First Merchants; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of First Merchants or Pendleton; (iv) terminate or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or Pendleton is a party or by which First Merchant or Pendleton is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Merchants or Pendleton is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment.

                  (c) Other than in connection or in compliance with the provisions of applicable federal and state securities laws, and applicable Indiana and federal banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants and Pendleton of the transactions contemplated by this Agreement.

         6.03. CAPITALIZATION.

                  (a) As of June 30, 1998, First Merchants had 20,000,000 shares of common stock authorized, no par value, of which 6,697,656 shares were issued and outstanding. The shares of common stock are validly issued, fully paid and nonassessable. Such issued and outstanding shares of First Merchants common stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonasssessable and have not been issued in violation of any preemptive rights of any shareholders.

                  (b) First Merchants has 500,000 shares of Preferred Stock authorized, no par value, no shares of which have been issued and no commitments exist to issue any of such shares.

                  (c) The shares of First Merchants' common stock to be issued pursuant to the Merger will be fully paid, validly issued and nonassessable.

                  (d) As of June 30, 1998, Pendleton had 114,000 shares of common stock authorized, $10 par value per share, of which 114,000 shares were issued and outstanding. Such issued and outstanding shares of Pendleton common stock are owned by First Merchants, have been duly and validly authorized by all necessary corporate action of Pendleton, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Pendleton shareholders.

         6.04. ORGANIZATIONAL DOCUMENTS. The respective Articles of Incorporation or Association and By-laws of First Merchants and Pendleton in force as of the date hereof have been delivered to Anderson. The documents delivered by them represent complete and accurate copies of the corporate documents of First Merchants and Pendleton in effect as of the date of this Agreement.

         6.05. ACCURACY OF STATEMENTS. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by First Merchants or Pendleton to Anderson in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by First Merchants or Pendleton with respect to their businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and to the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         6.06. COMPLIANCE WITH LAW. Neither First Merchants nor Pendleton have engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of First Merchants, could result in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially adversely affect the business, prospects, condition (financial or otherwise) or results of operations of First Merchants. First Merchants and Pendleton possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. There are no agreements or understandings with, nor any orders or directives of, any regulatory agencies or government authorities, which would have a material adverse effect on the consolidated financial position of First Merchants. Pendleton has received no written inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act.

         6.07. FINANCIAL STATEMENTS. First Merchants' consolidated balance sheets as of the end of the three (3) fiscal years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. All required regulatory reports have been filed by First Merchants with its primary federal regulator during 1998, 1997, 1996 and 1995, and all of such reports are true, accurate and complete in all material respects and have been prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis.

         6.08. ABSENCE OF CERTAIN CHANGES. Except for events and conditions relating to the business environment in general, since June 30, 1998, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or can reasonably be expected to occur, which materially adversely affect First Merchants consolidated business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, First Merchants business, on a consolidated basis, to be conducted in a materially less profitable manner than prior to June 30, 1998.

         6.09. FIRST MERCHANTS SECURITIES AND EXCHANGE COMMISSION FILINGS. First Merchants has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including First Merchants' Annual Report on Form 10-K for the year ended December 31, 1997, and Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, copies of which have previously been delivered to Anderson.

         6.10 LITIGATION AND PENDING PROCEEDINGS. There are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of First Merchants threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) against, by or materially adversely affecting First Merchants or its business, prospects, conditions (financial or otherwise), results of operations or assets, or which would prevent the performance of this Agreement or declare the same unlawful or cause the recission hereof. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to First Merchants as a result of an examination by any regulatory agency or body.

         6.11 YEAR 2000 COMPLIANCE. To the best knowledge of First Merchants, all computer software and hardware utilized by First Merchants is Year 2000 compliant, which, for purposes of this Agreement, shall mean that the data outside the range 1990-1999 will be correctly processed in any level of computer hardware or software, including, but not limited to, microcode, firmware, applications programs, files and databases. All computer software used by First Merchants is designed to be used prior to, during and after the calendar year 2000 A.D., and that such software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century.

         6.12. SEPARATE EXISTENCE OF THE CONTINUING BANK. First Merchants acknowledges that its present intention is to retain the Continuing Bank as a separate banking subsidiary of First Merchants for a period of five (5) years after the Effective Date.

         6.13. BRING DOWN OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of First Merchants and Pendleton contained in this Section 6 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

         6.14. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and Pendleton and all directors, officers and employees of First Merchants and Pendleton shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally caused either by action or inaction.

                                    SECTION 7
                              COVENANTS OF ANDERSON

         Anderson covenants and agrees with First Merchants and Pendleton as follows:

         7.01. SHAREHOLDER APPROVAL. Anderson shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Anderson at the earliest possible reasonable date. The Board of Directors of Anderson shall recommend to the shareholders of Anderson that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation. The Board of Directors of Anderson shall use its best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

         7.02. OTHER APPROVALS. Anderson shall proceed expeditiously, cooperate fully and use its best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

         7.03.  CONDUCT OF BUSINESS.

                  (a) On and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, Anderson shall not, without the prior written consent of First Merchants, (i) make any material changes in its capital structure; (ii) authorize a class of stock or, except upon the exercise of stock options disclosed pursuant to Section 5.03(b), issue, or authorize the issuance of, stock other than or in addition to the outstanding stock as set forth in Section 5.03 hereof; (iii) declare, distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders;
         (iv) merge, combine or consolidate with or sell its sasets or any of its securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract, agreement, understanding or arrangement or engage in any transaction, or acquire or dispose of any property or asset having a fair market value in excess of $10,000.00 (except for personal or real property acquired or disposed of in connection with foreclosures on mortgages or enforcement of security interests and loans made or sold by Anderson in the ordinary course of business);
         (vi) subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Anderson; (viii) execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Anderson, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities; (ix) amend its Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former Anderson directors, officers or employees; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any common stock of Anderson; (xii) fail to make additions to Anderson's reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions.

                  (b) Anderson shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

                  (c) Anderson shall continue to give to First Merchants and Pendleton and their respective employees, accountants, attorneys and other authorized representatives reasonable access during regular business hours and other reasonable times to all its premises, properties, statements, books and records.

         7.04. PRESERVATION OF BUSINESS. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Anderson shall (a) carry on its business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business;
(b) use its best efforts to preserve its business organizations intact, to keep its present officers and employees and to preserve its present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

         7.05 OTHER NEGOTIATIONS. Except with the prior written approval of First Merchants and Pendleton, on and after the date of this Agreement and until the Effective Date, Anderson shall not, and shall not permit or authorize its respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage, or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock), tender offer, acquisition of control of Anderson or similar transaction involving Anderson (all such transactions hereinafter referred to as "Acquisition Transactions"). Anderson shall promptly communicate to First Merchants and Pendleton the terms of any proposal, written or oral, which it may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussion with respect thereto. The above provisions of this Section 7.05 notwithstanding, nothing contained in this Agreement shall prohibit (i) Anderson from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that (a) the Board of Directors of Anderson, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Anderson to fulfill their fiduciary duties and obligations to the Anderson shareholders and other constituencies under Indiana law, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Anderson provides immediate written notice to First Merchants and Pendleton to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) notwithstanding the provisions of Section 7.01, the Board of Directors of Anderson from failing to make, withdrawing or modifying its recommendation to shareholders regarding the Merger following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Anderson, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Anderson to fulfill their fiduciary duties and obligations to the Anderson shareholders and other constituencies under Indiana law.

         7.06. RESTRICTIONS REGARDING AFFILIATES. Anderson shall, within thirty
(30) days after the date of this Agreement and promptly thereafter until the Effective Date to reflect any changes or upon the request of First Merchants, provide First Merchants with a list identifying each person who may reasonably be deemed to be an "affiliate" of Anderson within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "1933 Act"). Each director, executive officer and other person who is an "affiliate" of Anderson for purposes of the 1933 Act shall deliver to First Merchants, at least thirty-one (31) days prior to the Effective Date, a written agreement, in form and substance satisfactory to counsel to First Merchants, regarding compliance by each such person with (i) the provisions of such Rule 145, and (ii) the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares (or reduction of risk with respect thereto) of Anderson common stock during the thirty (30) days preceding the Effective Date, or First Merchants common stock until such time as financial results covering at least thirty (30) days of post-Merger operations have been published.

         7.07. PRESS RELEASE. Anderson shall not issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants and Pendleton.

         7.08. DISCLOSURE LETTER UPDATE. Anderson shall promptly supplement, amend and update monthly and as of the Effective Date the Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

         7.09 CONFIDENTIALITY. Anderson shall use its best efforts to cause its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by it from First Merchants and Pendleton, unless such information (i) was already known to Anderson, (ii) becomes available to Anderson from other sources, (iii) is independently developed by Anderson, (iv) is disclosed outside of Anderson with and in accordance with the terms of prior written approval of First Merchants or Pendleton, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Anderson further agrees that in the event this Agreement is terminated, it will return to First Merchants and Pendleton all information obtained by Anderson regarding First Merchants and Pendleton, including all copies made of such information by Anderson. This provision shall survive the Effective Date or the earlier termination of this Agreement.

         7.10 COOPERATION. Anderson shall generally cooperate with First Merchants and Pendleton and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (i) Anderson shall cooperate and assist First Merchants and Pendleton in preparation of and/or filing of all regulatory applications, the registration statement for registration of First Merchants' shares, and all other documentation required to be prepared for consummation of the Merger and obtaining all necessary approvals, and (ii) Anderson shall furnish First Merchants and Pendleton with all information concerning itself that First Merchants and Pendleton may request in connection with the preparation of the documentation referenced above. Prior to the Closing (as defined in Section 12 hereof), Anderson agrees to disclose to First Merchants and Pendleton any fact or matter that comes to the attention of Anderson that might indicate that any of the representations or warranties of Anderson may be untrue, incorrect, or misleading in any material respect.

         7.11. ENVIRONMENTAL REPORTS. Anderson, at its sole cost and expense, shall provide to First Merchants and Pendleton, as soon as reasonably practical, but not later than thirty (30) days after the date hereof, a copy of any and all environmental reports currently in Anderson's possession or which Anderson can obtain without undue effort on all real property owned, leased or operated by Anderson as of the date hereof (but excluding space in retail and similar establishments leased by Anderson for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). Anderson shall not be required by this
Section 7.11 to cause any new environmental investigations to be conducted or environmental reports to be prepared. Should the cost of taking all remedial or other corrective actions and measures relating to real property owned, leased or operated by Anderson (i) required by applicable law or reasonable likely to be required by applicable law, or (ii) recommended or suggested by any report or reports as prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $100,000 as reasonably estimated by an environmental expert retained for such purpose by First Merchants and Pendleton and reasonably acceptable to Anderson, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then First Merchants shall have the right for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated to terminate this Agreement by providing written notice of such termination to Anderson.

         7.12. LETTER TO ANDERSON SHAREHOLDERS. Within five (5) business days after execution of this Agreement by Anderson, Pendleton and First Merchants, Anderson shall deposit in the United States mail a letter to each of the shareholders of record of Anderson as of the date of execution of this Agreement informing each shareholder about the execution of this Agreement and the proposed Merger. The terms of such letter to the shareholders of Anderson shall be in a form mutually agreed to by First Merchants, Pendleton and Anderson.

         7.13. EXERCISE OF OPTIONS. Anderson shall cause the stock options disclosed pursuant to Section 5.03(b) to be exercised and the related shares of Anderson common stock to be issued on or before the Effective Date. Anderson commits that no cash shall be paid to option holders in connection with the exercise of such options and that immediately prior to the effective time of the Merger, Anderson will have 612,434 shares of common stock outstanding.

                                    SECTION 8
                   COVENANTS OF FIRST MERCHANTS AND PENDLETON

         First Merchants and Pendleton covenant and agree with Anderson as follows:

         8.01. APPROVALS. First Merchants and Pendleton shall proceed expeditiously, cooperate fully and use their best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. First Merchants and Pendleton shall provide Anderson with copies of proposed regulatory filings in connection with the Merger and afford Anderson the opportunity to offer comment on the filings before filing. The approval of the shareholders of First Merchants of the transactions contemplated by this Agreement is not required.

         8.02. PENDLETON SHAREHOLDER APPROVAL. First Merchants, as the sole shareholder of Pendleton, shall approve the Merger and the terms of this Agreement as required by law.

         8.03. EMPLOYEE BENEFIT PLANS. No later than January 1, 2000, First Merchants will permit Anderson employees to participate in any tax-qualified retirement plan First Merchants maintains for its employees, provided that such an employee meets the applicable participation requirements, in lieu of Anderson's current tax-qualified retirement plan(s). Until that time, Anderson's current tax-qualified retirement plan(s) will be maintained at the same level, with respect to benefit accruals, provided for on the Effective Date. Following the Effective Date, Anderson employees will otherwise participate in employee benefit plans that in the aggregate are substantially comparable to the employee benefit plans provided to those employees by Anderson on the Effective Date. Each Anderson employee who is still employed by Anderson on the Effective Date and is a participant in the Anderson 401(k) plan shall be fully vested with respect to all contributions made by or on behalf of such employee under the Anderson 401(k) plan. For purposes of determining an Anderson employee's eligibility and vesting service under a First Merchant's employee benefit plan that the employee is permitted to enter, service with Anderson will be treated as service with First Merchants; provided, however, that service with Anderson shall not be treated as service with First Merchants for purposes of benefit accrual under First Merchants' defined benefit pension plan. In addition, service with Anderson will be counted for seniority purposes for determining applicable vacation time, sick days, and years of service awards with First Merchants.

         8.04. FIRST MERCHANTS' BOARD OF DIRECTORS. In connection with the first annual meeting of the shareholders of First Merchants following the Effective Date, First Merchants shall cause all necessary action to be taken to cause the current Chairman of the Board of Anderson, James F. Ault, to be nominated for election as a member of the First Merchants' Board of Directors for a three
(3)-year term.

         8.05. PRESS RELEASE. Except as required by law, neither First Merchants nor Pendleton shall issue any press release to any national wire service relating solely to the Merger without the prior approval of Anderson.

         8.06. CONFIDENTIALITY. First Merchants and Pendleton shall, and shall use their best efforts to cause their respective officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from Anderson, unless such information (i) was already known to First Merchants or Pendleton, (ii) becomes available to First Merchants or Pendleton from other sources, (iii) is independently developed by First Merchants or Pendleton, (iv) is disclosed outside of First Merchants or Pendleton with and in accordance with the terms of prior written approval of Anderson, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants and Pendleton further agree that in the event this Agreement is terminated, they will return to Anderson all information obtained by First Merchants and Pendleton regarding Anderson, including all copies made of such information by First Merchants and Pendleton. This provision shall survive the Effective Date or the earlier termination of this Agreement.

         8.07. ANDERSON EMPLOYEES. On or before the Effective Date, it is First Merchants' present intention to offer to employ all employees of Anderson, who are currently actively employed by Anderson, a position either at the Anderson Community Banking Centers of the Continuing Bank or some other position within the First Merchants organization commencing on the Effective Date; provided such Anderson employees satisfy all employment application and qualification requirements applicable to all prospective First Merchants employees. In the event any offer of employment by First Merchants is accepted by any Anderson employees, First Merchants shall not be obligated to continue any employment relationship with any former Anderson employee for any specific period of time and such former Anderson employees shall be employees at will with First Merchants. This Section 8.07 expresses the current intentions of First Merchants with respect to the employees of Anderson, but shall not be construed as a binding obligation of First Merchants or a guarantee of employment of all Anderson employees.

         8.08.    DIRECTORS' AND OFFICERS' INDEMNIFICATION.

         (a) After the Effective Date, First Merchants and Pendleton shall indemnify, defend and hold harmless the present and former officers and directors of Anderson against all losses, expenses, claims, damages and liabilities arising out of actions or omissions (arising from their present or former status as officers or directors) occurring on or prior to the Effective Date to the full extent permitted under the applicable provisions of Indiana law and under the articles of incorporation and bylaws of Anderson, as in effect on the date hereof.

         (b) If, after the Effective Date, First Merchants or Pendleton or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of First Merchants and/or Pendleton shall assume the obligations set forth in this Section 8.08.

         8.09 ACCESS. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as provided herein, First Merchants and Pendleton shall continue to give Anderson and its employees, accountants, attorneys and other authorized representatives reasonable access during regular business hours and other reasonable times to all its premises, properties, statements, books and records.

                                    SECTION 9
                       CONDITIONS PRECEDENT TO THE MERGER

         The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective
Date:

         9.01. SHAREHOLDER APPROVAL. The shareholders of Anderson shall have approved, ratified and confirmed this Agreement as required by applicable law. First Merchants, as the sole shareholder of Pendleton, shall have approved, ratified and confirmed this Agreement as required by applicable law.

         9.02. REGISTRATION STATEMENT EFFECTIVE. First Merchants shall have registered its shares of common stock to be issued to shareholders of Anderson in accordance with this Agreement with the Securities and Exchange Commission pursuant to the 1933 Act, and all state securities and "blue sky" approvals and authorizations required to offer and sell such shares shall have been received by First Merchants. The registration statement with respect thereto shall have been declared effective by the Securities and Exchange Commission and no stop order shall have been issued or threatened.

         9.03. TAX OPINION. The parties shall have obtained an opinion of counsel, which shall be in form and content satisfactory to counsel for all parties hereto, to the effect that the Merger effected pursuant to this Agreement shall constitute a tax-free transaction (except to the extent cash or boot is received) to each party hereto and to the shareholders of each party. Such opinion shall be based upon factual representations received by such counsel from the parties, which representations may take the form of written certifications.

         9.04. AFFILIATE AGREEMENTS. First Merchants shall have obtained (a) from Anderson, a list identifying each affiliate of Anderson and (b) from each affiliate of Anderson, the agreements contemplated by Section 7.06 hereof.

         9.05. REGULATORY APPROVALS. The FDIC and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.

         9.06. OFFICER'S CERTIFICATE. First Merchants, Pendleton and Anderson shall have delivered to each other a certificate signed by their Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all the representations and warranties of their respective entities are true, accurate and correct on and as of the Effective Date; (b) all the covenants of their respective entities have been complied with from the date of this Agreement through and as of the Effective Date; and (c) their respective entities have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

         9.07. FAIRNESS OPINION. Anderson shall have obtained an opinion from an investment banker of its choosing to the effect that the terms of the Merger are fair to the shareholders of Anderson from a financial viewpoint. Such opinion shall be (a) in form and substance reasonably satisfactory to Anderson, (b) dated as of a date not later than the mailing date of the Proxy Statement relating to the Merger and (c) included in the Proxy Statement.

         9.08. POOLING OF INTERESTS. First Merchants and Pendleton shall have obtained from their independent accountants, Olive, LLP, a letter stating that, based upon their review of such documents and information which they deemed relevant, such firm is currently unaware of any reason why the Merger cannot be accounted for as a "pooling of interests."

         9.09. NO JUDICIAL PROHIBITION. Neither Anderson, Pendleton nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         9.10. OTHER CONSENTS AND APPROVALS. All consents and other approvals required for the transfer of any contracts, agreements, leases, loans, etc. as a result of the Merger shall have been obtained.

                                   SECTION 10
                              TERMINATION OF MERGER

         10.01. MANNER OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants or Pendleton to Anderson or by Anderson to First Merchants and Pendleton:

                  (a) By Anderson, First Merchants or Pendleton, if there has been a material misrepresentation, a breach of warranty or a failure to comply with any covenant on the part of any party in the representations, warranties, and covenants set forth herein; provided that Anderson shall have no right to terminate for its own default, that First Merchants shall have no right to terminate for its own default or a default by Pendleton, and that Pendleton shall have no right to terminate for its own default or a default by First Merchants;

                  (b) By Anderson, First Merchants or Pendleton, if it shall determine in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of commencement or threat of material litigation or proceedings against any of the parties;

                  (c) By Anderson, if the financial condition, business, assets, or results of operations of First Merchants shall have been materially and adversely changed from that in existence at June 30, 1998, or by First Merchants or Pendleton, if the financial condition, business, assets, or results of operations of Anderson shall have been materially and adversely changed from that in existence at June 30, 1998;

                  (d) By Anderson, First Merchants or Pendleton, if the transaction contemplated herein has not been consummated by April 30, 1999 (provided that if Anderson is the terminating party that it is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if First Merchants is the terminating party that neither it nor Pendleton is then in material breach of any representation, warranty, covenant or other agreement contained herein, or if Pendleton is the terminating party that neither it nor First Merchants is then in material breach of any representation, warranty, covenant or other agreement contained herein);

                  (e) By First Merchants or Pendleton if any of the items, events or information set forth in any update to the Disclosure Letter has had or may have a material adverse effect on the financial condition, results of operations, business, or prospects of Anderson;

                  (f) By First Merchants, Pendleton or Anderson if, in the opinion of counsel to First Merchants and Pendleton or to Anderson, the Merger will not constitute a tax-free reorganization under the Code;

                  (g) By First Merchants if the Merger cannot be accounted for as a "pooling of interests";

                  (h) By Anderson, (i) if First Merchants or any of its subsidiary banks (including Pendleton) is acquired by a third party in a merger, consolidation, share exchange, stock transaction or asset transaction, (ii) if First Merchants enters into an agreement containing the terms and conditions of such a transaction, or (iii) if the terms and conditions of such a transaction involving First Merchants or any of its subsidiary banks (including Pendleton) are publicly disclosed;

                  (i) By First Merchants pursuant to its termination rights set forth in Section 7.11 hereof;

                  (j) By Anderson, if the appropriate discharge of the fiduciary duties of the Board of Directors of Anderson consistent with Section
         7.05 requires that Anderson terminate this Agreement;

                  (k) By First Merchants or Pendleton if it receives written notice under Section 7.05 that Anderson intends to furnish information to or enter into discussions or negotiations with a third party in connection with a proposed Acquisition Transaction, if Anderson fails to give any such written notice as required in Section 7.05 or if

         Anderson's Board of Directors fails to make, withdraws or modifies its recommendation to Anderson shareholders to vote in favor of the Merger following receipt of a proposal for an Acquisition Transaction; or

                  (l) By either party (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
         Section 10.1(d) of this Agreement.

                  10.02. EFFECT OF TERMINATION. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of
         Section 10.01 hereof, no party shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.01(a) hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by First Merchants or Pendleton in accordance with
         Section 10.01(k) or by Anderson in accordance with Section 10.01(j), Anderson shall pay First Merchants the sum of Seven Hundred Fifty Thousand Dollars ($750,000) as liquidated damages. Such liquidated damages shall be in lieu of cost, expenses and damages otherwise recoverable under the first sentence of this Section 10.02. Such payment shall be made within ten (10) days of the date of notice of termination. Anderson acknowledges the reasonableness of such amount in light of the considerable time and expense invested and to be invested by First Merchants and its representatives in furtherance of the Merger. Such amount was agreed upon by First Merchants and Anderson as compensation to First Merchants for its time and expense and not as a penalty to Anderson, it being impossible to ascertain the exact value of the time and expense to be invested. First Merchants shall also be entitled to recover from Anderson its reasonable attorney fees incurred in the enforcement of this Section.

                                   SECTION 11
                            EFFECTIVE DATE OF MERGER

         Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Anderson with and into Pendleton as filed with the Secretary of State of the State of Indiana (the "Effective Date"). The Effective Date shall occur no later than the last business day of the month in which any waiting period following the last approval of the Merger by a state or federal regulatory agency or governmental authority expires.

                                   SECTION 12
                                     CLOSING

         12.01. CLOSING DATE AND PLACE. The closing of the Merger (the "Closing") shall take place at the main office of First Merchants on the Effective Date or at such other place as mutually agreed to by First Merchants, Pendleton and Anderson.

         12.02. ARTICLES OF MERGER. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.

         12.03. OPINIONS OF COUNSEL. At the Closing, Anderson shall deliver an opinion of its counsel, Leagre, Chandler & Millard, to First Merchants, and First Merchants and Pendleton shall deliver an opinion of their counsel, Bingham Summers Welsh & Spilman, to Anderson, dated as of the date of the Closing. The form of such opinions shall be as mutually agreed to by the parties hereto and their respective counsel.

                                   SECTION 13
                                  MISCELLANEOUS

         13.01. EFFECTIVE AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions thereof shall inure to the benefit of any other person, firm, or corporation whomsoever, except as expressly applied to the current and former officers and directors of First Merchants, Pendleton and Anderson and their beneficiaries. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

         13.02.  WAIVER; AMENDMENT.

                  (a) First Merchants, Pendleton and Anderson may, by an instrument in writing executed in the same manner as this Agreement:
         (i) extend the time for the performance of any of the covenants or agreements of any other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by any other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

                  (b) Notwithstanding the prior approval by the shareholders of Anderson, this Agreement may be amended, modified or supplemented by the written agreement of Anderson, Pendleton and First Merchants without further approval of such shareholders, except that no such amendment, modification or supplement shall result in a decrease in the consideration specified in Section 3 hereof or shall materially adversely affect the rights of the shareholders of Anderson without the further approval of such shareholders.

         13.03. NOTICES. Any notice required or permitted by this Agreement shall be deemed to have been duly given if delivered in person, receipted for or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to First Merchants and Pendleton:           With a copy to:

         200 E. Jackson Street, Box 792        Bingham Summers Welsh & Spilman
         Muncie, IN  47305                     2700 Market Tower
         Attn:  Stefan S. Anderson,            10 West Market Street
           Chairman and Chief Executive        Indianapolis, Indiana  46204-2982
           Officer                             Attn:  David R. Prechtel, Esq.

         If to Anderson:                       With a copy to:

         19 West 10th Street                   Leagre, Chandler & Millard
         Anderson, IN  46016                   9100 Keystone Crossing, Suite 800
         Attn:  James F. Ault, Chairman        Indianapolis, Indiana  46240
         Attn:  Michael L. Baker               Attn:  John R. Zerkle, Esq.

or to such substituted address as any of them have given to the other in writing.

         13.04. HEADINGS. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

         13.05. SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

         13.06. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

         13.07. GOVERNING LAW. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana.

         13.08. ENTIRE AGREEMENT. This Agreement supersedes any other agreement, whether oral or written, between First Merchants, Pendleton and Anderson relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

         13.09. EXPENSES. First Merchants, Pendleton and Anderson shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the cost of the fairness opinion referenced in Section 9.07 shall be borne by Anderson whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

         13.10 SURVIVAL OF COVENANTS. The provisions of Sections 7.09, 8.06, 10.02, 10.03, 13.09 and this Section 13.10 shall survive beyond the termination of this Agreement. The provisions of Sections 8.03, 8.04, 8.08, 13.09 and this
Section 13.10 shall survive beyond the Effective Date.

         IN WITNESS WHEREOF, First Merchants, Pendleton and Anderson have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.


                                    FIRST MERCHANTS CORPORATION
ATTEST:

/s/ Larry R. Helms                  By:/s/ Stefan S. Anderson
-------------------------------        -----------------------------------------
 Larry R. Helms, Secretary               Stefan S. Anderson, Chairman and Chief
                                         Executive Officer



                                    PENDLETON BANKING COMPANY
ATTEST:

/s/ Sherry Hazelbaker               By:/s/ Norman Locke
-------------------------------        -----------------------------------------
Sherry Hazelbaker, Secretary             Norman Locke, President


                                    ANDERSON COMMUNITY BANK

ATTEST:

/s/ Michael E. Stephens             By:/s/ Michael L. Baker
-------------------------------        -----------------------------------------
Michael E. Stephens, Secretary           Michael L. Baker, President and
                                         Chief Executive Officer

                                   APPENDIX B

                             INDIANA CODE 28-1-7-21

                        RIGHTS OF DISSENTING SHAREHOLDERS

         (a) A shareholder entitled to vote on the adoption of an agreement of merger or consolidation may dissent from the merger or consolidation and obtain payment of the value of the shareholder's shares in the manner provided in this section.

         (b) If a proposed merger or consolidation is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this section.

         (c) A shareholder who desires to assert dissenters' rights under this section must:

             (1) Deliver to the corporation before the vote is taken written notice of the shareholder's demand for payment for the shareholder's shares if the proposed action is effected; and

             (2) Not vote the shareholder's shares in favor of the proposed action.

         (d) If the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of the certificate or certificates representing the shareholder's shares, the value of the shares as of the day before the date on which the vote was taken approving the merger or consolidation. A shareholder failing to satisfy the requirements of subsection
(c) is not entitled to payment for the shareholder's shares under this section. Immediately after the vote is taken approving the merger or consolidation, the shareholder, except as otherwise provided in subsection (e), is entitled to payment only as provided in this section, ceases to be a shareholder, and is not entitled to vote or to exercise any other rights of a shareholder.

         (e) A demand for payment made under subsection (c) may not be withdrawn unless the corporation consents to the withdrawal. With respect to a shareholder who has made a demand for payment, the right of the shareholder to be paid the value of his shares ceases and his status as a shareholder is restored without prejudice to any corporate proceedings which may have been taken during the interim, and the shares held by the shareholder shall be treated for all purposes as if no objection and demand had been made by the shareholder, if:

             (1) The shareholder's request to withdraw the shareholder's demand is consented to by the corporation;

             (2)  The merger or consolidation is abandoned;

             (3) The shareholders revoke the authority to effect the merger or consolidation;

             (4) A petition for the determination of value by a court is not filed within the time provided in this section; or

             (5) A court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section.

         (f) Within ten (10) days after the merger or consolidation is effected, the surviving or new corporation shall mail or deliver written notice of the date of that action to each dissenting shareholder who has made demand under this section. For purposes of giving this notice, the corporation shall use the shareholder's address which appears on the corporate records. In the notice the corporation shall include a written offer to the shareholder to pay for the shareholder's shares at a specified price considered by the corporation to be the value of them. If within thirty (30) days after the date on which the merger or consolidation was effected the value of shares is agreed upon between a dissenting shareholder and the surviving or new corporation, the surviving or new corporation shall make payment to the shareholder for the shares. The surviving or new corporation shall make the payment within ninety (90) days after the date on which the merger or consolidation was effected, upon surrender of the certificate or certificates representing the shares. Upon payment of the agreed value, the dissenting shareholder ceases to have any interest in the shares.

         (g) If within the period of thirty (30) days a dissenting shareholder and the surviving or new corporation do not so agree, then either the corporation or the dissenting shareholder may file a petition in any circuit or superior court in the county in Indiana where the principal office of the corporation is located requesting that the court determine the value of the shares. However, the petition must be filed within ninety (90) days after the effective date of the merger or consolidation. Two (2) or more dissenting shareholders may join as plaintiffs or be joined as defendants in the action, and two (2) or more actions may be transferred and consolidated to avoid inconsistent results and promote judicial economy. The jurisdiction of the court is plenary and exclusive.

         (h) The court shall render judgment against the surviving or new corporation for payment of an amount equal to the value of each dissenting share multiplied by the number of dissenting shares that any dissenting shareholder who is a party is entitled to require the surviving or new corporation to purchase. The judgment is payable only upon the endorsement and delivery to the surviving or new corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

         (i) Within twenty (20) days after the merger or consolidation is effected, the shareholder shall submit the certificate or certificates representing the shareholder's shares to the corporation for notation on the certificate or certificates that demand for payment has been made.

The shareholder's failure to do so, at the option of the corporation, terminates the shareholder's rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If shares represented by a certificate on which notation has been so made are transferred, each new certificated issued for those shares shall bear a similar notation together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by the transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the value of the shares. [Acts 1933, ch. 40, ss. 134, p. 176; 1965, ch. 356, ss. 9; P.L. 238-1983,
ss. 9; P.L. 33-1991, ss. 13; P.L. 14-1992, ss. 72; P.L. 262-1995, ss.10.]

                                   APPENDIX C

                        PROFESSIONAL BANK SERVICES, INC.

                           FAIRNESS OPINION AND UPDATE


                                October 20, 1998



Board of Directors
Anderson Community Bank
19 West 10th Street
Anderson, Indiana  46016

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Anderson Community Bank, Anderson, Indiana (the "Company") of the proposed merger of the Company with Pendleton Banking Company, Pendleton, Indiana ("Pendleton"), a wholly-owned subsidiary of First Merchants Corporation, Muncie, Indiana ("FRME"). In the proposed merger, Company shareholders will receive 0.92 FRME common shares or an aggregate of 563,439 FRME common shares for all Company common shares outstanding, as further defined in the Agreement of Reorganization and Merger between FRME, Pendleton and the Company (the "Agreement"). On October 15, 1998, the proposed consideration to be received represents an aggregate value of $19,156,936 or $31.28 per Company common share based on the closing price for FRME common stock of $34.00 per share as quoted on the National Association of Securities Dealers Automated Quotation System.

Professional Bank Services, Inc. ("PBS") is bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company contained in: (i) December 31, 1997, March 31, 1998 and June 30, 1998 Consolidated Reports of Condition and Income filed by the Company with the FDIC; (ii) December 31, 1996 and 1997 audited annual reports of the Company; and (iii) December 31, 1997, March 31, 1998 and June 30, 1998 Uniform Bank Performance Reports of the Company.

Board of Directors
Anderson Community Bank
October 20, 1998
Page 2


We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

For the purposes of this opinion, PBS reviewed and analyzed the historic performance of FRME contained in: (i) December 31, 1995, 1996 and 1997 audited annual reports of FRME; and (ii) June 30, 1997, September 30, 1997, March 31, 1998 and June 30, 1998 unaudited financial data and reports filed on Form 10-K and 10-Q with the Securities and Exchange Commission.

We have not compiled, reviewed or audited the financial statements of the Company or FRME nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or FRME.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                            Very truly yours,



                                            PROFESSIONAL BANK SERVICES, INC.

                             ___________________, 1999



Board of Directors
Anderson Community Bank
19 West 10th Street
Anderson, Indiana  46016

Dear Members of the Board:

To our knowledge, nothing of a material nature has occurred since the issuance of our Fairness Opinion (the "Opinion") to the common shareholders of Anderson Community Bank, Anderson, Indiana (the "Company") dated October 20, 1998, that would cause us to alter or rescind the Opinion. The Opinion is related to the fairness from a financial point of view, to the common shareholders of the Company, regarding the proposed transaction outlined in the Agreement of Reorganization and Merger between First Merchants Corporation, Muncie, Indiana, Pendleton Banking Company, Pendleton, Indiana and the Company.


                                                Very truly yours,



                                                PROFESSIONAL BANK SERVICES, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation provide that the Registrant will indemnify any person who is or was a director, officer, employee or agent of the Registrant or of any other corporation for which he is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred in connection with or resulting from or arising out of any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer, employee or agent of the Registrant is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer, employee or agent will be indemnified only if the Board of Directors of the Registrant or independent legal counsel finds that he has met the standards of conduct set forth above.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following Exhibits are being filed as part of this Registration Statement except those which are incorporated by reference:


Exhibit No.                             Description of Exhibit                                      Form S-4 Page
-----------                             ----------------------                                      -------------
 2.      Agreement of Reorganization and Merger....................................................     (A)

 3.a.    First Merchants Corporation Articles of Incorporation and the
         Articles of Amendment thereto.............................................................     (B)
   b.    First Merchants Corporation Bylaws and amendments thereto.................................     (B)

 5.      Opinion of Bingham Summers Welsh & Spilman (legality).....................................      171

 8.      Opinion of Bingham Summers Welsh & Spilman
         (tax matters).............................................................................      172

10.a.    First Merchants Corporation and First Merchants Bank,
         National Association Management Incentive Plan............................................     (C)
   b.    First Merchants Bank, National Association Unfunded Deferred
         Compensation Plan, as Amended.............................................................     (C)


                                      II-1

   c.    First Merchants Corporation 1989 Stock Option Plan........................................     (D)
   d.    First Merchants Corporation 1994 Stock Option Plan........................................     (E)
   e.    First Merchants Corporation Change of Control Agreements..................................     (F)
   f.    First Merchants Corporation Unfunded Deferred Corporation Plan............................     (F)
   g.    First Merchants Corporation Supplemented Executive Retirement
         Plan and amendments thereto...............................................................     (G)
   h.    Agreement of Reorganization and Merger dated August 20, 1998, between First Merchants Corporation and Jay
         Financial Corporation.....................................................................     176

21.      Subsidiaries of Registrant................................................................     212

23.a.    Consent of Olive, LLP.....................................................................     213
   b.    Consent of Crowe, Chizek and Company LLP..................................................     214
   c.    Consent of Bingham Summers Welsh & Spilman (legality).....................................     (1)
   d.    Consent of Bingham Summers Welsh & Spilman
         (tax matters).............................................................................     (1)
   e.    Consent of Professional Bank Services, Inc................................................     215

24.      Power of Attorney included in "Signatures" section........................................     167

99.      Form of Proxy.............................................................................     216


(b) All schedules are omitted because they are not applicable or not required or because the required information is included in the consolidated financial statements or related notes.

(c)      Fairness opinion furnished as part of prospectus.

(A)      Included as Appendix A to the Prospectus.

(B) Incorporated by reference to Registrant's Quarterly Report Form 10-Q for quarter ended June 30, 1997.

(C) Incorporated by reference to Registrant's Form 10-K for year ended December 31, 1996.

(D) Incorporated by reference to Registrant's Registration Statement on Form S-8 (SEC File No. 33-28901) effective on May 24, 1989.

(E) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1993.

(F) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(G) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1997.

(1)      Included in opinion.

ITEM 22.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (e) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (h) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Muncie, State of Indiana, as of the 31st day of December, 1998.


                                       FIRST MERCHANTS CORPORATION

                                       By: /s/ Stefan S. Anderson
                                          --------------------------------------
                                          Stefan S. Anderson, Chief Executive
                                          Officer

         Each person whose signature appears below constitutes and appoints Stefan S. Anderson and Larry R. Helms and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by First Merchants Corporation pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 31st day of December, 1998 by the following persons in the capacities indicated.

/s/ Stefan S. Anderson
-------------------------------
Stefan S. Anderson                    Chairman of the Board, Chief Executive
                                      Officer and Director (Principal Executive
                                      Officer)

/s/ James L. Thrash
-------------------------------
James L. Thrash                       Senior Vice President and Chief
                                      Financial Officer (Principal Financial
                                      and Accounting Officer)

/s/ Frank A. Bracken
-------------------------------
Frank A. Bracken                      Director

/s/ Thomas B. Clark
-------------------------------
Thomas B. Clark                       Director



/s/ Michael L. Cox
-------------------------------
Michael L. Cox                        Director


/s/ David A. Galliher
-------------------------------
David A. Galliher                     Director


/s/ Norman M. Johnson
-------------------------------
Norman M. Johnson                     Director


/s/ Ted J. Montgomery
-------------------------------
Ted J. Montgomery                     Director


/s/ George A. Sissel
-------------------------------
George A. Sissel                      Director


/s/ Robert M. Smitson
-------------------------------
Robert M. Smitson                     Director


/s/ Michael D. Wickersham
-------------------------------
Michael D. Wickersham                 Director


/s/ John E. Worthen
-------------------------------
John E. Worthen                       Director

                                 EXHIBIT INDEX


(a) The following Exhibits are being filed as part of this Registration Statement except those that are incorporated by reference:


Exhibit No.             Description of Exhibit                                                          Form S-4 Page
-----------             ----------------------                                                          -------------

 2.        Agreement of Reorganization and Merger................................................           (A)

 3.a.      First Merchants Corporation Articles of Incorporation and the
           Articles of Amendment thereto.........................................................           (B)

   b.      First Merchants Corporation Bylaws and amendments thereto.............................           (B)

 5.        Opinion of Bingham Summers Welsh & Spilman (legality).................................           171

 8.        Opinion of Bingham Summers Welsh & Spilman (tax matters)..............................           172

10.a.      First Merchants Corporation and First Merchants Bank,
           National Association Management Incentive Plan........................................           (C)
   b.      First Merchants Bank, National Association Unfunded Deferred
           Compensation Plan, as Amended.........................................................           (C)
   c.      First Merchants Corporation 1989 Stock Option Plan....................................           (D)
   d.      First Merchants Corporation 1994 Stock Option Plan....................................           (E)
   e.      First Merchants Corporation Change of Control Agreements..............................           (F)
   f.      First Merchants Corporation Unfunded Deferred Corporation Plan........................           (F)
   g.      First Merchants Corporation Supplemented Executive Retirement
           Plan and amendments thereto...........................................................           (G)
   h.      Agreement of Reorganization and Merger dated August 20, 1998,
           between First Merchants Corporation and Jay Financial Corporation.....................           176

21.        Subsidiaries of Registrant............................................................           212

23.a.      Consent of Olive, LLP.................................................................           213
   b.      Consent of Crowe, Chizek and Company LLP..............................................           214
   c.      Consent of Bingham Summers Welsh & Spilman (legality).................................           (1)
   d.      Consent of Bingham Summers Welsh & Spilman (tax matters)..............................           (1)
   e.      Consent of Professional Bank Services, Inc............................................           215

24.        Power of Attorney included in "Signatures" section....................................           167


99.        Form of Proxy.........................................................................           216

  (b) All schedules are omitted because they are not applicable or not required or because the required information is included in the consolidated financial statements or related notes.

  (c)      Fairness opinion furnished as part of prospectus.

  (A)      Included as Appendix A to the Prospectus.

  (B)      Incorporated by reference to Registrant's Quarterly Report
           Form 10-Q for quarter ended June 30, 1997.

  (C) Incorporated by reference to Registrant's Form 10-K for year ended December 31, 1996.

  (D)      Incorporated by reference to Registrant's Registration
           Statement on Form S-8 (SEC File No. 33-28901) effective on May 24, 1989.

  (E) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1993.

  (F) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

  (G) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1997.

  (1)      Included in opinion.